                                      2005
                                BRITISH COLUMBIA
                             FINANCIAL AND ECONOMIC
                                     REVIEW



                                  65TH EDITION
                                   (JULY 2005)










                              http://www.gov.bc.ca/



                                     [LOGO]

                                     BRITISH
                                     COLUMBIA

                               Ministry of Finance

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                                                               TABLE OF CONTENTS




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ii                            TABLE OF CONTENTS
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INTRODUCTION ...............................................................  1
   General Description of the Province .....................................  2
     Geography .............................................................  2
     Physiography ..........................................................  2
     Climate and Vegetation ................................................  3
     Population ............................................................  3

CHAPTER ONE -- ECONOMIC REVIEW .............................................  5
   2004 Overview ...........................................................  6
   External Environment ....................................................  6
     United States Economy .................................................  6
     Canadian Economy ......................................................  7
     International Economy .................................................  7
     Financial Markets .....................................................  8
   British Columbia Economy ................................................  9
     Exports ............................................................... 10
     Population ............................................................ 11
     Labour and Income Developments ........................................ 12
     Prices and Wages ...................................................... 13
     Consumer Expenditure and Housing ...................................... 14
   Industrial Structure and Performance .................................... 14
     High Tech ............................................................. 15
     Tourism ............................................................... 16
   Revitalizing the Economy ................................................ 17
     Deregulation .......................................................... 17
     Transportation Infrastructure Plan .................................... 18
     Forestry Policy Reform ................................................ 18
     Energy Plan ........................................................... 18
     Oil and Gas ........................................................... 19
     Competitive Tax Regime ................................................ 19
   Conclusion .............................................................. 19

   CHARTS
     1.1  Canada and British Columbia economic growth ......................  6
     1.2  External economic growth .........................................  7
     1.3  Canadian dollar ..................................................  8
     1.4  British Columbia real GDP by component ...........................  9
     1.5  Export shares by market, 2003 and 2004 ........................... 10
     1.6  Key commodity prices ............................................. 11
     1.7  British Columbia population by age and sex, 2004 ................. 12
     1.8  Building permits by activity ..................................... 14
     1.9  Service industries in British Columbia ........................... 15
     1.10 Trends in high technology sector in British Columbia ............. 16
     1.11 British Columbia Tourism industry ................................ 16
     1.12 Visitor entries from Asia ........................................ 17
     Map 1.1  Net interprovincial and international migration in BC, 2004 .. 12
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                             TABLE OF CONTENTS                               iii
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   TABLES
     1.1 British Columbia Population and Labour Market Statistics .......... 13
     1.2 Price and Earnings Indices ........................................ 13

APPENDIX 1 -- ECONOMIC REVIEW .............................................. 21

   TABLES
     A1.1A Aggregate and Labour Market Indicators .......................... 22
     A1.1B Prices, Earnings and Financial Indicators ....................... 23
     A1.1C Other Indicators ................................................ 24
     A1.1D Commodity Indicators ............................................ 25
     A1.2  British Columbia Real GDP at Market Prices, Expenditure Based ... 26
     A1.3  British Columbia GDP at Basic Prices, by Industry ............... 26
     A1.4  British Columbia GDP, Income Based .............................. 27
     A1.5  Employment by Industry in British Columbia ...................... 28
     A1.6  Capital Investment by Industry .................................. 29
     A1.7  British Columbia International Goods Exports by Major Market and
           Selected Commodities, 2004 ...................................... 30
     A1.8  British Columbia International Goods Exports by Market Area, 2004 31
     A1.9  Historical Commodity Prices (in U.S. Dollars) ................... 32
     A1.10 British Columbia Forest Sector Economic Activity Indicators ..... 33
     A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments  34
     A1.12 Petroleum and Natural Gas Activity Indicators ................... 34
     A1.13 Supply and Consumption of Electrical Energy in British Columbia . 35
     A1.14 British Columbia High-Technology Sector Activity ................ 36

CHAPTER TWO -- FINANCIAL REVIEW ............................................ 37
   2004/05 Overview ........................................................ 38
   Revenue ................................................................. 41
   Commercial Crown Corporation Income ..................................... 46
   Expense ................................................................. 48
     Consolidated Revenue Fund Expense ..................................... 48
     Other Expenses ........................................................ 50
   Full-Time Equivalents (FTEs) ............................................ 55
   Provincial Capital Spending ............................................. 55
   Provincial Debt ......................................................... 59
     Taxpayer-supported Debt ............................................... 60
     Self-supported Debt ................................................... 61
   Statement of Financial Position ......................................... 62
   Credit Rating ........................................................... 68
   Debt Indicators ......................................................... 68

   TOPIC BOXES
     Changes in the Equalization Revenue System ............................ 45
     Impact of Including the SUCH Sector on the Summary Statements ......... 52
     Review of the Province's Financial Condition .......................... 64
     Provincial Credit Ratings ............................................. 70
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iv                             TABLE OF CONTENTS
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   CHARTS
     2.1 2004/05 Surplus - Major Changes from Budget ....................... 39
     2.2 Revenue Changes from Budget ....................................... 41
     2.3 Capital Spending, 2004/05 ......................................... 56
     2.4 Provincial Debt Components ........................................ 59
     2.5 Statement of Financial Position ................................... 62
     2.6 2004/05 Changes in Financial Position ............................. 63

   TABLES
     2.1 Operating Statement ............................................... 38
     2.2 Operating Statement - Changes from BUDGET 2004 .................... 40
     2.3 Revenue by Source ................................................. 42
     2.4 Expense by Ministry, Program and Agency ........................... 43
     2.5 Priority Initiatives Funded Through SUPPLEMENTARY ESTIMATES ....... 49
     2.6 Pressures Allocated to Contingencies .............................. 50
     2.7 Full-Time Equivalents (FTEs) Utilization .......................... 55
     2.8 Capital Spending .................................................. 56
     2.9 Capital Spending - Changes from BUDGET 2004 ....................... 57
     2.10 2004/05 Capital Expenditure Projects Greater Than $50 Million .... 58
     2.11 Provincial Debt Summary .......................................... 59
     2.12 Debt - Changes from BUDGET 2004 .................................. 60
     2.13 Reconciliation of Summary Surplus to Debt Decrease - 2004/05 ..... 61
     2.14 Net Liabilities and Accumulated Deficit .......................... 62
     2.15 Key Debt Indicators - 2000/01 to 2004/05 ......................... 69

APPENDIX 2 -- FINANCIAL REVIEW ............................................. 71
  Government's Financial Statements ........................................ 72
     Government Reporting Entity ........................................... 72
     Compliance with GAAP .................................................. 72
     Financial Statement Presentation ...................................... 73
  The Annual Financial Cycle ............................................... 74
  Unfunded Pension Liabilities ............................................. 76
  Adjustments to the Accumulated Deficit ................................... 77
  Supplementary Schedules .................................................. 78

  CHARTS
       A2.1 Changes in Accounting Presentation ............................. 73
       A2.2 Financial Planning and Reporting Cycle Overview ................ 75

  TABLES
       A2.1  Pension Plan Balances ......................................... 76
       A2.2  Summary of Changes in Accumulated Deficit from the
             2004/05 PUBLIC ACCOUNTS Reported Balance ...................... 77
       A2.3  Operating Statement Update Since the Third QUARTERLY REPORT ... 79
       A2.4  Operating Statement - 2000/01 to 2004/05 ...................... 80
       A2.5  Statement of Financial Position - 2000/01 to 2004/05 .......... 81
       A2.5a Changes in Financial Position - 2000/01 to 2004/05 ............ 81
       A2.6  Revenue by Source - 2000/01 to 2004/05 ........................ 82
       A2.7  Five-Year Revenue by Source - Supplementary Information ....... 83
       A2.8  Expense by Function - 2000/01 to 2004/05 ...................... 84
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                               TABLE OF CONTENTS                              v
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       A2.9  Five-Year Expense by Function - Supplementary Information ..... 85
       A2.10 Taxpayer-supported Entity Operating Statements -
             2000/01 to 2004/05 ............................................ 86
       A2.11 British Columbia Hydro and Power Authority Five-Year
             Income Statement .............................................. 89
       A2.12 Liquor Distribution Branch Five-Year Income Statement ......... 89
       A2.13 British Columbia Lottery Corporation Five-Year Income Statement 89 A2.14 British Columbia Railway Company Five-Year Income Statement ... 90 A2.15 Insurance Corporation of British Columbia Five-Year
             Income Statement .............................................. 90
       A2.16 Full-Time Equivalents (FTEs) 2000/01 to 2004/05 ............... 91
       A2.17 Capital Spending - 2000/01 to 2004/05 ......................... 91
       A2.18 Five-Year Provincial Debt Summary ............................. 92
       A2.19 Five-Year Provincial Debt Summary - Supplementary Information . 93 A2.20 Capital Spending and Debt Update Since the Third QUARTERLY
             REPORT ........................................................ 94
       A2.21 Historical Operating Statement Surplus (Deficit) .............. 95
       A2.22 Historical Revenue by Source - Consolidated Revenue Fund ...... 96
       A2.23 Historical Expense by Function - Consolidated Revenue Fund .... 97
       A2.24 Historical Provincial Debt Summary ............................ 98
       A2.25 Provincial Taxes (as of June 2005) ............................ 99
       A2.26 Interprovincial Comparisons of Tax Rates - 2005 ...............102
       A2.27 Summary of Major Tax Changes Announced in 2005 ................103

APPENDIX 3 -- CONSTITUTIONAL FRAMEWORK .....................................105
   Constitutional Framework ................................................106
   Provincial Government ...................................................106
     Legislature ...........................................................106
     Executive .............................................................107
     Judiciary .............................................................107
     Provincial Government Jurisdiction ....................................108
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                                  Introduction



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2                                INTRODUCTION
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GENERAL DESCRIPTION OF THE PROVINCE

British Columbia is located on Canada's Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada's third largest province and comprises 9.5 per cent of the country's total land area.

GEOGRAPHY

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC's 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land,
1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

PHYSIOGRAPHY

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent's Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and the Queen Charlotte Islands. These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior's water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC's major rivers, including the Peace, Columbia and Fraser.

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INTRODUCTION                                                                   3
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CLIMATE AND VEGETATION

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada's longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

BC's interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

POPULATION

British Columbia is the third largest Canadian province in terms of population, which was estimated at 4.2 million persons or about 13 per cent of Canadians on July 1, 2004. British Columbia's population grew at an average annual compound rate of 1.0 per cent between 1996 and 2004, slightly faster than the growth of the Canadian population as a whole.

Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in British Columbia and was the third largest metropolitan area in Canada with a population of 2,132,824 persons in 2004. Victoria, the capital of British Columbia, is located on Vancouver Island and its regional district had a population of 346,522 persons in 2004.


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                                Chapter One
                                Economic Review(1)

















-------------------
(1)  Reflects information available as of June 1, 2005.

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6                          CHAPTER 1 - ECONOMIC REVIEW
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 2004 OVERVIEW

 The British Columbia economy expanded by 3.9 per cent in 2004, after growing
 2.5 per cent in 2003. The goods-producing sector outperformed the service sector due in large part to robust international demand for BC resources. Wood product manufacturing and residential building construction contributed more to the growth of the economy than any other industry.

             CHART 1.1 CANADA AND BRITISH COLUMBIA ECONOMIC GROWTH


                                    [CHART]


 Source: Statistics Canada; April 2005

 Consumer spending on goods and services was strong in 2004. The housing sector also recorded another dramatic increase, propelled by continued low mortgage rates and high demand. The number of people employed in the province rose faster than the size of the labour force and as a result the unemployment rate fell to 7.2 per cent.

EXTERNAL ENVIRONMENT

 The global economy was very strong in 2004, growing at 5.1 per cent overall. The US economy was robust throughout the year, posting annual growth of 4.4 per cent. Developing countries expanded at a rate of 7.2 per cent in 2004, with countries such as China, Singapore, Hong Kong and India leading the world in growth.

UNITED STATES ECONOMY

 Economic developments in the United States during 2004 suggested the underlying momentum remained strong. The economy expanded by 4.4 per cent, supported by continued robust advances in household spending and strong business investment. Labour market conditions improved significantly overall and the unemployment rate fell 0.5 percentage points to 5.5 per cent.

 The growing US trade deficit continued to affect the US current account balance in 2004. Real imports of goods and services expanded at a faster rate than exports and the trade deficit reached a record $618 billion in 2004. The growing current account and government deficits put downward pressure on the US dollar.

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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

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                          CHAPTER 1 - ECONOMIC REVIEW                          7
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CANADIAN ECONOMY

In Canada, real GDP advanced 2.8 per cent in 2004, up from the 2.0 per cent growth in the previous year. Final domestic demand increased 3.9 per cent, after rising 3.6 per cent in 2003. Economic growth slowed towards the end of the year, after picking up momentum in the second quarter.

Exports rose 5.0 per cent despite the continued strength in the Canadian dollar, and imports expanded by 8.1 per cent.

Nominal corporate profits surged 18.7 per cent during the year. This helped real business investment expand 6.9 per cent with big gains in residential and machinery and equipment investment.

Employment growth in Canada slowed to 1.8 per cent in 2004, compared to 2.4 and
2.3 per cent in 2002 and 2003 respectively. The construction sector hosted many of the new jobs during the year, while the manufacturing sector continued to be a point of weakness for employment.

Low interest rates and robust demand continued to drive the housing market in 2004, as the number of new housing starts expanded 6.9 per cent over the previous year's level. Retail sales increased 4.7 per cent, with much of the strength in furniture and home improvement stores. The slow pace of auto sales continued to hinder retail trade growth.

INTERNATIONAL ECONOMY

Overseas, economic conditions improved in Japan during the first half of the year, but slowed during the second. Japanese real GDP rose 3.6 per cent in 2004, its best performance in several years.

Elsewhere, the European economy expanded at 1.7 per cent. Despite the overall weakness in the European economy, the rate of expansion still improved upon the previous two years.

                       CHART 1.2 EXTERNAL ECONOMIC GROWTH


                                    [CHART]



Source: International Monetary Fund; Global Insight

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8                         CHAPTER 1 - ECONOMIC REVIEW

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The International Monetary Fund estimates that world growth in real gross domestic product rose from 4.0 per cent in 2003 to 5.1 per cent in 2004. Rapidly expanding Asian economies are the leading cause for the high growth rate. China's economy grew by a vigorous 9.5 per cent in 2004, after expanding by 9.3 per cent in 2003. Economic growth in India came in at 7.3 per cent in 2004, and the Commonwealth of Independent States expanded by 8.2 per cent over the year.(2)

FINANCIAL MARKETS

The Bank of Canada's overnight target rate fell from 2.50 to 2.00 through the first quarter of the year, stayed steady through the second and third quarters, then rose back up to 2.50 during the last quarter. The US federal funds target rate was held at its historical low of 1.00 per cent through the first half of 2004, then increased steadily through the last half, ending the year at 2.25 per cent.

The steady upward movement in US interest rates during the second half of the year reflected the Fed's improved views on labour markets and economic activity, and their stance on keeping inflation contained.

The value of the Canadian dollar continued to rise against a weakening US dollar throughout 2004. The loonie averaged 76.8 cents US last year, up 5.5 cents US from 2003. In November of 2004, the Canadian dollar noon-rate peaked at 84.9 cents US.


CHART 1.3  CANADIAN DOLLAR



                                    [CHART]

Source: Bank of Canada

(2) The Commonwealth of Independent States includes Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

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                          CHAPTER 1 - ECONOMIC REVIEW                          9
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BRITISH COLUMBIA ECONOMY

The British Columbia economy grew 3.9 per cent in constant dollar terms in 2004, following a 2.5 per cent increase in 2003. The strength in 2004 was observed in both BC's domestic and export markets.


CHART 1.4  BRITISH COLUMBIA REAL GDP BY COMPONENT



                                    [CHART]


Source: Statistics Canada

Real consumer spending was strong in 2004 with a sizable rise in the demand for goods, and continued strong demand for services. Residential investment expanded at 14.8 per cent for the second consecutive year, with annual housing starts increasing 25.8 per cent over the level observed in 2003.

With another surge in residential construction, strong foreign demand for BC wood products and high lumber prices, the province's wood product manufacturers had an exceptional year. The nominal value of shipments of BC wood products rose by 31.3 per cent to a total $13.0 billion. Overall, BC manufacturing shipments grew by 13.5 per cent to a record $42.2 billion in 2004.

Total employment rose 2.3 per cent while the labour force expanded by 1.3 per cent in 2004. This caused the annual unemployment rate to fall from 8.0 to 7.2 per cent.

Real business investment soared 11.7 per cent in 2004, due to a 14.8 per cent increase in residential construction and a 20.0 per cent surge in machinery and equipment investment. Despite exports rebounding to 4.9 per cent growth after weak 0.3 per cent growth the year before, imports continued to expand at a faster rate, which caused a further decline in BC's trade balance. The sharp rise in machinery and equipment investment led to some of the rise in imports due to capital purchases from other provinces and countries. Most of the expansion in government investment was due to infrastructure projects in the utilities and education sectors.


--------------
(3) GDP estimates are based on Statistics Canada's preliminary Provincial Accounts for 2004, released in April 2005. Further information on British Columbia's economic performance will be released in November 2005, when Statistics Canada releases revised GDP data for 2004 and previous years.


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10                          CHAPTER 1 - ECONOMIC REVIEW
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Investment figures for 2004 include spending on major capital projects across the province including:


     o   SFU's Surrey Central City Campus;

     o   UBC's Life Sciences Centre;

     o   Abbotsford Regional Hospital and Cancer Centre;

     o   Sea-to-Sky Highway;

     o   Brilliant Dam power expansion;

     o   Vancouver convention centre expansion project.


EXPORTS

The value of BC's current dollar foreign merchandise exports rose 10.1 per cent in 2004. Exports to the US, the province's largest trading partner, increased
7.1 per cent, largely due to a rebound in the value of forestry exports. The value of exports to Japan rose 4.2 per cent, recovering from a 5.4 per cent drop in 2003. Exports to the Pacific Rim, excluding Japan, surged 27.4 per cent led by rapid growth in the value exports to China and Hong Kong. Exports to other Asian countries such as India and South Korea also saw significant gains during the year. Exports to Western Europe also rose 16.1 per cent. Appendix Table A1.7 provides further detail on exports by major market and commodity.

As a result, the US was the destination of a slightly smaller share of British Columbia exports in 2004, accounting for 64.8 per cent. Japan's share fell from
12.9 to 12.2 per cent. The Pacific Rim (excluding Japan; including China, Hong Kong, India, Taiwan, South Korea, etc) received 12.1 per cent of BC's exports, up from 10.5 per cent in 2003 (see Chart 1.5).

CHART 1.5 EXPORT SHARES BY MARKET, 2003 AND 2004


                                    [CHART]


Source: BC Stats

Strong external demand and high commodity prices were the main reasons for the boost in the value of exports in 2004. The high value of the Canadian dollar put some downward pressure on exports, but not enough to restrain the expansion led by demand and prices.


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

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                          CHAPTER 1 - ECONOMIC REVIEW                         11
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CHART 1.6 KEY COMMODITY PRICES


                                    [CHART]


Source: Madison's Lumber Reporter and Ministry of Energy and Mines

Current dollar metallic mineral product exports surged by 36.6 per cent to $2.1 billion in 2004, which more than offset a 6.8 per cent drop in energy exports. The value of wood product exports rose 22.1 per cent to $10.1 billion, while pulp and paper exports increased 5.8 per cent to $5.0 billon. The key forest product prices increased significantly in 2004:


     o Lumber prices averaged $394 U.S. per thousand board feet in 2004, up significantly from $270 U.S. in 2003.

     o Pulp prices averaged $616 U.S. per tonne in 2004, up from $523 U.S. in the previous year.

     o Newsprint prices also rose, averaging $549 U.S. per tonne, compared to $501 U.S. per tonne in 2003.

POPULATION

Historically, British Columbia's population has grown faster than Canada's due to net inflows of people from the rest of the country and a large number of immigrants from other countries. Between 1998 and 2002 however, the province's population growth slowed due to a net outflow of people to other parts of Canada. This trend was brought to an end in 2003, as BC gained 3,747 net migrants from other provinces. This continued in 2004, with an additional 7,080 interprovincial migrants. Including international migration, British Columbia welcomed 35,556 net migrants into the province in 2004.


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12                          CHAPTER 1 - ECONOMIC REVIEW
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      MAP 1.1 NET INTERPROVINCIAL AND INTERNATIONAL MIGRATION IN BC, 2004


                                    [CHART]


Source: Statistics Canada


British Columbia's population is continuing to age. The baby boom generation is currently between their early 40s and late 50s (see chart 1.7). Over the next several years there will be a significant increase in the portion of the population that is retired. The bust generation (born from a period of lower birth rates) is currently in their mid 20s to early 30s, with the baby boom echo generation around 20 years old right now.


           CHART 1.7 BRITISH COLUMBIA POPULATION BY AGE AND SEX, 2004


                                    [CHART]


Source: BC Stats and Statistics Canada

LABOUR AND INCOME DEVELOPMENTS

Annual average employment rose by 2.3 per cent, or 45,500 jobs, in 2004. Overall employment in goods-producing industries rose by 4.7 per cent, or 19,300 jobs. The number of people employed in the construction sector rose by 24,300 jobs, or
20.7 per cent. The manufacturing industry expanded by 2,700 jobs, or 1.3 per cent. These gains were partially offset by job losses in the primary industries, with the forestry industry accounting for the biggest decline with 6,100 fewer jobs than in 2003.


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                          CHAPTER 1 - ECONOMIC REVIEW                         13
--------------------------------------------------------------------------------

Overall employment in the service industries grew 1.6 per cent in 2004. The accommodation and food service industry added a considerable number of jobs to the economy, employing an additional 12,900 people compared to 2003. The number of people employed in finance, insurance and real estate rose by 4.1 per cent, or 5,200 positions over the year. The most significant job loss on the service side occurred in the education and wholesale trade sectors (see table A1.5 for more details).

The provincial labour force expanded by 1.3 per cent in 2004 after 2.2 per cent growth the year before.


-------------------------------------------------------------------------------
       TABLE 1.1 BRITISH COLUMBIA POPULATION AND LABOUR MARKET STATISTICS
-------------------------------------------------------------------------------

                            Units             2000     2001    2002     2003     2004

Population (as at July 1) (thousands)        4,039    4,078   4,115    4,152    4,196
                          (% change)           0.7      1.0     0.9      0.9      1.1

Net Migration
     International        (persons)         29,266   35,978  28,321   27,913   28,476
     Interprovincial      (persons)        -14,783   -7,278  -5,216    3,747    7,080

Labour Force              (thousands)        2,079    2,082   2,144    2,191    2,219
                          (% change)           0.7      0.1     3.0      2.2      1.3

Employment (thousands)                       1,930    1,922   1,960    2,014    2,060
         (% change)                            1.9     -0.4     2.0      2.8      2.3

Unemployment Rate            (%)               7.2      7.7     8.6      8.0      7.2

--------------------------------------------------------------------------------
Source: Statistics Canada

PRICES AND WAGES

The British Columbia Consumer Price Index (CPI) increased by 2.0 per cent in 2004 after rising by 2.1 per cent in 2003. Tuition costs increased the most of the index's categories, rising an average 21.1 per cent in 2004 following the
23.1 per cent hike in 2003. Gasoline prices were up 10.6 per cent, and homeowners saw an average 15.5 per cent increase in homeowner's insurance premiums in 2004.


-------------------------------------------------------------------------------
TABLE 1.2 PRICE AND EARNINGS INDICES
-------------------------------------------------------------------------------

                                  Units           2000      2001      2002       2003      2004

   Consumer Price Index         (1992=100)       113.3     115.2     117.9      120.4     122.8
   (British Columbia)           (% change)         1.9       1.7       2.3        2.1       2.0

   Average weekly earnings         ($)           638.7     648.1     668.2      683.8     686.6
                                (% change)         1.9       1.5       3.1        2.3       0.4

   Labour income               ($ millions)     68,369    70,044    72,790     75,141    78,509
                                (% change)         6.8       2.4       3.9        3.2       4.5

   Personal income             ($ millions)    107,624   110,066   113,021    116,125   120,907
                                (% change)         6.1       2.3       2.7        2.7       4.1

   Corporate profits (pre-tax) ($ millions)     11,596    11,767    11,300     12,568    16,703
                                (% change)        24.6       1.5      -4.0       11.2      32.9

--------------------------------------------------------------------------------
Source: Statistics Canada


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14                          CHAPTER 1 - ECONOMIC REVIEW
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Wages, salaries and supplementary labour income increased 4.5 per cent in 2004, reflecting employment growth, and increases in average weekly earnings. This led to an increase in total personal income of 4.1 per cent. Corporate profits had a strong boost in 2004, rising 32.9 per cent due in part to high demand and prices for BC resources.

CONSUMER EXPENDITURE AND HOUSING

Real consumer spending picked up to a 4.1 per cent growth rate through the year due to strong demand in both the goods and services sectors. Growth in the goods side was bolstered by the total value of retail sales rising 6.3 per cent in 2004, more than double the pace observed in 2003.

Housing starts soared in the province through the year as demand rose and mortgage interest rates remained at historical lows. For 2004, housing starts totaled 32,925 units, a 25.8 per cent increase from 2003.

As a result of the strong housing market, the value of residential building permits rose 30.0 per cent to $5.9 billion. The continued housing sector boom resulted from a combination of several factors. Another year of strong employment growth, very low mortgage rates, the scarcity of dwellings available for rent or sale together created exceptional conditions that attracted consumers to the new home market. The value of non-residential building permits also rose 10.1 per cent to $2.1 billion.


                     CHART 1.8 BUILDING PERMITS BY ACTIVITY


                                    [CHART]


Source: Statistics Canada


INDUSTRIAL STRUCTURE AND PERFORMANCE

The province's rich endowment of natural resources and their development historically formed the backbone of British Columbia's economic structure. In the past, the economy was largely based on primary and secondary forest production. Other natural resource sectors, such as agriculture, mining (including oil and gas) and fishing (including aquaculture) also contributed significantly.


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                          CHAPTER 1 - ECONOMIC REVIEW                         15
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With abundant natural resource-based products and a population too small to support local production of a full range of manufactured goods and associated services, the province specialized in certain sectors, relying heavily on international and interprovincial trade for the exchange of goods and services. This meant that economic activity in many sectors was sensitive to developments in world markets and fluctuations in international commodity prices.

In recent years, a more diversified economy emerged, supported by many non-resource activities such as film, tourism, high-technology industries including software and biotechnology, and other value-added industries. The British Columbia economy matured into a more broadly based structure that became less vulnerable to changes in international markets for natural resources.

In 2004, growth in the goods-based sectors outpaced the services side. The forestry and logging industry expanded 15.9 per cent with strong foreign demand and high commodity prices. GDP in the construction sector grew 8.6 per cent in 2004, largely driven by a surge in residential construction. The manufacturing sector also saw strong growth in the year, with real GDP rising 7.8 per cent over the level achieved in 2003 (see Table A1.3 for further detail).

Service-producing industries still generated about three quarters of the total provincial gross domestic product in 2004. Industries within the service sector include: transportation, communications and storage; wholesale and retail trade; finance, insurance and real estate; community, business and personal services; and public administration and defense.

                       CHART 1.9 SERVICE INDUSTRIES IN BC


                                    [CHART]


Source: Statistics Canada

HIGH TECH

The high technology sector is a leading performer in British Columbia's economy, outperforming other sectors in revenue, employment, and wage and salary growth in most years. The global meltdown in high tech in 2001 also affected British Columbia's high technology industries. The sector has been recovering from the slowdown, with stronger growth in both 2003 and 2004.


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16                         CHAPTER 1 - ECONOMIC REVIEW
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Real GDP generated by the high tech sector rose by 3.5 per cent in 2004 to $3.7 billion, compared to 3.9 per cent growth for the provincial economy as a whole. Revenues expanded by 5.3 per cent, and wages and salaries were up 2.7 per cent. The total number of people working in the province's high tech sector increased slightly to 45,038 jobs in 2004 (see Table A1.14 for further detail).

               CHART 1.10 TRENDS IN HIGH TECHNOLOGY SECTOR IN BC

                                    [CHART]

Source: BC Stats

TOURISM

The tourism industry was hit hard in 2003 from the rapid appreciation of the Canadian dollar and other shocks (such as forest fires and SARS) that kept travelers away. The number of visitors entering the province in 2004 rose 1.5 per cent, marking the first increase in entries since 2000. Total room revenues increased by 7.1 per cent over the year.

                         CHART 1.11 BC TOURISM INDUSTRY


                                    [CHART]


Source: BC Stats


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                          CHAPTER 1 - ECONOMIC REVIEW                         17
--------------------------------------------------------------------------------

 The number of visitors from Asia suffered a significant decline in 2003 following the SARS outbreak. However, visitor entries from Asia swiftly rebounded, rising 23.9 per cent in 2004.

                      CHART 1.12 VISITOR ENTRIES FROM ASIA


                                    [CHART]


Sources: Statistics Canada, BC Stats

REVITALIZING THE ECONOMY

British Columbia is committed to building a strong and vibrant economy characterized by new investment, new job opportunities and a higher standard of living for British Columbians. Some aspects of the strategy that have been implemented are discussed in this section.

DEREGULATION

As part of the deregulation initiative, more than 143,000 net regulatory requirements were eliminated between June 2001 and June 2004, providing greater flexibility and making the province an attractive location to do business.

The province is already reaping the benefits of deregulation. Key achievements include:


     o Streamlined liquor licensing and related administration to improve public safety and reduce red tape for businesses;

     o Amended the Workers' Compensation Act to be more flexible and responsive to the needs of workers and employers;

     o Reviewed over 3,000 fees and licenses across government, many affecting small businesses. Forty-three per cent have been eliminated, consolidated or devolved;

     o Introduced a new Securities Act to replace the existing overly prescriptive securities law requirements with a more streamlined and results-based approach to securities regulation;


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18                          CHAPTER 1 - ECONOMIC REVIEW
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     o    Modernized and streamlined real estate legislation that will ensure that the real estate sector can more quickly respond to changes in the marketplace in order to serve consumers better; and

     o Passed a new BC Safety Act that modernized the BC safety system by streamlining its regulatory environment and reducing the number of regulations, creating flexibility to achieve safety objectives at lower costs.

TRANSPORTATION INFRASTRUCTURE PLAN

The government continues to make progress on last year's multi-year transportation infrastructure plan. Major capital projects are underway across the province.

An effective highway system is reliable and allows goods and services to move through the province efficiently. Rehabilitation, such as repaving, extends the life of our existing provincial highways and bridges and keeps maintenance costs to reasonable levels.

The government is presently engaged in several infrastructure capital projects including the SEA TO SKY highway improvement project, the Okanagan Lake Bridge and oil and gas roads in Northeastern BC.

FORESTRY POLICY REFORM

The forest industry remains a cornerstone of the British Columbia economy. In 2003, legislation was passed that fundamentally changed the way the forest sector is managed. These changes include the reallocation of timber rights and market-based policy reforms to forest tenure and revenue administration. The objective is to create a more competitive, dynamic forest industry that will contribute sustainable well-paying jobs to BC's economy.

Progress was made in moving to a market-based stumpage system with the launch of market-based pricing in the coastal region on February 29, 2004. The Forest and Range Practices Act and its regulations were brought into force on January 31, 2004. The Act creates a streamlined, science-based, results-oriented regulatory approach to conserve forest and range resources, protect human health and key habitats and to ensure effective enforcement.

To address the mountain pine beetle epidemic in British Columbia, the Chief Forester increased the Allowable Annual Cut by 4.9 million cubic meters in the Price George, Lakes and Quesnel timber supply areas.

ENERGY PLAN

In 2003 the government unveiled a new energy plan designed to capitalize on BC's competitive advantage in energy. The plan set out to ensure continued low electricity rates and public ownership of BC Hydro, secure and reliable energy supply, more private sector opportunities and environmental responsibility and no nuclear power sources.

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                          CHAPTER 1 - ECONOMIC REVIEW                         19
--------------------------------------------------------------------------------

The government is developing an Alternative Energy Strategy to complement the Energy Plan. The strategy will embody initiatives to advance emerging new energy resources, encourage innovation in energy technology and continue BC's leadership in energy efficiency and conservation.

OIL AND GAS

BC's potential oil and gas reserves are immense. In May 2003, the government announced the Oil and Gas Development Strategy to promote all-season oil and gas activity, attract industry investment, and generate revenue. During 2004, there was an increase in both natural gas production and the number of wells drilled, and the government is working towards infrastructure initiatives such as the Alaska Highway Gas Pipeline and the development of an oil pipeline from Edmonton to the mid-coast of BC.


COMPETITIVE TAX REGIME

Beginning in 2001, the government initiated various changes to ensure BC's tax regime was competitive. After cutting personal income taxes by 25 per cent, the tax levels for British Columbia families are among the lowest in the country.

A substantial investment has also been made in restoring BC's business tax climate. The province's ability to attract and retain investment has dramatically improved due to a lower corporate income tax rate, the elimination of the general corporation capital tax, a sales tax exemption for production machinery and equipment, and sector specific tax reductions.

CONCLUSION

British Columbia's economy grew 3.9 per cent in 2004, due to robust growth in both the domestic and external markets. The goods-producing industries outperformed the service-producing industries with strong demand for BC resources and high commodity prices. Wood product manufacturing and residential building construction led BC's economic growth in 2004. Real business investment jumped 11.7 per cent due to gains in both residential and machinery and equipment investment.

The number of people employed in the province rose 2.3 per cent in 2004, marking another strong year for jobs in BC. The province's annual unemployment rate dropped to 7.2 per cent, matching the Canadian rate, after being higher than the national average for the previous six years.

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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                                APPENDIX 1
                                ECONOMIC REVIEW

22                      APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.1A  AGGREGATE AND LABOUR MARKET INDICATORS

------------------------------------------------------------------------------------------------------------------------------------
                     Nominal                       Personal       Capital      Business                               Unemployment
    Population(1)      GDP         Real GDP         income      investment  incorporations  Labour force   Employment     rate
     (thousands)  ($ millions) ($1997 millions)  ($ millions)  ($ millions)    (number)      (thousands)  (thousands)  (per cent)
------------------------------------------------------------------------------------------------------------------------------------
1991...  3,373         81,849        95,897         75,336        17,370        18,528          1,749         1,574       10.0
1992...  3,468         87,242        98,373         78,610        17,979        20,406          1,800         1,616       10.2
1993...  3,567         94,077       102,770         81,914        18,875        22,955          1,848         1,669        9.7
1994...  3,676        100,512       105,669         85,703        21,353        25,774          1,920         1,745        9.1
1995...  3,777        105,670       108,194         90,056        20,591        23,846          1,952         1,786        8.5
1996...  3,874        108,865       110,857         92,661        19,408        22,848          1,987         1,813        8.7
1997...  3,949        114,383       114,383         95,925        22,552        22,958          2,026         1,854        8.5
1998...  3,983        115,641       115,883         98,135        20,819        20,759          2,034         1,854        8.9
1999...  4,011        120,921       119,604        101,465        21,152        21,009          2,064         1,893        8.3
2000...  4,039        131,333       125,145        107,624        21,799        21,515          2,079         1,930        7.2
2001...  4,078        134,060       126,229        110,066        23,414        19,749          2,082         1,922        7.7
2002...  4,115        138,368       130,391        113,021        23,732        21,262          2,144         1,960        8.6
2003...  4,152        145,500       133,600        116,125        25,434        23,243          2,191         2,014        8.0
2004...  4,196        156,481       138,783        120,907        29,140        25,428          2,219         2,060        7.2
------------------------------------------------------------------------------------------------------------------------------------

                     Nominal                    Personal       Capital      Business                                  Unemployment
      Population(1)    GDP        Real GDP       income      investment  incorporations  Labour force   Employment        rate
      (% change)   ($ change)    (% change)    (% change)    (% change)    (% change)     (% change)    (% change)      (change)
------------------------------------------------------------------------------------------------------------------------------------
1992...    2.8         6.6           2.6           4.3           3.5          10.1             2.9           2.7           0.2
1993...    2.9         7.8           4.5           4.2           5.0          12.5             2.7           3.2          -0.5
1994...    3.0         6.8           2.8           4.6          13.1          12.3             3.9           4.6          -0.6
1995...    2.8         5.1           2.4           5.1          -3.6          -7.5             1.7           2.4          -0.6
1996...    2.6         3.0           2.5           2.9          -5.7          -4.2             1.8           1.5           0.2
1997...    1.9         5.1           3.2           3.5          16.2           0.5             2.0           2.2          -0.2
1998...    0.9         1.1           1.3           2.3          -7.7          -9.6             0.4           0.0           0.4
1999...    0.7         4.6           3.2           3.4           1.6           1.2             1.5           2.1          -0.6
2000...    0.7         8.6           4.6           6.1           3.1           2.4             0.7           1.9          -1.1
2001...    1.0         2.1           0.9           2.3           7.4          -8.2             0.1          -0.4           0.5
2002...    0.9         3.2           3.3           2.7           1.4           7.7             3.0           2.0           0.9
2003...    0.9         5.2           2.5           2.7           7.2           9.3             2.2           2.8          -0.6
2004...    1.1         7.5           3.9           4.1          14.6           9.4             1.3           2.3          -0.8
------------------------------------------------------------------------------------------------------------------------------------

(1) As at July 1. Data take into account adjustments made for net census undercount in 1991 and 1996, and non-permanent residents.

(2)  Data prior to 1997 are not available.

(3) Retail sales data have been revised from 1991 to 2004 and are now classified under the North American Industry Classification System (NAICS 2002).

(4)  Data prior to 1998 not available.

(5)  Data prior to 1993 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                      APPENDIX 1 - ECONOMIC REVIEW                           23
--------------------------------------------------------------------------------

TABLE A1.1B  PRICES, EARNINGS AND FINANCIAL INDICATORS
------------------------------------------------------------------------------------------------------------------------------------
                                     Average                  Personal                                                 Conventional
        Consumer        Vancouver     weekly      Labour       income        PDI          Prime         Can/US       (5 yr) mortgage
       price index        CPI        wages(2)     income     per capita   per capita      rate       exchange rate         rate
       (1992=100)      (1992=100)      ($)     ($ millions)   (dollars)    (dollars)    (per cent)    (US cents)        (per cent)
------------------------------------------------------------------------------------------------------------------------------------
1991...    97.4           97.1            -       46,296       22,332       17,311          9.9           87.3             11.1
1992...   100.0          100.0            -       48,924       22,664       17,456          7.5           82.7              9.5
1993...   103.5          103.6            -       51,312       22,962       17,804          5.9           77.5              8.8
1994...   105.5          105.7            -       53,972       23,316       17,970          6.9           73.2              9.5
1995...   107.9          108.4            -       56,768       23,843       18,302          8.6           72.9              9.2
1996...   108.9          109.2            -       58,517       23,917       18,221          6.1           73.3              7.9
1997...   109.7          109.8        610.3       60,681       24,294       18,484          5.0           72.2              7.1
1998...   110.0          110.4        618.9       61,965       24,638       18,676          6.6           67.4              6.9
1999...   111.2          111.4        626.8       64,045       25,295       19,298          6.4           67.3              7.6
2000...   113.3          113.9        638.7       68,369       26,645       20,277          7.3           67.3              8.4
2001...   115.2          116.0        648.1       70,044       26,987       20,771          5.8           64.6              7.4
2002...   117.9          118.6        668.2       72,790       27,463       21,364          4.2           63.7              7.0
2003...   120.4          121.0        683.8       75,141       27,967       21,734          4.7           71.4              6.4
2004...   122.8          123.4        686.6       78,509       28,812       22,362          4.0           76.8              6.2
------------------------------------------------------------------------------------------------------------------------------------

                                    Average                   Personal                                              Conventional
         Consumer     Consumer       weekly      Labour        income        PDI         Prime        Can/US      (5 yr) mortgage
        price index  price index    wages(2)     income      per capita   per capita      rate     exchange rate        rate
         (% change)   (% change)   (% change)  (% change)    (% change)   (% change)    (change)     (change)         (change)
------------------------------------------------------------------------------------------------------------------------------------
1992...     2.7           3.0            -         5.7           1.5          0.8         -2.5          -4.5             -1.6
1993...     3.5           3.6            -         4.9           1.3          2.0         -1.5          -5.2             -0.7
1994...     1.9           2.0            -         5.2           1.5          0.9          0.9          -4.3              0.8
1995...     2.3           2.6            -         5.2           2.3          1.8          1.8          -0.4             -0.4
1996...     0.9           0.7            -         3.1           0.3         -0.4         -2.6           0.5             -1.2
1997...     0.7           0.5            -         3.7           1.6          1.4         -1.1          -1.1             -0.9
1998...     0.3           0.5          1.4         2.1           1.4          1.0          1.6          -4.8             -0.1
1999...     1.1           0.9          1.3         3.4           2.7          3.3         -0.2          -0.1              0.6
2000...     1.9           2.2          1.9         6.8           5.3          5.1          0.8           0.0              0.8
2001...     1.7           1.8          1.5         2.4           1.3          2.4         -1.5          -2.8             -0.9
2002...     2.3           2.2          3.1         3.9           1.8          2.9         -1.6          -0.9             -0.4
2003...     2.1           2.0          2.3         3.2           1.8          1.7          0.5           7.7             -0.6
2004...     2.0           2.0          0.4         4.5           3.0          2.9         -0.7           5.5             -0.2
------------------------------------------------------------------------------------------------------------------------------------

(1) As at July 1. Data take into account adjustments made for net census undercount in 1991 and 1996, and non-permanent residents.

(2)  Data prior to 1997 are not available.

(3) Retail sales data have been revised from 1991 to 2004 and are now classified under the North American Industry Classification System (NAICS 2002).

(4)  Data prior to 1998 not available.

(5)  Data prior to 1993 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

24                      APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.1C  OTHER INDICATORS

------------------------------------------------------------------------------------------------------------------------------------
           Manufacturing                           Housing      Non-residential      Tourism           High-tech        BC product
             shipments       Retail sales(3)        starts     building permits       GDP(4)             GDP(5)           exports
           ($ millions)       ($ millions)         (number)      ($ millions)      ($ millions)      ($ millions)      ($ millions)
------------------------------------------------------------------------------------------------------------------------------------
1991...           -                  -              31,875          1,803                  -                  -             15,253
1992...      24,398             25,022              40,621          2,082                  -                  -             16,336
1993...      26,583             26,194              42,807          1,944                  -              1,694             19,033
1994...      30,333             28,463              39,408          1,772                  -              1,797             22,856
1995...      34,207             34,219              27,057          1,966                  -              2,050             26,873
1996...      32,932             34,775              27,641          1,957                  -              2,214             25,717
1997...      33,496             36,591              29,351          1,960              4,701              2,452             26,699
1998...      31,757             35,762              19,931          2,022              4,714              2,696             25,942
1999...      36,679             36,373              16,309          2,104              4,836              2,777             29,044
2000...      40,699             38,435              14,418          2,089              4,947              3,190             33,639
2001...      38,281             40,719              17,234          2,125              4,984              3,277             31,680
2002...      38,499             43,265              21,625          1,771              5,070              3,048             28,828
2003...      37,223             44,421              26,174          1,880              5,070              3,170             28,192
2004...      42,249             47,217              32,925          2,070               N.A.               N.A.             31,048
------------------------------------------------------------------------------------------------------------------------------------


         Manufacturing                            Housing      Non-residential      Tourism             High-tech        BC product
           shipments         Retail sales(3)       starts     building permits       GDP(4)               GDP(5)           exports
          (% change)           (% change)        (% change)      (% change)        (% change)          (% change)        (% change)
------------------------------------------------------------------------------------------------------------------------------------
1992...      -                     -               27.4             15.5                 -                  -               7.1
1993...      9.0                 4.7                5.4             -6.7                 -                  -              16.5
1994...     14.1                 8.7               -7.9             -8.9                 -                 6.1             20.1
1995...     12.8                20.2              -31.3             11.0                 -                14.1             17.6
1996...     -3.7                 1.6                2.2             -0.4                 -                 8.0             -4.3
1997...      1.7                 5.2                6.2              0.1                 -                10.7              3.8
1998...     -5.2                -2.3              -32.1              3.2               0.3                10.0             -2.8
1999...     15.5                 1.7              -18.2              4.0               2.6                 3.0             12.0
2000...     11.0                 5.7              -11.6             -0.7               2.3                14.9             15.8
2001...     -5.9                 5.9               19.5              1.7               0.7                 2.7             -5.8
2002...      0.6                 6.3               25.5            -16.6               1.7                -7.0             -9.0
2003...     -3.3                 2.7               21.0              6.1               0.0                 4.0             -2.2
2004...     13.5                 6.3               25.8             10.1               N.A.                N.A.            10.1
------------------------------------------------------------------------------------------------------------------------------------

(1) As at July 1. Data take into account adjustments made for net census undercount in 1991 and 1996, and non-permanent residents.

(2)  Data prior to 1997 are not available.

(3) Retail sales data have been revised from 1991 to 2004 and are now classified under the North American Industry Classification System (NAICS 2002).

(4)  Data prior to 1998 not available.

(5)  Data prior to 1993 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                          APPENDIX 1 - ECONOMIC REVIEW                        25
--------------------------------------------------------------------------------

TABLE A1.1D  COMMODITY INDICATORS

           Lumber     Timber    Pulp     Newsprint,     Oil &                    Solid     Electric
         production  harvest  shipments     etc       natural gas    Coal       mineral       pwr     Farm cash     Value of
         (thousand  (thousand   (000     production   production  production    shipments  generated   receipts   fish products
            m3)        m3)     tonnes)  (000 tonnes) ($ millions) (000 tonnes) ($ millions)  (GW.h)  ($ millions)  ($ millions)
------------------------------------------------------------------------------------------------------------------------------------
  1991... 31,406    73,449      4,014      2,667          861       24,965        2,950      62,981      1,342          492
  1992... 33,396    73,937      3,825      2,708          894       17,173        2,577      64,058      1,404          533
  1993... 33,935    79,232      4,040      3,110        1,162       20,633        2,415      58,774      1,446          605
  1994... 33,671    75,639      4,763      2,983        1,275       22,583        2,632      61,015      1,538          728
  1995... 32,611    76,471      4,572      2,833        1,048       24,350        3,438      58,006      1,586          604
  1996... 32,671    75,213      4,390      2,801        1,314       25,422        3,004      71,765      1,706          590
  1997... 31,562    68,628      4,532      2,649        1,599       27,876        3,047      66,961      1,739          604
  1998... 30,238    64,967      4,462      2,567        1,569       24,868        2,893      67,710      1,814          547
  1999... 32,397    75,998      4,995      3,016        2,177       24,845        2,445      68,045      1,906          613
  2000... 34,346    76,988      5,152      3,126        4,786       25,682        2,891      68,241      2,048          667
  2001... 32,606    72,212      4,710      2,879        5,663       27,006        2,867      57,332      2,224          647
  2002... 35,501    73,519      4,477      2,900        4,251       24,397        2,864      64,945      2,197          661
  2003... 35,423    61,925      4,762      2,919        6,217       23,061        2,927      63,051      2,278          637
  2004... 39,205    92,361      4,724      2,976         n.a.       27,082        3,577      60,596      2,386          n.a.
------------------------------------------------------------------------------------------------------------------------------------

                                          Newsprint,    Oil &                    Solid      Electric
           Lumber    Timber      Pulp        etc      natural gas    Coal        mineral      pwr      Farm cash    Value of
         production  harvest   shipments  production  production  production    shipments  generated    receipts  fish products
         (% change) (% change) (% change) (% change)  (% change)  (% change)   (% change)  (% change)  (% change)   (% change)
------------------------------------------------------------------------------------------------------------------------------------
1992...     6.3        0.7       -4.7        1.5         3.8       -31.2          -12.6      1.7          4.7           8.3
1993...     1.6        7.2        5.6       14.8        30.0        20.1           -6.3     -8.2          3.0          13.5
1994...    -0.8       -4.5       17.9       -4.1         9.7         9.5            9.0      3.8          6.4          20.3
1995...    -3.1        1.1       -4.0       -5.0       -17.8         7.8           30.6     -4.9          3.1         -17.0
1996...     0.2       -1.6       -4.0       -1.1        25.4         4.4          -12.6     23.7          7.6          -2.3
1997...    -3.4       -8.8        3.2       -5.4        21.7         9.7            1.4     -6.7          1.9           2.4
1998...    -4.2       -5.3       -1.5       -3.1        -1.8       -10.8           -5.1      1.1          4.3          -9.4
1999...     7.1       17.0       11.9       17.5        38.7        -0.1          -15.5      0.5          5.1          12.1
2000...     6.0        1.3        3.1        3.6       119.8         3.4           18.2      0.3          7.5           8.8
2001...    -5.1       -6.2       -8.6       -7.9        18.3         5.2           -0.8    -16.0          8.6          -3.0
2002...     8.9        1.8       -4.9        0.7       -24.9        -9.7           -0.1     13.3         -1.2           2.2
2003...    -0.2      -15.8        6.4        0.7        46.3        -5.5            2.2     -2.9          3.7          -3.6
2004...    10.7       49.2       -0.8        2.0        N.A.        17.4           22.2     -3.9          4.8           N.A.
------------------------------------------------------------------------------------------------------------------------------------

(1) As at July 1. Data take into account adjustments made for net census undercount in 1991 and 1996, and non-permanent residents.

(2) Data prior to 1997 are not available.

(3) Retail sales data have been revised from 1991 to 2004 and are now classified under the North American Industry Classification System (NAICS 2002).

(4) Data prior to 1998 not available.

(5)  Data prior to 1993 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

26                       APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.2  BRITISH COLUMBIA REAL GDP AT MARKET PRICES, EXPENDITURE BASED

------------------------------------------------------------------------------------------------------------------------------------
                                                                   Machinery and
         Consumer     Government    Residential   Non-Residential    Equipment     Business
        Expenditure   Expenditure   Investment     Investment       Investment    Investment   Exports   Imports    Real GDP
------------------------------------------------------------------------------------------------------------------------------------
                                                       (millions of 1997 $, chained)
------------------------------------------------------------------------------------------------------------------------------------
1997....  72,380        22,266        8,716           5,791           6,799         21,306      49,691    55,143     114,383
1998....  73,585        22,875        7,543           4,704           7,340         19,598      51,092    54,559     115,883
1999....  75,648        22,761        6,962           5,000           7,672         19,676      55,575    57,889     119,604
2000....  77,953        23,701        7,036           5,003           8,209         20,283      60,346    62,310     125,145
2001....  80,028        24,853        7,704           5,849           8,280         21,907      59,082    62,481     126,229
2002....  82,517        25,219        8,906           5,255           8,195         22,367      60,147    63,577     130,391
2003....  85,235        25,720       10,222           5,469           8,301         24,021      60,308    65,933     133,600
2004....  88,728        26,014       11,732           5,239           9,963         26,824      63,291    70,168     138,783
------------------------------------------------------------------------------------------------------------------------------------
                                                       (annual percentage change)
------------------------------------------------------------------------------------------------------------------------------------
1998....     1.7           2.7        -13.5           -18.8             8.0           -8.0         2.8      -1.1         1.3
1999....     2.8          -0.5         -7.7             6.3             4.5            0.4         8.8       6.1         3.2
2000....     3.0           4.1          1.1             0.1             7.0            3.1         8.6       7.6         4.6
2001....     2.7           4.9          9.5            16.9             0.9            8.0        -2.1       0.3         0.9
2002....     3.1           1.5         15.6           -10.2            -1.0            2.1         1.8       1.8         3.3
2003....     3.3           2.0         14.8             4.1             1.3            7.4         0.3       3.7         2.5
2004....     4.1           1.1         14.8            -4.2            20.0           11.7         4.9       6.4         3.9
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada


TABLE A1.3  BRITISH COLUMBIA GDP AT BASIC PRICES, BY INDUSTRY

------------------------------------------------------------------------------------------------------------------------------------
                                   Mining,                              Transpor-            Finance,
      Crop and  Fishing,           Oil and                               tation   Wholesale Insurance            Public
       Animal   Hunting  Forestry    Gas                                  and       and        and               Admini-
       Produc-    and      and     Extrac-  Manufac-  Construc-  Util-   Ware-     Retail     Real    Other     stration     Total
        tion    Trapping  Logging   tion     turing     tion     ities  housing     Trade    Estate  Services  and Defence    GDP
------------------------------------------------------------------------------------------------------------------------------------
                                                            (chained 1997 $)
------------------------------------------------------------------------------------------------------------------------------------
1997...   907     201     3,185     2,646    11,479    6,434     2,468   6,590     10,982    23,606   29,807     5,764     104,554
1998...   864     131     3,203     2,804    11,228    5,932     2,534   6,679     11,565    23,903   30,670     5,821     105,827
1999...   930     101     3,026     2,808    12,809    5,718     2,576   6,956     11,738    24,630   31,188     6,050     109,008
2000...   927     115     2,863     2,821    14,954    5,635     2,591   7,458     12,247    25,055   32,452     6,236     113,919
2001... 1,080     124     2,870     3,543    13,758    5,760     2,070   7,406     12,926    26,024   33,312     6,307     115,720
2002... 1,090     127     2,908     3,534    14,085    5,908     2,365   7,526     13,687    27,373   34,566     6,330     119,969
2003... 1,100     127     2,823     3,244    14,348    6,482     2,297   7,407     14,159    28,169   35,139     6,729     122,616
2004... 1,162     115     3,272     3,329    15,463    7,041     2,259   7,942     15,052    29,226   35,449     6,842     127,538
------------------------------------------------------------------------------------------------------------------------------------
                                                        (annual percentage change)
------------------------------------------------------------------------------------------------------------------------------------
1998...  -4.8   -35.0       0.6       6.0      -2.2     -7.8       2.6     1.4        5.3       1.3      2.9       1.0         1.2
1999...   7.7   -23.0      -5.5       0.2      14.1     -3.6       1.7     4.1        1.5       3.0      1.7       3.9         3.0
2000...  -0.4    14.5      -5.4       0.5      16.7     -1.4       0.6     7.2        4.3       1.7      4.1       3.1         4.5
2001...  16.6     8.0       0.3      25.6      -8.0      2.2     -20.1    -0.7        5.5       3.9      2.7       1.1         1.6
2002...   0.9     2.3       1.3      -0.2       2.4      2.6      14.3     1.6        5.9       5.2      3.8       0.4         3.7
2003...   0.9    -0.2      -2.9      -8.2       1.9      9.7      -2.9    -1.6        3.5       2.9      1.7       6.3         2.2
2004...   5.6    -9.5      15.9       2.6       7.8      8.6      -1.6     7.2        6.3       3.8      0.9       1.7         4.0
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                      APPENDIX 1 - ECONOMIC REVIEW                         27
--------------------------------------------------------------------------------

TABLE A1.4  BRITISH COLUMBIA GDP, INCOME BASED

------------------------------------------------------------------------------------------------------------------------------------
                Corpor-  Interest   Accrued   Net Income                                    Capital Cons.
                 ation  and Miscel-   Net     of Non-farm                          Indirect  Allowances   Statis-
                Profits   laneous    Income    unincorp-  Inventory   Net Domestic  Taxes    and Misc.     tical    GDP at   GDP at
        Labour   before Investment  of Farm    orated     Valuation    Product at    less     Valuation   Discre-   Market    Basic
        Income   Taxes    Income    Operators  Business   Adjustment  Basic Prices Subsidies Adjustments   pency    Prices   Prices
------------------------------------------------------------------------------------------------------------------------------------
                                                        ($ millions)
------------------------------------------------------------------------------------------------------------------------------------
1997.... 60,681   8,286    8,444        89      7,780       101         90,040     14,480      14,526       -4     114,383  104,562
1998.... 61,965   7,335    8,355       166      8,285       -24         90,860     14,515      15,050       -6     115,641  105,904
1999.... 64,045   9,309    8,365       199      8,723      -373         95,125     14,972      15,659       22     120,921  110,806
2000.... 68,369  11,596   10,184        54      9,078       -80        104,232     15,608      16,526       -2     131,333  120,756
2001.... 70,044  11,767    8,843       141      9,605        44        105,577     16,009      17,545       62     134,060  123,184
2002.... 72,790  11,300    8,939        45     10,495      -306        108,318     16,813      18,317      -25     138,368  126,610
2003.... 75,141  12,568    9,310        68     11,144       655        114,068     17,778      19,064     -228     145,500  132,904
2004.... 78,509  16,703   10,087        70     11,704        42        122,528     18,877      20,162      327     156,481  143,017
------------------------------------------------------------------------------------------------------------------------------------
                                                   (annual percentage change)
------------------------------------------------------------------------------------------------------------------------------------
1998....   2.1    -11.5     -1.1      86.5        6.5    -123.8            0.9        0.2         3.6     50.0         1.1      1.3
1999....   3.4     26.9      0.1      19.9        5.3    1454.2            4.7        3.1         4.0   -466.7         4.6      4.6
2000....   6.8     24.6     21.7     -72.9        4.1     -78.6            9.6        4.2         5.5   -109.1         8.6      9.0
2001....   2.4      1.5    -13.2     161.1        5.8    -155.0            1.3        2.6         6.2  -3200.0         2.1      2.0
2002....   3.9     -4.0      1.1     -68.1        9.3    -795.5            2.6        5.0         4.4   -140.3         3.2      2.8
2003....   3.2     11.2      4.2      51.1        6.2    -314.1            5.3        5.7         4.1    812.0         5.2      5.0
2004....   4.5     32.9      8.3       2.9        5.0     -93.6            7.4        6.2         5.8   -243.4         7.5      7.6
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada

--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

28                      APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.5  EMPLOYMENT BY INDUSTRY IN BRITISH COLUMBIA

------------------------------------------------------------------------------------------------------------------------------------
                                                    1994   1995    1996    1997   1998   1999    2000   2001   2002    2003   2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 (thousands)
TOTAL - ALL INDUSTRIES ........................    1,745  1,786   1,813   1,854  1,854  1,893   1,930  1,922  1,960   2,014  2,060

Primary industries ............................       79     80     84       87     84     78      83     67     67      78     72
   AGRICULTURE ................................       30     25     30       34     33     29      30     26     30      32     37
   FORESTRY ...................................       31     36     32       31     30     30      36     25     25      28     21
   FISHING, HUNTING AND TRAPPING ..............        6      4      5        5      3      4       4      5      3       5      3
   MINING .....................................       12     15     18       16     18     15      13     11      9      13     11

Manufacturing .................................      186    190    194      197    197    193     203    195    196     206    208
   FOOD, BEVERAGES & TOBACCO ..................       27     22     24       25     26     22      24     26     27      31     31
   WOOD PRODUCTS ..............................       50     44     43       45     44     43      46     49     44      49     47
   PAPER ......................................       22     24     23       23     23     22      18     15     17      14     12
   PRINTING & RELATED SUPPORT ACTIVITIES ......       10      9     11       10      8      9      11      9      8       8      8
   PRIMARY METALS .............................        9     12     11        9      9     10      11      8      6       9      7
   METAL FABRICATION ..........................        9     10      9       11     10     12      13     14     13      14     14
   TRANSPORTATION EQUIPMENT ...................        8      9      9       13     13     13      13     10     13      12     12
   OTHER MANUFACTURING ........................       51     60     62       61     64     62      69     65     68      68     79

Construction ..................................      126    126    119      125    118    114     111    111    117     117    142
   GENERAL CONTRACTORS ........................       47     45     43       41     38     41      42     40     41      46     50
   SPECIAL TRADE CONTRACTORS ..................       79     82     75       84     80     73      70     71     76      71     92

Utilities .....................................       12     11     11       10     12     11      10     11     11      11      9

Transportation and warehousing ................       97     95     98      105    103    117     117    113    112     118    118
   TRANSPORTATION .............................       93     92     94       99    100    112     114    108    107     113    113
   WAREHOUSING AND STORAGE ....................        4      4      4        6      3      4       3      4      5       6      5

Trade .........................................      290    301    296      300    293    309     304    304    323     330    321
   WHOLESALE TRADE ............................       64     67     68       72     62     80      67     67     73      77     67
   RETAIL TRADE ...............................      225    234    228      228    231    229     236    237    250     253    254

Finance, Insurance, Real Estate
   & Leasing ..................................      118    117    122      127    122    118     117    122    126     126    132
   FINANCE ....................................       50     49     51       57     53     54      52     56     57      61     56
   INSURANCE ..................................       24     21     23       26     22     22      27     25     24      21     28
   REAL ESTATE ................................       36     37     38       33     39     33      29     29     33      34     36
   LEASING ....................................       10     10     10       11      8     10       9     12     11      11     12

Public administration .........................       97    100    105       99     93     89      91     88     88      94     98
   FEDERAL ADMINISTRATION .....................       32     31     36       34     29     32      33     30     32      37     34
   PROVINCIAL ADMINISTRATION ..................       33     36     36       32     29     28      27     32     27      28     29
   LOCAL ADMINISTRATION .......................       32     32     34       34     35     30      31     26     29      29     35

Other service industries ......................      741    766    786      804    834    864     893    912    919     934    961
   EDUCATION AND RELATED SERVICES .............      118    122    118      119    118    125     136    138    138     140    135
   HEALTH AND WELFARE SERVICES ................      167    174    181      187    191    190     199    198    212     214    220
   PROFESSIONAL, SCIENTIFIC & TECHNICAL .......      101    105    110      113    124    137     136    139    135     138    145
   INFORMATION, CULTURE & RECREATION ..........       79     86     85       88     94     92      98    105    106     107    111
   SERVICES TO BUSINESS MANAGEMENT ............       53     55     60       63     67     65      70     70     72      80     82
   ACCOMMODATION AND FOOD SERVICES ............      127    135    142      142    147    149     155    164    162     162    175
   MISCELLANEOUS SERVICES .....................       94     89     92       92     94    107      99     98     95      93     94
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.



--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                      APPENDIX 1 - ECONOMIC REVIEW                         29
--------------------------------------------------------------------------------

TABLE A1.6  CAPITAL INVESTMENT BY INDUSTRY

-------------------------------------------------------------------------------------------------------------------------------
                                                                                     Preliminary                 2003      2004
                                                Actual    Actual    Actual     Actual   Actual    Intentions      to        to
                                                 2000      2001      2002       2003     2004       2005         2004      2005
-------------------------------------------------------------------------------------------------------------------------------
                                                                          ($ millions)                             (per cent)
Agriculture, forestry, fishing and hunting....    403.2      336.1     383.8     395.6     387.3      464.3      -2.1      19.9
Mining, quarrying and oil well industries.....  1,758.1    2,925.8   2,299.4   3,309.3   3,272.1    3,447.5      -1.1       5.4
Manufacturing ................................  1,434.7    1,303.6   1,098.3   1,176.4   1,451.5    2,042.3      23.4      40.7
Construction .................................    251.5      248.3     280.3     306.9     351.7      389.7      14.6      10.8
Transport & warehousing ......................  2,306.2    2,062.5   2,142.6   1,429.6   1,576.5    1,868.1      10.3      18.5
Utilities ....................................    845.4      943.6   1,084.6   1,375.8   1,514.6    1,723.1      10.1      13.8
Wholesale ....................................    353.7      339.7     369.0     415.5     500.2      477.4      20.4      -4.6
Retail trade .................................    801.1      774.1     731.8     822.5     851.5      865.3       3.5       1.6
Finance and insurance ........................  1,732.6    1,529.7   1,333.5   1,295.5   1,341.4    1,504.8       3.5      12.2
Real estate, rental and leasing ..............  1,413.4    1,524.6   1,661.4   1,572.1   1,786.5    1,905.7      13.6       6.7
Information and cultural industries ..........  1,042.1    1,465.1   1,087.3     764.1     897.1      881.8      17.4      -1.7
Professional, scientific and technical .......    319.4      315.2     348.6     349.4     412.9      409.0      18.2      -0.9
Management of companies and enterprises.......     17.2       30.5      32.4      14.4      15.0       18.2       4.2      21.3
Admin, waste and remediation services ........     94.3      115.8      75.9      99.0     103.3      106.7       4.3       3.3
Arts, entertainment and recreation............     95.6      126.1      98.3     144.1     266.5      358.1      84.9      34.4
Accommodation and food services ..............    258.9      239.0     396.3     431.0     421.2      298.9      -2.3     -29.0
Education services............................    678.3      610.4     660.8     726.2     710.8      646.9      -2.1      -9.0
Health services ..............................    497.7      552.3     558.1     612.3     562.7      613.8      -8.1       9.1
Public administration ........................  2,083.4    2,109.7   2,158.6   2,017.6   2,537.3    2,648.0      25.8       4.4
Other services ...............................    149.2      161.4     176.5     170.4     184.5      226.5       8.3      22.8
Housing ......................................  5,263.0    5,700.8   6,754.0   8,006.4   9,995.5   10,628.2      24.8       6.3
                                               ------------------------------ -----------------------------
TOTAL ........................................ 21,799.1   23,414.3  23,731.6  25,434.2  29,140.1   31,524.2      14.6       8.2
                                               ------------------------------ -----------------------------
                                               ------------------------------ -----------------------------
-------------------------------------------------------------------------------------------------------------------------------
Public .......................................  4,641.4    4,520.4   4,670.5   4,611.1   5,337.2    6,010.6      15.7      12.6
Private ...................................... 17,157.6   18,893.8  19,061.1  20,823.1  23,802.9   25,513.6      14.3       7.2
                                               ------------------------------ -----------------------------
TOTAL ........................................ 21,799.0   23,414.2  23,731.6  25,434.2  29,140.1   31,524.2      14.6       8.2
                                               ------------------------------ -----------------------------
                                               ------------------------------ -----------------------------
-------------------------------------------------------------------------------------------------------------------------------
Machinery and equipment ......................  9,007.0    9,261.8   8,865.1   8,305.8   9,452.7   10,159.3      13.8       7.5
Construction ................................. 12,792.1   14,152.5  14,866.5  17,128.4  19,687.4   21,364.9      14.9       8.5
                                               ------------------------------ -----------------------------
TOTAL ........................................ 21,799.1   23,414.3  23,731.6  25,434.2  29,140.1   31,524.2      14.6       8.2
                                               ------------------------------ -----------------------------
                                               ------------------------------ -----------------------------
-------------------------------------------------------------------------------------------------------------------------------

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons

Source: Statistics Canada.



--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

30                      APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.7  BRITISH COLUMBIA INTERNATIONAL GOODS EXPORTS BY MAJOR MARKET AND
            SELECTED COMMODITIES, 2004

-------------------------------------------------------------------------------------------------
                                                                  European   Other     Total -
                     Commodity                    U.S.    Japan   Union(1)  Markets All Countries
-------------------------------------------------------------------------------------------------
                                                                ($ millions)
Solid wood products .........................    7,693    1,692      275      399      10,060
   Lumber (softwood) ........................    5,079    1,263      229      322       6,893
   Cedar shakes and shingles ................      233        0        3        4         240
   Plywood (softwood) .......................      448       24        7        7         486
   Other panel products .....................      841       39        1        8         889
   Selected value-added wood products .......      795      135        6       15         952
   Other ....................................      297      230       29       43         599

Pulp and paper products .....................    1,969      429      788    1,773       4,959
   Pulp .....................................      655      311      713    1,298       2,977
   Newsprint ................................      308       87        7      207         609
   Paper, paperboard - excluding newsprint ..      895       25       68      237       1,225
   Other ....................................      111        5        1       30         147

Agriculture and food other than fish ........    1,012      138       50      305       1,504
   Fruit and nuts ...........................      147       12       11       11         182
   Vegetables ...............................      240       20        7       30         298
   Other ....................................      625      105       32      264       1,025

Fish products ...............................      544      216       65      149         974
   Whole fish; fresh, chilled, frozen -
     excluding salmon .......................      105       38       15       30         189
   Whole salmon; fresh, chilled, frozen .....      216       40       14       18         288
   Salmon; canned, smoked, etc ..............       47        5       34       14          99
   Other ....................................      175      133        2       87         398

Metallic mineral products ...................      531      856      127      583       2,097
   Copper ores and concentrates .............        1      348        0      234         583
   Molybdenum ores and concentrates .........       97       64      115       55         331
   Unwrought aluminum .......................       55      379        1      164         599
   Unwrought zinc ...........................      276        5        0       95         376
   Other ....................................      103       60       11       35         209

Energy products .............................    3,068      299      445      704       4,516
   Natural gas ..............................    2,496        0        0        0       2,496
   Coal .....................................      132      298      445      698       1,573
   Electricity ..............................      290        0        0        0         290
   Other ....................................      150        0        0        6         157

Machinery and equipment .....................    2,273       57      308      496       3,135
   Motor vehicles and parts .................      316        9       13       34         372
   Electrical/electronic/communications .....      410       13       54      136         614
   Other ....................................    1,547       35      241      326       2,149

Plastics and articles of plastic ............      490        4        9       20         523
Apparel and accessories .....................      139        4       10        4         158
                                                                                            0
All other commodities .......................    2,401      108       64      550       3,122
                                                ---------------------------------------------
   TOTAL ....................................   20,121    3,800    2,140    4,986      31,048
                                                ---------------------------------------------
                                                ---------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.

Source: BC STATS

Note: This data has been revised by BC Stats to correct a misallocation error and will not match data released by Statistics Canada.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                         APPENDIX 1 - ECONOMIC REVIEW                         31
--------------------------------------------------------------------------------

TABLE A1.8  BRITISH COLUMBIA INTERNATIONAL GOODS EXPORTS BY MARKET AREA, 2004

---------------------------------------------------------------------------------
                                                       % Change  Percent of Total
                               2002     2003     2004  2003-2004  2003    2004
---------------------------------------------------------------------------------
                                    ($ millions)               (per cent)
United Kingdom ...........      337      302      340     12.4     1.1     1.1
Germany ..................      321      364      416     14.1     1.3     1.3
People's Republic of China      756      908    1,301     43.3     3.2     4.2
Hong Kong ................      208      180      261     45.2     0.6     0.8
Taiwan ...................      339      428      482     12.6     1.5     1.6
Japan ....................    3,859    3,649    3,802      4.2    12.9    12.2
South Korea ..............      725      772      914     18.4     2.7     2.9
India ....................      120      110      134     21.8     0.4     0.4
Australia ................      187      201      223     11.2     0.7     0.7
Mexico ...................       79      107      199     85.8     0.4     0.6
United States ............   19,666   18,792   20,121      7.1    66.7    64.8
Other ....................    2,231    2,377    2,856     20.1     8.4     9.2
                             -------------------------  ----------------------
   TOTAL .................   28,828   28,192   31,048     10.1   100.0   100.0
                             -------------------------  ----------------------
                             -------------------------  ----------------------
---------------------------------------------------------------------------------
Market Areas:
Western Europe(1) .......    1,839    1,877    2,179     16.1     6.7     7.0
Pacific Rim(2) ..........    6,529    6,598    7,558     14.5    23.4    24.3
---------------------------------------------------------------------------------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2) Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC STATS

Note: This data has been revised by BC Stats to correct a misallocation error and will not match data released by Statistics Canada.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

32                       APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.9  HISTORICAL COMMODITY PRICES (IN U.S. DOLLARS)

-----------------------------------------------------------------------------------------------------------------------------------
                                     1994     1995     1996     1997     1998     1999     2000     2001     2002     2003     2004
-----------------------------------------------------------------------------------------------------------------------------------
Metals
   Copper (London; $/lb) ....        1.05     1.33     1.04     1.03     0.75     0.71     0.82     0.72     0.71     0.81     1.30
   Lead (London; $/lb) ......        0.25     0.28     0.35     0.28     0.24     0.23     0.21     0.22     0.21     0.23     0.40
   Zinc (London; $/lb) ......        0.49     0.53     0.51     0.65     0.51     0.53     0.56     0.44     0.35     0.39     0.48
   Gold (London; $/troy oz) .         384      384      388      331      294      279      280      271      310      363      409
   Silver (London; $/troy oz)        5.28     5.21     5.18     4.89     5.53     5.25     5.00     4.39     4.60     4.88     6.66
   Molybdenum ($/lb) ........        4.50     7.42     3.61     4.18     3.31     2.65     2.51     2.31     3.59     5.21    15.92
   Aluminum (London; $/lb) ..        0.67     0.82     0.68     0.73     0.62     0.62     0.69     0.65     0.61     0.65     0.78
Forest Products
   Lumber (Madison's
     Lumber Reporter;
     WSPF, $/1000 bd ft) ....         342      251      351      353      287      342      256      247      235      270      394
   Pulp (Northern Europe;
     $/tonne; transaction
     price) .................         573      883      590      566      515      523      681      543      463      523      616
   Newsprint (Pulp and
     Paper Week;
     $/tonne) ...............         465      674      652      560      595      513      564      588      468      501      549
   Hemlock baby squares
     (Madison's Lumber
     Reporter; 3 9/16") .....         852      862      796      821      556      585      566      583      593      535      616
Other
   Oil (West Texas
     Intermediate;
     $/barrel) ..............          17       18       22       21       14       19       30       26       26       31       41
   Natural Gas (Sumas;
     $/Mmbtu) ...............        1.60     1.03     1.35     1.70     1.61     2.15     4.17     4.58     2.68     4.66     5.27
-----------------------------------------------------------------------------------------------------------------------------------

Source: Ministry of Finance, Ministry of Energy and Mines, US Federal Reserve
Bank


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                         APPENDIX 1 - ECONOMIC REVIEW                         33
--------------------------------------------------------------------------------

TABLE A1.10  BRITISH COLUMBIA FOREST SECTOR ECONOMIC ACTIVITY INDICATORS

------------------------------------------------------------------------------------------------------
                                                                                             Change(1)
                       Indicator                       2000    2001    2002    2003    2004  2003-2004
------------------------------------------------------------------------------------------------------
Wood production                                               (million cubic meters)        (per cent)
   Timber billed ................................      77.0    72.2    73.5    61.9    92.4    49.2
   Lumber .......................................      34.3    32.6    35.5    35.4    39.2    10.7
   Plywood ......................................       1.5     1.6     1.7     1.7     1.9     7.5

Timber scaled by species ........................                (million tonnes)
   Lodgepole pine ...............................      n.a.    n.a.    n.a.    29.5    30.2     2.3
   Spruce .......................................      n.a.    n.a.    n.a.    13.2    11.6 -12.1
   Hemlock ......................................      n.a.    n.a.    n.a.     7.0     9.2    31.1
   Douglas fir ..................................      n.a.    n.a.    n.a.    10.1    12.7    26.3
   Balsam .......................................      n.a.    n.a.    n.a.     5.7     6.1     6.9
   Cedar ........................................      n.a.    n.a.    n.a.     5.4     7.3    35.0
   All others ...................................      n.a.    n.a.    n.a.     4.0     4.3     7.7
                                                       --------------------------------------------
   TOTAL(2) .....................................      n.a.    n.a.    n.a.    74.8    81.3     8.7
                                                       --------------------------------------------
                                                       --------------------------------------------
                                                                 (million tonnes)
Pulp and paper shipments ........................       8.3     7.6     7.4     7.6     7.7     1.2
   Market pulp ..................................       5.2     4.7     4.5     4.8     4.7    -0.8
   Newsprint, paper and paperboard ..............       3.1     2.9     2.9     2.9     3.0     2.0

Industrial product price indices ................                   (1997=100)
   Softwood lumber -- British Columbia ..........      83.2    82.6    81.7    72.6    85.2    17.4
   Douglas fir plywood ..........................      94.8    94.4   104.2   110.8   126.5    14.2
   Bleached sulphate pulp .......................     127.7   105.7    96.1    97.2   104.1     7.1
   Newsprint for export .........................     105.4   123.0    96.2    89.3    91.4     2.4
------------------------------------------------------------------------------------------------------

(1)  Percentage change based on unrounded numbers.

(2)  Total may not add due to rounding.

Sources: Timber scaled (less waste and reject) - Ministry of Forests Lumber and plywood production - Statistics Canada Pulp and paper production - Canadian Pulp and Paper Association Industrial product price indices - Statistics Canada


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

34                       APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.11  HISTORICAL VALUE OF MINERAL, PETROLEUM AND NATURAL GAS SHIPMENTS

-----------------------------------------------------------------------------------------------------------------------------------
                               Industrial   Construction                                   Natural Gas     Other oil
         Year        Metals    Minerals(1)  Aggregates(2)     Coal          Crude Oil(3)   to Pipeline     and Gas(4)         Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  ($ millions)
1990 .............    1,623       305            163            822             319             537              43           3,812
1991 .............    1,511       290            159            861             260             562              36           3,679
1992 .............    1,502       212            157            706             260             592              38           3,467
1993 .............    1,198       229            166            822             233             814              42           3,504
1994 .............    1,354       237            180            861             235             991              44           3,902
1995 .............    2,016       249            204            968             272             710              58           4,477
1996 .............    1,537       251            189          1,027             441             817              75           4,337
1997 .............    1,495       249            195          1,107             403           1,087              98           4,634
1998 .............    1,484       245            208            956             373           1,154              47           4,467
1999 .............    1,183       246            219            797             461           1,577              53           4,536
2000 .............    1,571       284            224            812             843           3,826             114           7,674
2001 .............    1,394       296            217            959             729           4,834             103           8,532
2002 .............    1,288       310            231          1,035             714           3,458              79           7,115
2003 .............    1,353       348            228            998             718           5,396             116           9,157
2004e ............    1,887       336            226          1,127             824           5,827             133          10,360
-----------------------------------------------------------------------------------------------------------------------------------

e    Estimate.

(1) Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

(2)  Sand and gravel; stone.

(3)  Includes Pentanes and Condensate.

(4)  Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada and Ministry of Energy and Mines



TABLE A1.12  PETROLEUM AND NATURAL GAS ACTIVITY INDICATORS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Change
                 Indicator                       Unit of Measure         2000       2001       2002       2003       2004  2003-2004
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          (per cent)
Natural gas production (wellhead)(1) ......    (billion cubic m)         26.6       29.9       32.4       30.8       31.3      1.6
Crude oil and condensate ..................    (million cubic m)          3.2        3.2        2.8        2.8        2.7     -4.6
Wells authorized ..........................             (number)        1,010        977        876      1,399      1,698     21.4
Wells drilled .............................             (number)          770        875        643      1,041      1,270     22.0
Seismic crew-weeks ........................             (number)          140        167        160        164        194     18.3
Provincial reserves
  Marketable gas (remaining reserves) .....    (billion cubic m)          240        252        255        260        n.a.    n.a.
  Oil (remaining reserves) ................    (million cubic m)         27.4       25.5       22.6       22.4        n.a.    n.a.
Provincial government petroleum
  and Natural Gas Revenue(2) ..............         ($ millions)      1,306.2    1,731.1    1,241.7    2,114.2    1,794.5    -15.1
-----------------------------------------------------------------------------------------------------------------------------------


(1) Includes gas retrieved from storage. During 2002, 1 billion cubic metres were produced from storage wells.

(2) Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Energy and Mines


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                         APPENDIX 1 - ECONOMIC REVIEW                         35
--------------------------------------------------------------------------------

TABLE A1.13  SUPPLY AND CONSUMPTION OF ELECTRICAL ENERGY IN BRITISH COLUMBIA

-----------------------------------------------------------------------------------------------------------------------------------
                                                              Supply                                          Consumption
                           -----------------------------------------------------------------------   ------------------------------
                                         Net Generation
                           ----------------------------------------
                                                                         Receipts                       Delivered
                                                          Total         From Other         Total        To Other          Total
                                                        Provincial       Provinces       Provincial     Provinces       Provincial
         Year              Hydro           Thermal      Generation      and Imports        Supply      and Exports      Consumption
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  (gigawatt-hours)(1)
1985 ..............        57,105           2,022          59,126           1,080          60,207          11,231          48,975
1986 ..............        48,923           1,836          50,759           3,345          54,104           4,709          49,395
1987 ..............        61,057           2,010          63,066           1,203          64,269          13,336          50,934
1988 ..............        58,573           2,370          60,943           2,351          63,293           9,215          54,078
1989 ..............        51,082           6,573          57,655           4,500          62,155           6,583          55,572
1990 ..............        57,245           3,417          60,662           3,233          63,895           6,689          57,206
1991 ..............        60,149           2,832          62,981           2,272          65,253           7,725          57,528
1992 ..............        60,555           3,503          64,058           2,685          66,743           9,473          57,270
1993 ..............        53,057           5,716          58,774           5,691          64,465           5,605          58,860
1994 ..............        53,979           7,036          61,015           7,836          68,851           9,541          59,311
1995 ..............        49,814           8,192          58,006           6,385          64,391           3,972          60,419
1996 ..............        67,329           4,436          71,765           3,289          75,053          10,390          64,664
1997 ..............        61,772           5,189          66,961           4,316          71,278          12,114          59,163
1998 ..............        60,849           6,861          67,710           5,056          72,766          10,619          62,147
1999 ..............        61,588           6,457          68,045           6,807          74,852          12,529          62,323
2000 ..............        59,754           8,487          68,241           6,039          74,280          10,698          63,582
2001 ..............        48,338           8,994          57,332          10,154          67,486           6,408          61,079
2002 ..............        58,627           6,318          64,945           5,769          70,714           8,078          62,636
2003 ..............        56,689           6,362          63,051           7,084          70,135           9,599          60,535
2004 ..............        53,381           7,214          60,596           8,261          68,857           6,791          62,066
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

36                       APPENDIX 1 - ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.14  BRITISH COLUMBIA HIGH-TECHNOLOGY SECTOR ACTIVITY

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Change
                  Indicator                  1997      1998      1999      2000      2001      2002      2003    2004(2)  2003-2004
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          (per cent)
Number of Establishments(1)
   Manufacturing ......................      --         838       871       859       826       809       783      --          --
   Services ...........................      --       3,899     4,146     4,528     4,622     4,537     4,606      --          --
                                           ----------------------------------------------------------------------------
   TOTAL ..............................      --       4,737     5,017     5,387     5,448     5,346     5,389      --          --
                                           ----------------------------------------------------------------------------
                                           ----------------------------------------------------------------------------

Employment (persons)
   Manufacturing ......................    10,790    11,230    13,620    15,050    15,180    13,820    13,220    12,937       -2.1
   Services ...........................    23,640    21,980    24,270    27,410    30,290    30,020    31,810    32,101        0.9
                                           ----------------------------------------------------------------------------
   TOTAL ..............................    34,420    33,210    37,890    42,450    45,470    43,840    45,030    45,038        0.0
                                           ----------------------------------------------------------------------------
                                           ----------------------------------------------------------------------------

Wages and Salaries ($ millions)
   Manufacturing ......................       386       447       506       555       633       627       616       626        1.6
   Services ...........................     1,400     1,237     1,301     1,580     1,785     1,748     1,878     1,939        3.2
                                           ----------------------------------------------------------------------------
   TOTAL ..............................     1,787     1,685     1,807     2,136     2,418     2,374     2,494     2,563        2.7
                                           ----------------------------------------------------------------------------
                                           ----------------------------------------------------------------------------

Real GDP ($ 1997 millions) ............     2,452     2,747     2,980     3,697     3,627     3,448     3,550     3,676        3.5
Nominal GDP ($ millions) ..............     2,452     2,696     2,777     3,190     3,277     3,048     3,170     3,304        4.2
Revenues ($ millions) .................     4,778     4,946     5,593     6,375     6,554     6,112     6,344     6,682        5.3
Exports ($ millions) ..................       581       769       840       923       748       685       629       674        7.3
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Data not available prior to 1998 or for 2004.

(2)  Data for 2004 is preliminary and subject to change.

Source: BC STATS


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                                CHAPTER 2
                                FINANCIAL REVIEW

38                          CHAPTER 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

2004/05 OVERVIEW

The provincial government ended the 2004/05 fiscal year with a record surplus of $2.6 billion, $2.5 billion higher than the budgeted surplus of $100 million and an improvement of $3.9 billion as compared to the previous year. The surplus reflected robust economic performance in both domestic and export sectors, improved natural resources revenue, higher than anticipated federal transfers, and sound financial management on the spending side. The record surplus also enabled a $1.9 billion reduction in debt.

                         TABLE 2.1 OPERATING STATEMENT

---------------------------------------------------------------------------------------------------------------------------------
                                                                          Budget      Actual          Actual           Annual
   ($ millions)                                                          2004/05     2004/05         2003/04(1)        Change(2)
---------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED PROGRAMS                                                                                           (per cent)
     AND AGENCIES:
   Revenue ...........................................................    28,420      30,821          27,176             13.4
   Expense ...........................................................   (30,292)    (30,658)        (30,335)             1.1
                                                                         -------     -------         -------
        TAXPAYER-SUPPORTED BALANCE ...................................    (1,872)        163          (3,159)          (105.2)
   Commercial Crown corporation
        net income ...................................................     2,072       2,412           1,884             28.0
                                                                         -------     -------         -------
   SURPLUS (DEFICIT) BEFORE FORECAST
        ALLOWANCE ....................................................       200       2,575          (1,275)          (302.0)
   Forecast allowance ................................................      (100)          -               -                -
                                                                         -------     -------         -------
SURPLUS (DEFICIT) ....................................................       100       2,575          (1,275)          (302.0)
                                                                         -------     -------         -------
                                                                         -------     -------         -------
---------------------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2005.

(2)  Percentage change between 2004/05 actual and 2003/04 actual.

This is the third year in a row that the provincial government's actual results have significantly improved on its budget targets. British Columbia's consistent achievement of fiscal targets; solid economic performance, resulting, in part, from regulatory reform and tax reductions; transparent budgeting and reporting practices; and low taxpayer-supported debt to GDP ratio resulted in the province receiving debt rating upgrades from all three of the province's bond rating agencies - Moody's Investors Services, Standard & Poor's, and Dominion Bond Rating Service.

As well, 2004/05 is the first year that the province fully consolidated information from schools, universities, colleges and health authorities into its budget, quarterly reports and financial statements. As a result, for the first time in nine years, the Auditor General provided an unqualified opinion on the 2004/05 financial statements and commended British Columbia for being a leader in complying with generally accepted accounting principles (GAAP) and the inclusiveness of its budget and financial reports. Further information on compliance with GAAP can be found in the Appendix to this chapter. As well, the impact of the SUCH sector on the government's financial statements is discussed in a topic box on page 52.

The $2.6 billion surplus included:


o taxpayer-supported program and agency revenue of $30.8 billion, $2.4 billion higher than budget and a 13.4 per cent improvement over the previous year;

--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                          CHAPTER 2 - FINANCIAL REVIEW                        39
--------------------------------------------------------------------------------

             CHART 2.1 2004/04 SURPLUS -- MAJOR CHANGES FROM BUDGET


                                    [CHART]


     o taxpayer-supported program and agency expense of $30.7 billion, $366 million higher than budget and a 1.1 per cent increase compared to the previous year; and

     o commercial Crown corporation net income of $2.4 billion, $340 million higher than budget and a 28.0 per cent improvement over the previous year.

As is shown in Chart 2.1, the 2004/05 surplus was $2.5 billion higher than budget due to a number of factors.

During 2004/05, taxation revenue increased by $882 million mainly due to the province's robust economic growth. Major increases included corporate income tax, due to higher assessments for 2003, and property transfer tax, reflecting a strong housing market. The increase was partially offset by a reduction in the provincial sales tax rate to 7.0 per cent from 7.5 per cent in October 2004 and other tax reductions introduced in BUDGET 2005 with a combined total impact of $150 million.

Natural resource revenue was $541 million higher than budget, reflecting strong global demand for energy and mineral products, and a robust US housing market, resulting in higher commodity prices and increased Crown forest harvest volumes.

Federal transfers to the province were $885 million higher than the projection in the February 17, 2004 budget mainly due to changes to the equalization program and increased health and social transfers, including the additional $148 million health care funding announced after the budget(1).


---------------
(1) Subsequent to the February 17, 2004 budget, a further federal contribution to the First Ministers' Accord on Health Care Renewal (Health Accord) and the new 2004 Public Health and Immunization Trust was finalized, resulting in a $148 million increase to revenue and spending targets. These amounts were included in the May 2004 SUPPLY ACT in addition to the original budget amounts for revenue from federal transfers and Ministry of Health Services spending. The additional funding was also included as part of the budget total in the 2004/05 QUARTERLY REPORTS. In this report, the budget figures reflect the presentation in the original estimates tabled on February 17, 2004 and do not include the additional funding.

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40                          CHAPTER 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

The $340 million improvement to Commercial Crown corporation net income was primarily due to the completion of the BC Rail Investment Partnership with CN in July 2004 and better than expected results from ICBC, partially offset by lower than expected BC Hydro results.

Prudent spending management resulted in government-wide program savings of $330 million and interest cost reductions of $189 million, including interest costs of taxpayer-supported Crown agencies and the SUCH sector. These savings, plus the revenue increases noted above, enabled the provincial

TABLE 2.2 OPERATING STATEMENT - CHANGES FROM BUDGET 2004

--------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Updated
($ millions)                                                                                                Changes  Forecast
-------------------------------------------------------------------------------------------------------------------------------

2004/05 FORECAST SURPLUS - BUDGET 2004 FISCAL PLAN (FEBRUARY 17, 2004)                                                  100

REVENUE INCREASES (DECREASES):
       Tax measures - post February 2004....................................................................  (150)
       First Ministers' Accord on health care renewal.......................................................   148
       Personal income tax - mainly higher tax base (before tax measures)...................................    75
       Corporate income tax - higher 2003 BC tax assessments and 2004 instalments from the
         federal government ................................................................................   362
       Social service tax - strong business and personal expenditures (before tax measures) ................   120
       Property transfer tax - strong housing market .......................................................   172
       Other tax revenue - mainly corporation capital, insurance premium ...................................   153
       Energy and mineral sources - effect of higher prices ................................................   278
       Forests revenue - higher prices and harvest volumes .................................................   364
       Equalization - impact of new framework ..............................................................   577
       Other federal transfers .............................................................................   160
       All other taxpayer supported sources ................................................................   142
       Commercial Crown corporation income:
         BC Hydro - reflects impact of low water levels in reservoirs and BCUC decision, partially offset by Alcan settlement ...................................................  (148)
         BC Rail - gain on BC Rail/CN transaction delayed from 2003/04 .....................................   199
         ICBC - primarily higher premium revenue and investment income, and lower claims costs .............   347
        Other Crown corporation changes - primarily lower BC Lottery Corporation net income ................   (58)
                                                                                                            -------   ------
             TOTAL REVENUE CHANGES .........................................................................           2,741
                                                                                                                      ------
LESS EXPENSE CHANGES:
       First Ministers' Accord on health care renewal ......................................................  (148)
       Disbursement of BC Rail investment partnership gain .................................................  (169)
       Priority initiatives funded through Supplementary Estimates .........................................  (452)
       Transportation infrastructure funding paid to the BCTFA .............................................  (750)
       Additional forest fire and flood related costs ......................................................  (116)
       Education - change in accounting for contributions in support of First Nations ......................    52
       Lower expenses for Free Crown Grants and leases .....................................................   129
       Interest costs - mainly reduced debt levels .........................................................   123
       Other changes - primarily ministry savings ..........................................................   297
                                                                                                            -------
         CRF EXPENSE CHANGES .............................................................................. (1,034)
       Taxpayer-supported Crown agencies:
        Transfers received by the BC Transportation Financing Authority (BCTFA) from the CRF ...............   750
        Other taxpayer-supported Crown agency net spending changes .........................................    41
        School districts - net spending increase ...........................................................  (139)
        Universities - net spending increase ...............................................................   (62)
        Colleges - lower net spending ......................................................................    49
        Health authorities - lower net spending ............................................................   102
        Increase in spending recovered from external entities ..............................................   (73)
                                                                                                             -------   ------
           TOTAL EXPENSE CHANGES ...........................................................................            (366)
       Forecast allowance not required .....................................................................             100
                                                                                                                       ------
NET CHANGE .................................................................................................           2,475
                                                                                                                       ------
ACTUAL SURPLUS - 2004/05 PUBLIC ACCOUNTS ...................................................................           2,575
                                                                                                                       ------
                                                                                                                       ------

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                          CHAPTER 2 - FINANCIAL REVIEW                        41
--------------------------------------------------------------------------------

government to initiate priority spending initiatives totaling $452 million and absorb additional forest fire- and flood-related costs of $116 million. Other one-time spending included $148 million related to the additional federal Health Accord transfers and a $169 million distribution from the gain resulting from the completion of the BC Rail Investment Partnership.

The 2004/05 budget also included a $100 million forecast allowance that was not required since the budget target was exceeded.

Chart 2.1 and Table 2.2 summarize the major changes from the 2004/05 budget.

The 2004/05 surplus was a $3.9 billion improvement over the $1.3 billion deficit recorded in 2003/04 (see Table 2.1), primarily due to higher revenue from taxation and natural resources, increased federal transfers and improved commercial Crown corporation net income. Overall, revenue increased by $4.2 billion over the previous year. This improvement was accompanied by a $526 million increase in health and education spending, including spending by taxpayer-supported Crown agencies and the SUCH sector, partially offset by $203 million in spending reductions in other areas. The overall annual increase in spending was $323 million.

The 2004/05 surplus was $1.1 billion higher than the third quarter forecast released with the 2005/06 budget on February 15, 2005. Further details on changes from the February 2005 updated forecast are provided in Appendix Table A2.3.

REVENUE

In 2004/05, revenue totaled $33.2 billion, $2.7 billion higher than budget and
14.4 per cent higher than 2003/04 reflecting improved income and economic growth, strong commodity prices, new federal/provincial arrangements for health and equalization entitlements and higher ICBC net income, offsetting $150 million of tax measures introduced after the February 17, 2004 budget.

                     CHART 2.2 REVENUE CHANGES FROM BUDGET


                                    [CHART]



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42                          CHAPTER 2 - FINANCIAL REVIEW
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TABLE 2.3 REVENUE BY SOURCE

-------------------------------------------------------------------------------------------------------------------
                                                                   Budget       Actual    Actual       Annual
        ($ millions)                                             2004/05(1)    2004/05   2003/04      Change(2)
-------------------------------------------------------------------------------------------------------------------
   TAXATION                                                                                          (per cent)
     Personal income ..........................................     5,005     5,050     4,877              3.5
     Corporate income .........................................       893     1,255       775             61.9
     Social service ...........................................     4,156     4,156     4,024              3.3
     Fuel .....................................................       891       904       875              3.3
     Tobacco ..................................................       676       699       647              8.0
     Property .................................................     1,655     1,661     1,574              5.5
     Property transfer ........................................       432       604       518             16.6
     Other ....................................................       477       588       540              8.9
                                                                  -------   -------   -------
                                                                   14,185    14,917    13,830              7.9
                                                                  -------   -------   -------
   NATURAL RESOURCES
     Natural gas royalties ....................................     1,213     1,439     1,230             17.0
     Columbia River Treaty ....................................       215       258       230             12.2
     Other energy and minerals ................................       603       612       535             14.4
     Forests ..................................................       999     1,363     1,014             34.4
     Water and other resources ................................       402       301       300              0.3
                                                                  -------   -------   -------
                                                                    3,432     3,973     3,309             20.1
                                                                  -------   -------   -------
   OTHER REVENUE
     Medical Services Plan premiums ...........................     1,398     1,465     1,447              1.2
     Post-secondary education fees ............................       763       836       781              7.0
     Other health-care related fees ...........................       195       189       225            (16.0)
     Motor vehicle licences and permits .......................       370       381       363              5.0
     Other fees and licences ..................................       852       750       715              4.9
     Investment earnings ......................................       889       833       950            (12.3)
     Sales of goods and services ..............................       681       640       610              4.9
     Miscellaneous ............................................     1,309     1,606     1,327             21.0
                                                                  -------   -------   -------
                                                                    6,457     6,700     6,418              4.4
                                                                  -------   -------   -------
   CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
     Health and social transfers(3) ...........................     3,224     3,421     3,044             12.4
     Equalization .............................................       402       979      (330)          (396.7)
     Other federal contributions ..............................       720       831       905             (8.2)
                                                                  -------   -------   -------
                                                                    4,346     5,231     3,619             44.5
                                                                  -------   -------   -------
     TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES .................    28,420    30,821    27,176             13.4
                                                                  -------   -------   -------
   COMMERCIAL CROWN CORPORATION INCOME
     BC Hydro (before regulatory transfers)(4) ................       388       240        90            166.7
     Liquor Distribution Branch ...............................       760       779       724              7.6
     BC Lotteries (net of payments to the federal government)..       842       811       719             12.8
     BC Rail(5) ...............................................        29       178        41            334.1
     ICBC(6) ..................................................        52       399       302             32.1
     Other ....................................................         1         5         8            (37.5)
                                                                  -------   -------   -------
                                                                    2,072     2,412     1,884             28.0
                                                                  -------   -------   -------
   TOTAL REVENUE ..............................................    30,492    33,233    29,060             14.4
                                                                  -------   -------   -------
                                                                  -------   -------   -------
-------------------------------------------------------------------------------------------------------------------

(1) $226 million budgeted as health-care related fees has been reclassified as miscellaneous revenue. $50 million budgeted as miscellaneous revenue has been reclassified as post-secondary fee revenue. These reclassifications have no impact on total budgeted revenue or the budget bottom-line.

(2)  Percentage change between 2004/05 actual and 2003/04 actual.

(3) An additional $148 million federal Health Accord and Immunization Trust funding was finalized subsequent to the February 17, 2004 provincial budget. While this funding was authorized in the May 20, 2004 SUPPLY ACT and treated as part of the budget in three QUARTERLY REPORTS, this report reflects the original estimates tabled on February 17, 2004.

(4) Reflects the BC Utilities Commission direction to BC Hydro on the accounting treatment for asset retirement obligations.

(5) Figures represents BC Rail's earnings during government's fiscal year. On BC Rail's fiscal year basis (December), the reults are - 2004 (budget):
     $211 million; 2004 (actual): $195 million.

(6) Figures reflect ICBC's earnings during government's fiscal year. On ICBC's fiscal year basis (December), the results are - 2004 (budget): $52 million; 2004 (actual): $390 million.

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                          CHAPTER 2 - FINANCIAL REVIEW                        43
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TABLE 2.4 EXPENSE BY MINISTRY, PROGRAM AND AGENCY

----------------------------------------------------------------------------------------------------------------------------------
                                                                               Budget         Actual      Actual      Annual
   ($ millions)                                                              2004/05(1)      2004/05    2003/04(1)   Change(2)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    (per cent)
   Advanced Education ....................................................       1,899        1,898           1,897          0.1
   Education .............................................................       4,943        4,887           4,787          2.1
   Health Services(3) ....................................................      10,558       10,606          10,466          1.3
                                                                              --------     --------        --------
                                                             Subtotal           17,400       17,391          17,150          1.4
   Office of the Premier .................................................          44           42              50        (16.0)
   Agriculture, Food and Fisheries .......................................          45           45              79        (43.0)
   Attorney General ......................................................         489          479             520         (7.9)
   Children and Family Development .......................................       1,555        1,524           1,565         (2.6)
   Community, Aboriginal and Women's Services ............................         333          332             449        (26.1)
   Energy and Mines ......................................................          64           64              77        (16.9)
   Finance ...............................................................          46           44              53        (17.0)
   Forests ...............................................................         530          628             839        (25.1)
   Human Resources .......................................................       1,301        1,296           1,394         (7.0)
   Management Services ...................................................          61           56              61         (8.2)
   Provincial Revenue ....................................................          52           46              49         (6.1)
   Public Safety and Solicitor General ...................................         503          503             599        (16.0)
   Skills Development and Labour .........................................          19           18              20        (10.0)
   Small Business and Economic Development ...............................         143          143             256        (44.1)
   Sustainable Resource Management .......................................         281          153              91         68.1
   Transportation ........................................................         811          811             820         (1.1)
   Water, Land and Air Protection ........................................         148          148             129         14.7
                                                                              --------     --------        --------
     TOTAL MINISTRIES AND OFFICE OF THE PREMIER ..........................      23,825       23,723          24,201         (2.0)
   Legislation ...........................................................          46           42              41          2.4
   Officers of the Legislature ...........................................          27           27              23         17.4
   BC Family Bonus .......................................................          59           57              80        (28.8)
   Management of public funds and debt ...................................         800          677             708         (4.4)
   Government restructuring (ministries) .................................           -            -             168       (100.0)
   Contingencies and new programs ........................................         240          135               -            -
   Other appropriations ..................................................          12           11              14        (21.4)
                                                                              --------     --------        --------
                                                             Subtotal           25,009       24,672          25,235         (2.2)
   Priority initiatives ..................................................           -          452               -            -
   Transportation infrastructure funding .................................           -          750               -            -
   Disbursement of BC Rail Partnership gain ..............................           -          169               -            -
                                                                              --------     --------        --------
CONSOLIDATED REVENUE FUND EXPENSE ........................................      25,009       26,043          25,235          3.2
                                                                              --------     --------        --------
EXPENSES RECOVERED FROM EXTERNAL ENTITIES ................................       1,632        1,705           1,738         (1.9)
                                                                              --------     --------        --------
   Grants to agencies and other internal transfers:
     Taxpayer-supported Crown agencies ...................................        (735)      (1,752)           (970)        80.6
     School districts ....................................................      (4,319)      (4,262)         (4,228)         0.8
     Universities ........................................................        (818)        (893)           (879)         1.6
     Colleges, university colleges and institutes ........................        (778)        (848)           (856)        (0.9)
     Health authorities and hospital societies ...........................      (6,912)      (7,198)         (7,231)        (0.5)
     CFD governance authorities ..........................................           -           (1)             (4)       (75.0)
                                                                              --------     --------        --------
                                                                               (13,562)     (14,954)        (14,168)         5.5
                                                                              --------     --------        --------
   Taxpayer-supported Crown agencies .....................................       1,904        2,130           2,077          2.6
   SUCH sector and regional authorities:
     School districts ....................................................       4,451        4,533           4,471          1.4
     Universities ........................................................       1,936        2,073           1,905          8.8
     Colleges, university colleges and institutes ........................       1,324        1,345           1,298          3.6
     Health authorities and hospital societies(4) ........................       7,598        7,782           7,776          0.1
     CFD governance authorities ..........................................           -            1               3        (66.7)
                                                                              --------     --------        --------
                                                                                17,213       17,864          17,530          1.9
                                                                              --------     --------        --------
NET SPENDING OF CROWN AGENCIES AND THE SUCH SECTOR .......................       3,651        2,910           3,362
                                                                              --------     --------        --------
TOTAL TAXPAYER-SUPPORTED EXPENSE .........................................      30,292       30,658          30,335          1.1
                                                                              --------     --------        --------
                                                                              --------     --------        --------
----------------------------------------------------------------------------------------------------------------------------------

(1) Budget amounts and prior year comparative figures have been restated to reflect government's organization and accounting policies as of March 31, 2005.

(2)  Percentage change between 2004/05 actual and 2003/04 actual.

(3) An additional $148 million federal Health Accord and Immunization Trust funding was approved subsequent to the February 17, 2004 provincial budget. While this funding was authorized in the May 20, 2004 SUPPLY ACT and treated as part of the budget in three QUARTERLY REPORTS, this report reflects the original estimates tabled on February 17, 2004.

(4) Excludes inter-entity transactions between health authorities and hospital societies.

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44                          CHAPTER 2 - FINANCIAL REVIEW
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Major changes from budget include:


o Revenue in 2004/05 included an additional $148 million health care contribution due to the First Ministers' Accord on Health Care Renewal and new Public Health and Immunization funding finalized after budget.

o Revenue from taxation sources was $732 million above budget mainly due to higher revenues from personal and corporate income, property transfer, corporation capital and insurance premium taxes. In 2004/05, revenue included the impacts of the sales tax rate reduction to 7.0 per cent from
     7.5 per cent (October 2004) and other measures announced in the February 2005 budget totaling $150 million.

o Personal income tax revenue was up $75 million mainly due to a higher tax base for 2003 and 2004, partly offset by $30 million of tax measures introduced in BUDGET 2005.

o Stronger 2003 BC corporate profit growth resulted in a $217 million gain from higher 2003 tax-year assessments. An additional $145 million increase was primarily due to an improved 2004 outlook for national corporate profits that resulted in higher instalment payments from the federal government.

o Social service tax revenue was on budget as the impact of higher 2003/04 and 2004/05 spending, reflecting stronger income and economic growth, was offset by the $120 million effect of reducing the sales tax rate to 7.0 per cent from 7.5 per cent (effective October 21, 2004).

o Property transfer tax revenue was $172 million above budget and 17 per cent higher than 2003/04 due to the robust housing market throughout the year due in part to lower mortgage rates, increased migration and the cumulative effect of federal and provincial income tax cuts. In 2004/05, the budget forecast assumed a moderation in residential house prices, compared to the
     9.0 per cent increase that actually occurred.

o Revenues from other taxes were up $153 million mainly due to increased audit recoveries of corporation capital tax, higher insurance premium taxes mainly resulting from stronger 2003/04 results, and higher collections of tobacco, fuel, hotel room and property taxes, consistent with stronger income and economic growth.

o Revenue from energy and mineral sources was up $278 million as the effects of strong global demand for energy and mineral products resulted in higher prices for natural gas, oil and minerals. The plant inlet natural gas price averaged $5.72 per gigajoule in 2004/05, compared to $4.65 assumed at budget. The effects of increased prices were partly offset by lower natural gas production (2.8 per cent annual growth compared to 8.1 per cent assumed at budget) and reduced drilling rights acquisitions (552 thousand hectares disposed at auctions compared to the budget assumption of 954 thousand hectares).

o Forests revenue was $364 million above budget and up 34 per cent from the previous year as demand from a strong US housing market resulted in higher lumber prices and increased Crown harvest volumes. In 2004, the spruce-pine-fir 2X4 lumber price averaged US$394 per thousand board feet compared to US$300 assumed at budget and Crown harvest volumes totaled 70.9 million cubic metres in 2004/05, 7.4 million cubic metres higher than budget and up 15 per cent from 2003/04 levels.

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                          CHAPTER 2 - FINANCIAL REVIEW                        45
--------------------------------------------------------------------------------

CHANGES TO THE EQUALIZATION REVENUE SYSTEM


SUMMARY

Fundamental changes to the Equalization program were confirmed at a First Ministers' meeting held in Ottawa on October 26, 2004. For British Columbia, these changes resulted in $577 million more in Equalization revenue for 2004/05 and prior years than was forecast in BUDGET 2004 and the 2003/04 PUBLIC ACCOUNTS. As well, while BC's 2005/06 entitlement of $590 million is confirmed, amounts for subsequent years have not been finalized pending recommendations of an independent panel.

THE NEW EQUALIZATION FRAMEWORK

Starting in 2005/06, total Equalization entitlements for all (Equalization-recipient) provinces combined will be set in advance for the subsequent five-year period. This is a significant departure from the current Equalization program, since the total size of the program will no longer be based on the size of relative provincial disparities.

Another significant departure was the decision to eliminate the ongoing system of updates and revisions of Equalization entitlements for 2002/03 through 2005/06. In the past, a system of updates and revisions meant that final Equalization entitlements for a given fiscal year would not be known until 30 months after the end of that fiscal year. Under the new framework, Equalization entitlements for 2002/03 through 2005/06 have already been finalized, thereby eliminating the uncertainty that arose from the previous system of continuous revisions. Entitlements for 2006/07 and beyond, however, remain undetermined pending federal policy decisions.

HIGHER EQUALIZATION REVENUE FOR 2004/05 AND PRIOR YEARS

To determine (final) Equalization entitlements for 2004/05 and prior years, an individual floor for each province was established, to ensure that combined entitlements for 2001/02 through 2004/05 would not fall below the level estimated in February 2004. The February 2004 official federal estimates of BC Equalization entitlements for 2001/02 through 2004/05 totaled $1,312 million, whereas in October 2004, the total was $1,064 million. As a result, BC received a "floor payment" of $248 million ($1,312 million minus $1,064 million).

This floor payment was added to the official October 2004 federal estimates of Equalization entitlements for BC for 2001/02 through 2004/05. An additional one-time Equalization top-up was provided to Equalization-recipient provinces in the federal 2004 budget; this provided an additional $38.6 million in Equalization revenue to BC.

The following table shows the change in Equalization revenues since BUDGET 2004 and the 2003/04 PUBLIC ACCOUNTS. In respect of prior years, final Equalization entitlements are $259 million higher than the PUBLIC ACCOUNTS amounts (which were based on the previous formula/system). For 2004/05, the higher base, floor payment and one-time top-up total $721 million, $319 million higher than the $402 million BUDGET 2004 estimate (which, again, was based on the previous formula). In total, 2004/05 revenue is $577 million higher than originally forecast.

EQUALIZATION REVENUE CALCULATIONS

                                           BUDGET 2004
                                           and 2003/04        Final
   $millions                             PUBLIC ACCOUNTS   Entitlements     Change
----------------------------------------------------------------------------------------
PRIOR YEARS
2001/02 ..............................       195.3            239.7          44.4
2002/03 ..............................           -             70.5          70.5
2003/04 ..............................       176.1            319.9         143.8
                                           -------          -------       -------
Total Prior Years ....................       371.4            630.1         258.7
                                           -------          -------       -------
2004/05
Base .................................       402.0            433.9          31.9
Floor Payment ........................           -            248.1         248.1
One-time Top-up ......................           -             38.6          38.6
                                                 -             ----          ----
Total 2004/05 ........................       402.0            720.6         318.6
                                           -------          -------       -------
TOTAL INCLUDING PRIOR YEARS...........       773.4          1,350.7         577.3
                                           -------          -------       -------
                                           -------          -------       -------
----------------------------------------------------------------------------------------

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46                          CHAPTER 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

o A higher than forecast equalization entitlement of $577 million was due to the revised methodology used to calculate entitlements established at the First Ministers' Meeting (FMM) on October 26, 2004. BC entitlements for 2001/02 to 2005/06 are now finalized, and all prior year changes are included in this figure. Previously, final entitlements would not be known with certainty until 30 months after year-end. The revised methodology fundamentally changed the previous procedures. (See the topic box on page 45 for further information.)

o Other federal transfers (excluding equalization, additional health accord, and public health and immunization funding) were $160 million above budget. This included $49 million of health transfers for increased prior year entitlements and $111 million higher funding in support of post-secondary institutions, health authorities and other ministry program costs.

COMMERCIAL CROWN CORPORATION INCOME

Commercial Crown corporations recorded a combined net income of $2.4 billion as compared to a budgeted net income of $2.1 billion.

Major changes from budget included:

o BC Hydro's $240 million operating income, before deferral account transfers, was $148 million lower than the projection in BUDGET 2004. The decrease from budget was primarily due to a $93 million decrease in electricity trade revenue and a $194 million increase in energy costs. Energy trade revenue declined mainly due to lower margins for forward energy prices. Low water inflows into hydro dam reservoirs (10 per cent below normal) and higher than anticipated domestic demand resulted in increased energy purchases. These reductions to net income were partially offset by the $137 million payment of an arbitration award by Alcan Inc. to Powerex for indemnities Alcan issued as part of a power sales arrangement with Enron Power Marketing Inc.

     BC Hydro's results also reflect the BC Utilities Commission decision with respect to BC Hydro's rate application, which included a 7.23 per cent interim increase effective April 1, 2004 and a second increase of 1.67 per cent in the Fall of 2004. The BCUC decision reduced these increases to 4.85 per cent. The lower rate increase was offset by domestic energy revenue being slightly higher than budget due to higher domestic demand.

o At $779 million, the Liquor Distribution Branch net income was a $19 million improvement over budget reflecting a 4.2 per cent increase in sales over budget and a $7.1 million increase in other income. The additional revenue was partially offset by a 6.6 per cent increase in product costs and discounts and a $3.9 million increase in operating costs, primarily from additional interest and bank charges due to higher credit card transaction volumes.

o BC Lotteries earnings of $811 million (after transfers to the federal government) were $31 million lower than budget. Gaming revenue was $83 million lower than expected, reflecting the maturity of the lottery and bingo markets and delays in opening new casinos and community gaming centres. The reduction was partially offset by lower operating costs.

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                          CHAPTER 2 - FINANCIAL REVIEW                        47
--------------------------------------------------------------------------------

     BC Lotteries' impact on the provincial government's bottom line is partially offset by a $184 million distribution of gaming revenue to third parties, including $135 million to charities, $45 million to local governments, and $4 million in support of the horseracing industry. Of the $627 million retained by the province, $147 million was dedicated to the Health Special Account and the remainder to general revenue. Amounts provided to the Health Special Account are used to fund the administration, operation and delivery of health care, health research, health promotion and health education services.

o On government's fiscal year basis, BC Rail's results were $149 million higher than the budget forecast, primarily due to the completion of the BC Rail Investment Partnership transaction with CN in July 2004. BUDGET 2004 had projected the completion date in the previous fiscal year. Instead the $199 million gain from the CN transaction was booked in the 2004/05 fiscal year.

     For the year ended December 31, 2004, BC Rail reported net income of $195 million - $16 million less than its plan for the year. The $199 million gain from the CN transaction was $36 million less than earlier projections, primarily due to the deferral of the operating lease revenue for the right of way and rail bed assets. As well, BC Rail increased its environmental liability by $30 million and wrote down its assets by $14 million to match their recoverable value. These reductions were partially offset by a $45 million decrease in the costs for repaying BC Rail debt and $19 million in other improvements, primarily due to the operating income from the industrial freight division prior to its transfer to CN as part of the partnership transaction.


o On government's fiscal year basis, ICBC's results were $347 million ahead of the budget forecast. The change from budget was due to a combination of higher revenue and lower claims and operating costs.

     ICBC reported a net income of $389 million for the calendar year ended December 31, 2004, a $337 million improvement over their budgeted net income of $52 million. Premium revenue was $64 million higher than budget due to higher premium volumes and ICBC maintaining its market share for optional coverage. Higher returns on investment portfolios resulted in a $65 million increase in investment income. Claims costs were $161 million lower than budget, reflecting improving claims trends and adjustments to prior year claims. Lower operating costs, including commissions and premium taxes, of $45 million and a $2 million gain from the sale of residual assets resulted in additional improvements to the bottom line.

Five-year financial statements for the above Crown corporations are presented in Appendix Tables A2.11 to A2.15.

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48                          CHAPTER 2 - FINANCIAL REVIEW
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EXPENSE

Taxpayer-supported program and agency expense, when shown on an entity basis (see Table 2.4), is comprised of:

o net government spending from the consolidated revenue fund (CRF), which reflects the appropriations of ministries and legislative offices;

     plus,

o CRF program costs that are recovered directly from outside entities (ministry appropriations are approved net of these contributions);

     plus,

o the amount that spending by Crown agencies and the SUCH sector exceeds the transfers they receive from the CRF (i.e. net spending). Internal transfers are eliminated to avoid double counting of expense.

For 2004/05, program and agency expense totaled $30.7 billion, $366 million higher than the BUDGET 2004 estimate and a 1.1 per cent increase over the previous year. The increase over budget reflects $1,034 million in additional CRF spending and a $73 million increase in recovered expenses, partially offset by a $741 million reduction in net spending by taxpayer-supported Crown agencies and the SUCH sector.

To comply with generally accepted accounting principles, expense is presented on a function basis that represents the broad categories under which government programs fall (see Appendix Table A2.8). Function reporting facilitates multi-year comparison of government spending in various areas such as health and education. Each function may encompass spending by a number of ministries, Crown agencies and SUCH sector entities.

CONSOLIDATED REVENUE FUND EXPENSE

The February 17, 2004 budget for CRF spending was $25.0 billion as reflected in the 2004/05 ESTIMATES, which included a $240 million provision in the Contingencies (All Ministries) and New Programs Vote. Additional authorizations of $1.6 billion were made during 2004/05 through SUPPLEMENTARY ESTIMATES and various other statutes for a total spending authorization of $26.6 billion. Actual expenditures totaled $26.0 billion.

The additional authorizations were mainly for priority initiatives (see Table 2.5) and a $750 million transfer to the BC Transportation Financing Authority (BCTFA) to reduce debt and to fund the transportation infrastructure plan. As BCTFA is a Crown agency, the transfer had no effect on total expense due to its elimination from total expense as described above.

In addition to the priority initiatives listed above, the province invested $169 million of the gain from the BC Rail Investment Partnership in northern and First Nations communities:

o    $135 million for the Northern Development Initiative;

o    $15 million for the BC Rail First Nations Benefits Trust;

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                          CHAPTER 2 - FINANCIAL REVIEW                        49
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TABLE 2.5 PRIORITY INITIATIVES FUNDED THROUGH SUPPLEMENTARY ESTIMATES

------------------------------------------------------------------------------------------------------------------
                                                                                                    ($ millions)
------------------------------------------------------------------------------------------------------------------
Advanced Education - matching research funds ......................................................      10
Agriculture, Food and Fisheries - BSE and avian flu response, competitiveness .....................      27
Community, Aboriginal and Women's Services - local infrastructure .................................      66
Energy and Mines - geo-science centre .............................................................      25
Forests - Forest Revitalization trust, compensation, reforestation ................................     112
Human Resources - costs arising from rate increase ................................................      10
Public Safety and Solicitor General - police equipment ............................................       3
Small Business and Economic Development - 2010 venues, infrastructure,
     Arts and Culture Endowment ...................................................................     163
Sustainable Resource Management - contaminated sites remediation ..................................      28
Water, Land and Air Protection - parkland acquisition .............................................       8
                                                                                                      -----
   TOTAL PRIORITY INITIATIVES FUNDED THROUGH SUPPLEMENTARY ESTIMATES ..............................     452
                                                                                                      =====
------------------------------------------------------------------------------------------------------------------

o    $13 million to LEGACIES NOW; and

o $6 million in Asia Pacific Market Outreach initiatives and fuel cell research.

Ministry of Health Services expenditures included $148 million to fund regional health expenditures under the federal Health Accord and Immunization Trust. Excluding these costs, the ministry ended the year under spent by $100 million primarily due to a prior period accounting adjustment.

Ministry of Forests expenditures were $98 million higher than budget mainly due to $110 million in additional direct fire-fighting costs, for which the ministry has statutory spending authority, partially offset by other program savings. Similarly, the Ministry of Public Safety and Solicitor General was able to absorb an additional $6 million in flood relief costs due to cost management in other areas.

Several ministries finished the year below budget.

o Ministry of Education expenditures were $56 million lower primarily due to a change in accounting treatment regarding federal funding for first nations students.

o Ministry of Attorney General expenditures were $10 million lower primarily due to lower than expected expenditures under the CROWN PROCEEDING ACT and treaty negotiations, partially off-set by costs related to the Pickton, Air India and Eron trials.

o Ministry of Children and Family Development actual expenditures were $31 million lower primarily due to a prior period accounting adjustment.

o Ministry of Provincial Revenue actual expenditures were $6 million lower due to hiring delays and reduced amortization expense.

o Ministry of Sustainable Resource Management actual expenditures were $128 million lower, primarily due to below budget spending in the Crown Land Special Account.

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50                          CHAPTER 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

o Expenses for the Management of Public Funds and Debt were $123 million below a budgeted $800 million due to lower than anticipated debt levels and interest rates.

o    Other ministry cost management savings totaled $24 million.

A total of $135 million was accessed from the Contingencies (All Ministries) and New Programs Vote (see Table 2.6), leaving $105 million unspent.

TABLE 2.6 PRESSURES ALLOCATED TO CONTINGENCIES

-------------------------------------------------------------------------------------------------------------
                                                                                            ($ millions)
-------------------------------------------------------------------------------------------------------------
Agriculture, Food and Fisheries - BSE assistance and avian flu response ...................      8
Attorney General - Pickton, Air India and other trials ....................................      9
Children and Family Development - leave liability .........................................      2
Community, Aboriginal and Women's Services - traffic fine sharing and community grants ....     55
Energy and Mines - Vancouver Island Gas Pipeline Assistant Agreement ......................     11
Finance - Southeast Asian tsunami relief ..................................................      8
Management Services - alternative service delivery and other operations ...................      8
Public Safety and Solicitor General - disaster relief costs ...............................      8
Small Business and Economic Development - Olympic security, tourism .......................      5
Sustainable Resource Management - BC Trust for Public Lands and site cleanup ..............     10
Transportation - grants to small communities ..............................................      6
Water, Land and Air Protection - Living Rivers ............................................      5
                                                                                             -----
   TOTAL PRESSURES ALLOCATED TO CONTINGENCIES .............................................    135
                                                                                             =====
-------------------------------------------------------------------------------------------------------------

OTHER EXPENSES(2)

CRF spending is shown net of recoveries from external entities. Recoveries are obtained for items such as interest costs for loans issued under the Fiscal Agency Loan program and medical services provided to non-residents. As well, during the year, the federal government or other entities may decide to partner with a ministry on delivery of a short-term program where the ministry delivers the service and the external entity provides the funding. Under GAAP, the financial statements must disclose separately the revenue and spending related to recoveries.

In 2004/05, CRF spending funded by recoveries from external entities was $73 million higher than budget, primarily reflecting increased activity in a number of ministries for minor programs cost-shared with the federal government. This spending was offset by an equal increase in revenue.

Taxpayer-supported Crown agencies and SUCH sector entities provide a number of services to the public. These agencies and entities are primarily funded by the provincial government, but may also have outside sources of revenue.

-------------
(2) Revenue and spending of taxpayer-supported Crown corporations and SUCH sector organizations are combined with CRF revenue and expenses in Tables
     2.3 and 2.4. Revenues and expenses for individual taxpayer-supported Crown corporations and SUCH sector organizations are provided in Appendix Table A2.10.

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                          CHAPTER 2 - FINANCIAL REVIEW                        51
--------------------------------------------------------------------------------

Some of the services provided by taxpayer-supported Crown agencies are highway construction (BC Transportation Financing Authority), property management (BC Buildings), property assessment (BC Assessment Authority), social housing (BC Housing Management Commission), transit services (BC Transit), and legal services (Legal Services Society).

The SUCH sector entities are school districts, universities, colleges, health authorities and hospital societies. These organizations are the primary providers of health and education services to British Columbians.

As both the taxpayer-supported Crown corporations and the SUCH sector organizations receive most of their funding from ministry budgets, their impact on total government spending is the amount by which their total spending exceeds any grants and transfers made to these organizations by the ministries and special offices. The spending in excess of grant funding is supported by the organizations' outside sources of revenue.

At $378 million, net spending by taxpayer-supported Crown corporations and agencies (i.e. spending in excess of transfers from the CRF) in 2004/05 was $791 million lower than in the BUDGET 2004 fiscal plan (see Table 2.2). The reduction was primarily due to the BC Transportation Financing Authority receiving an additional $750 million from the CRF for purposes of debt reduction and funding for the transportation infrastructure plan. Spending increases by other taxpayer-supported Crowns also were offset by increased transfers from the CRF.

Net spending by SUCH sector organizations was $2,532 million in 2004/05 - $50 million higher than budget (see Table 2.2). The increase mainly reflects the inclusion of spending related to school-generated funds. Net spending by post secondary institutes was relatively stable compared to budget, as a net spending increase by universities was offset by a net spending decrease by colleges. The shift was due to the elevation of two colleges to university status during the year.

Further information on the impact that the inclusion of the SUCH sector has on government's financial statements is discussed in the topic box on page 52.

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52                          CHAPTER 2 - FINANCIAL REVIEW
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IMPACT OF INCLUDING THE SUCH SECTOR ON THE SUMMARY STATEMENTS

OVERVIEW

Expanding the government reporting entity to include SUCH organizations requires full consolidation of the financial results of those organizations into the provincial government's budget and financial reports.

                      CHART 1 NET OPERATING IMPACT OF SUCH


                                    [CHART]



As noted in Chart 1, the positive impact of the SUCH sector on the province's bottom line in 2004/05 would have been mirrored in the previous four years had it been included in the government reporting entity.

While the SUCH sector organizations receive a significant proportion of their funding from the provincial government, they also have direct revenue that helps fund their operations. This includes direct contributions from the federal and municipal governments as well as own-source revenue, such as fees for student residences and tuition, charges to non-residents for health services, and sales from ancillary cafeteria services and retail outlets. Including direct SUCH sector revenue added approximately $2.9 billion to total provincial government revenue in 2004/05.

Spending by the SUCH sector organizations reflects the costs incurred to deliver health and education programs on behalf of the province, in keeping with statutory obligations. These programs are funded by a combination of government grants and direct revenue. SUCH sector organizations also deliver enhancements to the government-mandated programs, or provide other related services. The impact on total provincial government spending reflects SUCH entity spending that exceeds the grant funding provided to them. In 2004/05, this amounted to $2.5 billion.

TABLE 1 FINANCIAL IMPACT OF SUCH

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Budget       Actual
                                                        2000/01      2001/02      2002/03     2003/04      2004/05      2004/05
                                                        -------------------------------------------------------------------------
        BEFORE INCLUSION OF SUCH
   Revenue .........................................     27,940       25,824       25,352      26,578       27,886       30,306
   Expense .........................................    (26,709)     (28,648)     (28,624)    (28,204)     (27,810)     (28,126)
                                                        -------      -------      -------     -------      -------      -------
   Surplus/(Deficit) before joint trusteeship ......      1,231       (2,824)      (3,272)     (1,626)          76        2,180
                                                        -------      -------      -------     -------      -------      -------
                                                        -------      -------      -------     -------      -------      -------
   Taxpayer-supported capital spending .............      2,186        1,414        1,139         988        1,625        1,367
   Taxpayer-supported debt .........................     24,892       27,167       29,057      29,539       31,605       28,132
          AFTER INCLUSION OF SUCH
   Revenue .........................................     29,804       28,020       27,659      29,060       30,492       33,233
   Expense .........................................    (28,439)     (30,668)     (30,396)    (30,335)     (30,292)     (30,658)
                                                        -------      -------      -------     -------      -------      -------
   Surplus/(Deficit) before joint trusteeship ......      1,365       (2,648)      (2,737)     (1,275)         200        2,575
                                                        -------      -------      -------     -------      -------      -------
                                                        -------      -------      -------     -------      -------      -------
   Taxpayer-supported capital spending .............      2,542        2,070        1,876       2,045        1,943        2,322
   Taxpayer-supported debt .........................     25,109       27,534       29,425      30,028       32,115       28,657
     NET FISCAL PLAN IMPACT OF SUCH
   Revenue (direct revenue) ........................      1,864        2,196        2,307       2,482        2,606        2,927
   Expense (in excess of grant funding) ............     (1,730)      (2,020)      (1,772)     (2,131)      (2,482)      (2,532)
                                                         ------       ------       ------      ------       ------       ------
   Surplus/(Deficit) before joint trusteeship ......        134          176          535         351          124          395
                                                        -------      -------      -------     -------      -------      -------
                                                        -------      -------      -------     -------      -------      -------
   Taxpayer-supported capital spending .............        356          656          737       1,057          318          955
   Taxpayer-supported debt .........................        217          367          368         489          510          525
---------------------------------------------------------------------------------------------------------------------------------

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                          CHAPTER 2 - FINANCIAL REVIEW                        53
--------------------------------------------------------------------------------


The year-over-year changes in net operating impact reflect both decisions on own source revenue as well as timing impacts for program implementation. For example, increases in direct revenue from 2001/02 to 2004/05 are due, in part, to additional fee revenue and higher demand for ancillary services.

SUCH organizations acquire capital infrastructure and equipment both for delivery of their primary service to the public and for ancillary support services, including commercial operations. The province provides annual capital grants towards the acquisition of primary service delivery capital. The SUCH sector enhances the government funding and funds other capital spending mainly from capital donations from other groups or by borrowing in the financial markets. The net impact of the SUCH sector on taxpayer-supported capital spending is the non-government funded capital spending by the SUCH sector.

SUCH sector organizations either borrow from the government through its fiscal agency loan program or directly from the financial markets. The net impact of the SUCH sector on taxpayer-supported debt is the debt borrowed by SUCH sector organizations from external markets (see Table 1). SUCH sector debt is used primarily to finance the construction of post-secondary institutions, hospitals and long-term care facilities. Chart 2 illustrates the impact of the additional debt on taxpayer-supported debt to GDP ratios.

Although the assets of the SUCH sector are reflected on government's balance sheet, some of the assets owned by these organizations have external restrictions on their use and therefore cannot be used to meet government's general obligations. Examples include endowment funds of post-secondary institutions, and assets owned by denominational hospitals that are used in the delivery of provincial health care services.

                 CHART 2 TAXPAYER-SUPPORTED DEBT IMPACT OF SUCH

                                    [CHART]


2004/2005 IN REVIEW

In BUDGET 2004, the SUCH sector was projected to have a $124 million positive impact on government's bottom line, adding $2,606 million to revenue and $2,482 million to expense. At $395 million, the actual result was $271 million higher than the budgeted impact, primarily due to a $321 million increase in direct revenue, partially offset by a $50 million increase in net spending - mostly by school districts.

At $177 million, the school district net operating impact was $116 million higher than budget. Direct revenue increased by $255 million, mainly due to the inclusion of school-generated funds, such as cafeteria and vending machines sales, and tuition charged to out-of-province students. The revenue increase was partially offset by a $139 million increase in net expenses (expenses in excess of grant funding), mainly due to spending related to school generated funds.

The universities net operating impact was $123 million, a $70 million improvement over budget. A $132 million increase in direct revenue was primarily due to higher than anticipated federal transfers and additional fee revenue. Net expenses increased by $62 million, as higher salary costs were partially offset by an increase in government transfers.

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54                        CHAPTER 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE 2 2004/05 IMPACTS

                                                 SCHOOLS            UNIVERSITIES             COLLEGES           HEALTH AUTHORITIES
                                           -------------------   -------------------    -------------------   ---------------------
                                            Budget     Actual     Budget     Actual      Budget     Actual     Budget       Actual
DIRECT REVENUE
   Fees .................................      90        125        426        479         337        357        195           189
   Federal transfers ....................      12         63        192        220           2          4          4            25
   Other ................................      91        260        553        604         206        204        498           397
                                               --        ---        ---        ---         ---        ---        ---           ---
                                              193        448      1,171      1,303         545        565        697           611
                                          --------   --------   --------   --------    --------   --------   --------      --------
EXPENSE IN EXCESS OF GRANT FUNDING
   Salaries .............................   3,656      3,636      1,159      1,256         900        896      4,125         4,157
   Operating costs ......................     795        897        777        817         424        449      3,473         3,625
   Net transfers/adjustments ............  (4,319)    (4,262)      (818)      (893)       (778)      (848)    (6,912)       (7,198)
                                          --------   --------   --------   --------    --------   --------   --------      --------
                                              132        271      1,118      1,180         546        497        686           584
                                          --------   --------   --------   --------    --------   --------   --------      --------
     NET OPERATING IMPACT ...............      61        177         53        123          (1)        68         11            27
                                          --------   --------   --------   --------    --------   --------   --------      --------
                                          --------   --------   --------   --------    --------   --------   --------      --------
CAPITAL SPENDING
   Total spending .......................     196        239        318        535          90        160        323           524
   Government funded capital ............    (134)      (118)      (182)      (168)        (34)       (31)      (259)         (186)
                                          --------   --------   --------   --------    --------   --------   --------      --------
     NET CAPITAL SPENDING IMPACT ........      62        121        136        367          56        129         64           338
                                          --------   --------   --------   --------    --------   --------   --------      --------
                                          --------   --------   --------   --------    --------   --------   --------      --------
DEBT
   Total borrowing ......................      30         17        386        379          79         77        117           134
   Borrowing from government ............       -          -        (61)       (42)        (41)       (40)         -             -
                                          --------   --------   --------   --------    --------   --------   --------      --------
     NET DEBT IMPACT ....................      30         17        325        337          38         37        117           134
                                          --------   --------   --------   --------    --------   --------   --------      --------
                                          --------   --------   --------   --------    --------   --------   --------      --------

Colleges had a $68 million positive impact on government's bottom line, compared to a budget $1 million negative impact. The improvement was mainly due to higher fee revenue and an increase in government transfers.

At $27 million, the health authorities net operating impact was $16 million higher than budget. Higher spending of $184 million, primarily resulting from the Health Accord, was offset by a $286 million increase in government transfers, resulting in an overall $102 million reduction in net expense. This improvement was partially offset by an $86 million reduction in direct revenue, primarily due to lower recoveries of medical costs from out-of-province patients.

In BUDGET 2004, the SUCH sector was projected to fund $318 million in capital spending from sources outside of government. Actual self-funded spending was $637 million higher than budget due to $531 million in additional spending and a $106 million reduction in capital funding provided by ministries. The reduction in capital funding was primarily due to the impact of project delays on final transfer payments.

Education spending was up $330 million, reflecting additional land and equipment purchases by school districts and the expansion of existing projects by post secondary institutes.

Health spending increased by $201 million due to the commencement of construction on the Academic Ambulatory Care Centre and the expansion of existing capital projects and equipment purchases.

The SUCH sector net debt impact was slightly higher than the projection in BUDGET 2004, reflecting the repayment by universities of funds borrowed from government, an increase in borrowing by health authorities, and a reduction in school district debt.

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                          CHAPTER 2 - FINANCIAL REVIEW                        55
--------------------------------------------------------------------------------

FULL-TIME EQUIVALENTS (FTEs)

Staff utilization for ministries and taxpayer-supported agencies is measured in full-time equivalents. (SUCH sector employees are excluded.) FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. In 2004/05, FTEs were 419 below budget and 3,079 lower than the previous year (see Table 2.7).

Ministry and special offices utilization was 301 FTEs lower than budget, primarily due to lower than anticipated staffing levels in a number of ministries. Similarly, actual FTE utilization for taxpayer-supported Crown corporations and agencies was 118 FTEs lower than budget, reflecting minor workforce adjustments in a number of organizations.

The reduction in ministry and special offices FTEs as compared to the previous year (1,825 FTEs) is mainly due to reduced requirements for forest fire fighting and the completion of the three-year expenditure reduction plan by March 2004.

The reduction in Crown corporation and agency FTEs from the previous year (1,254
FTEs) reflects the impacts of transferring the Forensic Psychiatric Institute to Providence Health Care, restructuring BC Building Corporation's property management department, and transferring the Pacific National Exhibition to the City of Vancouver.

TABLE 2.7 FULL-TIME EQUIVALENTS (FTEs) UTILIZATION

--------------------------------------------------------------------------------------------------------
                                                          Budget    Actual    Actual     Annual
                                                          2004/05   2004/05   2003/04   Change(1)
--------------------------------------------------------------------------------------------------------
                                                                                       (per cent)
Ministries and special offices (CRF)..................     27,160    26,859    28,684     (6.4)
Taxpayer-supported Crown
   corporations and agencies .........................      3,940     3,822     5,076    (24.7)
                                                          -------   -------   -------
TOTAL FTEs ...........................................     31,100    30,681    33,760     (9.1)
                                                          -------   -------   -------
                                                          -------   -------   -------
--------------------------------------------------------------------------------------------------------

(1)  Percentage change between 2004/05 actual and 2003/04 actual.


PROVINCIAL CAPITAL SPENDING

Capital spending is required to build, acquire or replace assets such as roads, schools, post-secondary facilities, hospitals and related major equipment.

Capital spending does not flow directly to the government's annual surplus or deficit. Instead, as required by generally accepted accounting principles, capital costs are spread out over the useful lives of the related assets through annual amortization expenses. These amortization expenses are charged annually against the surplus. However, the cash requirements for capital projects have an immediate impact on provincial debt.

Capital spending in 2004/05 totaled $3.2 billion, $248 million above budget. Education and health facilities accounted for 47 per cent of total spending, power generation and transmission projects for 22 per cent, and transportation projects for 18 per cent (see Chart 2.3 and Table 2.8).

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56                          CHAPTER 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE 2.8 CAPITAL SPENDING

-------------------------------------------------------------------------------------------------------
                                                        Budget     Actual    Actual        Annual
     ($ millions)                                       2004/05    2004/05   2003/04       Change
-------------------------------------------------------------------------------------------------------
                                                                                         (per cent)
TAXPAYER-SUPPORTED
  Education
    Schools (K-12) .................................      196       239       313          (23.6)
    Post-secondary .................................      408       695       605           14.9
  Health ...........................................      326       568       420           35.2
  BC Transportation Financing Authority.............      500       513       436           17.7
  Rapid Transit Project 2000 .......................       19        15        14            7.1
  Vancouver Convention Centre Expansion Project ....       70        50        56          (10.7)
  Columbia River power projects(1) .................       90         -         -              -
  Government operating (ministries) ................      257       175       185           (5.4)
  Other(2) .........................................       77        67        16          318.8
                                                       -------   -------   -------
  TOTAL TAXPAYER-SUPPORTED .........................    1,943     2,322     2,045           13.5
                                                       -------   -------   -------
SELF-SUPPORTED COMMERCIAL
  BC Hydro .........................................      821       612       636           (3.8)
  Columbia River power projects(1) .................        -        84       100          (16.0)
  BC Rail ..........................................       17        30        33           (9.1)
  Insurance Corporation of British Columbia(3) .....       66        31        26           19.2
  BC Lotteries .....................................       75        93        49           89.8
  Liquor Distribution Branch .......................       12        10         2          400.0
                                                       -------   -------   -------
  TOTAL SELF-SUPPORTED COMMERCIAL ..................      991       860       846            1.7
                                                       -------   -------   -------
  TOTAL CAPITAL SPENDING ...........................    2,934     3,182     2,891           10.1
                                                       -------   -------   -------
                                                       -------   -------   -------
-------------------------------------------------------------------------------------------------------

(1)  Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(2) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development and BC Transit.

(3)  Includes ICBC Properties Ltd.

Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities and transportation projects, plus minor capital spending by ministries and other minor taxpayer-supported agencies. In 2004/05, spending of $2.3 billion was $379 million above budget mainly due to updated planning assumptions and an increased scope for existing health and education projects.

                           CHART 2.3 CAPITAL SPENDING, 2004/05


                                    [CHART]


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Education spending was up $330 million, reflecting additional land and equipment purchases by school districts and the expansion of existing projects by post secondary institutes.

Health spending increased by $242 million due to the commencement of construction on the Academic Ambulatory Care Centre and Abbotsford Regional Hospital and Care Centre projects, and the expansion of existing capital projects and equipment purchases.

Other taxpayer-supported capital spending was $193 million lower than budget, reflecting lower ministry minor capital purchases, delayed spending for the Vancouver Convention and Exhibition Centre project and the reversion of Columbia River power projects to self-supported status.

Self-supported commercial Crown corporation capital spending includes projects undertaken by BC Hydro, BC Rail, ICBC and for Columbia River power projects. Spending for these agencies totaled $860 million, $131 million below budget mainly due to cancellation of BC Hydro's Georgia Strait [Pipeline] Crossing and Vancouver Island [Power] Generation projects (GSX/VIGP) and lower building improvement costs for the Surrey Central City mall. Lower spending was partially offset by the reversion of Columbia River power project expenditures to self-supported status and additional spending for gaming equipment.

Table 2.9 shows a summary of capital spending changes since the 2004/05 budget.

TABLE 2.9 CAPITAL SPENDING - CHANGES FROM BUDGET 2004

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Final
     ($ millions)                                                                                            Change        Results
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL SPENDING - BUDGET 2004                                                                                              2,934
   Taxpayer-supported
        Education facilities - mainly increased spending for post-secondary education projects ...........       330
        Health facilities - updated health authorities capital plans and commencement of the Academic
          Ambulatory Care Centre and the Abbotsford Regional Hospital and Cancer Centre projects .........       242
        Columbia River power projects - reversion to self-supported status ...............................       (90)
        Government operating - lower minor capital spending ..............................................       (82)
        Vancouver Convention and Exhibition Centre - delayed spending ....................................       (20)
        Other(1) .........................................................................................        (1)         379
                                                                                                               -------
   Self-supported commercial
        BC Hydro - mainly cancellation of the Georgia Strait pipeline crossing and Vancouver Island
          power generation projects ......................................................................      (209)
        Columbia River power projects - reversion to self-supported status ...............................        84
        BC Lotteries - additional spending for gaming equipment ..........................................        18
        ICBC - reduced requirements and lower building improvements costs for Surrey Central City.........       (35)
        Other(2) .........................................................................................        11         (131)
                                                                                                               -------      -------
   TOTAL CHANGE ..........................................................................................                    248
                                                                                                                            -------
CAPITAL SPENDING - ACTUAL ................................................................................                  3,182
                                                                                                                            -------
                                                                                                                            -------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes BC Buildings, Rapid Transit Project 2000 and other taxpayer-supported Crown corporations.

(2)  Includes BC Rail and Liquor Distribution Branch.

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58                          CHAPTER 2 - FINANCIAL REVIEW
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Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. The table reflects cancellation of GSX/VIGP, tenant improvements at Surrey Central City for a Simon Fraser University satellite campus, and commencement of the Academic Ambulatory Care Centre and Abbotsford Regional Hospital and Care Centre projects.

 TABLE 2.10 2004/05 CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION(1)

------------------------------------------------------------------------------------------------------------------------------------
                                                      Forecast      Cumulative       Spending    Cumulative     Total      Total
                                           Start     Completion    Spending at     April 1 to   Spending at    Project    Project
   ($ millions)                            Date         Date     Mar. 31, 2004(2)+   Mar. 31   Mar. 31, 2005  Budget(3)  Forecast(3)
------------------------------------------------------------------------------------------------------------------------------------
ADVANCED EDUCATION FACILITIES(4)
   UBC - Life Sciences Centre .........   Apr. 2002    Mar. 2005         72              38            110         110       110
   SFU - Surrey Central City Campus ...   Mar. 2004   Sept. 2007         35               5             40          70        70
                                                                    --------        --------       --------    --------    ------
Total advanced education ..............                                 107              43            150         180       180
------------------------------------------------------------------------------------------------------------------------------------
HEALTH FACILITIES(4)
   Vancouver General Hospital,
     redevelopment project ............  Sept. 2000    Jan. 2007(5)      83              13             96         156       156
   Academic Ambulatory Care Centre ....   Fall 2004    Summer/06          -              12             12          95        95
   Abbotsford Regional Hospital and
     Cancer Centre ....................   Fall 2004    Summer/08          -              39             39         316       316
                                                                    --------        --------       --------    --------    ------
     Total health facilities...........                                  83              64            147         567       567
------------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION
   Trans Canada Highway - 5 Mile (Yoho)
      Bridge ..........................   May 1999     Fall 2006         27               6             33          44(6)     44(6)
   Nisga'a Highway ....................   Aug. 1998    Fall 2005         38               4             42          52        52
   SEA-TO-SKY HIGHWAY .................  April 2003  Winter 2009         17              50             67         234       234
   SKYTRAIN extension - phase(1).......  Sept. 1998    June 2006      1,062              15          1,077       1,167     1,106
                                                                    --------        --------       --------    --------  --------
     Total transportation .............                               1,144              75          1,219       1,497     1,436
------------------------------------------------------------------------------------------------------------------------------------
POWER GENERATION
   BC Hydro
   - Georgia Strait pipeline crossing                              Project cancelled
   - Vancouver Island generation project                           Project cancelled
   - Seven Mile Dam safety improvements.  June 1999    Mar. 2005         42              20             62         100        64
   - Mica Dam - generator stator
     replacement......................... Feb. 2004    July 2009          -               6              6          78        78
   - Peace Canyon Dam - generator stator
     replacement and rotor modification.. Feb. 2004    July 2009          -               1              1          64        64
   Brilliant Expansion Power Corporation(7)
   - Brilliant Dam power expansion ...... Oct. 2002    Aug. 2006         84              74            158         205       205
                                                                    --------        --------       --------    --------    ------
        Total power generation ..........                               126             101            227         447       411
------------------------------------------------------------------------------------------------------------------------------------

OTHER
   ICBC Properties Ltd.
   - Surrey Central City Mall Ltd. ..... Sept. 1999    Dec. 2005(8)    230              13            243         312        284
   Vancouver Convention Centre
    Expansion Project ..................       2003         2008        44              13             57         230        230(9)
                                                                    --------        --------       --------    --------    --------
        Total other ....................                               274              26            300         542        514
------------------------------------------------------------------------------------------------------------------------------------

(1) Only projects that have been approved by Treasury Board and/or Crown corporation boards as at March 31, 2005 are included in this table. Ministry service plans may include projects that still require final approval.

(2)  Total expenditures since commencement of each project.

(3) Represents sum of annual budgeted provincial expenditures to complete each project.

(4)  Amounts shown exclude interest costs incurred during construction.

(5) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(6) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $65 million.

(7) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(8) The base building was substantially completed in January 2003; however, work to prepare space for new tenants is still required.

(9) Amount represents the provincial portion of this cost-shared project with the federal government and the tourism industry.


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PROVINCIAL DEBT

The government and its Crown corporations borrow to finance their own operations (for example, when revenues fall short of expenses), to finance construction of capital projects or other investments, to refinance maturing debt and to finance working capital needs.

                      CHART 2.4 PROVINCIAL DEBT COMPONENTS


                                    [CHART]

(1) Amount includes debt to finance deficits, ministry minor capital spending and operating activities. It also includes ferry infrastructure debt and a portion of roads infrastructure debt incurred up to 1994/95.

Provincial debt decreased $1.9 billion to total $35.8 billion at March 31, 2005, or 22.9 per cent of provincial GDP (see Chart 2.4, Table 2.11 and Appendix Table A2.18). Approximately $30 billion or over 80 per cent of total debt reflects investments in capital assets - schools, hospitals, roads, transportation, utilities, and other forms of provincial infrastructure. The remaining $6 billion represents accumulated borrowing to fund public services.

TABLE 2.11 PROVINCIAL DEBT SUMMARY(1), (2)

----------------------------------------------------------------------------------------------------------------------------------
                                                                    Budget            Actual          Actual          Annual
($ millions)                                                        2004/05          2004/05         2003/04          Change
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    (per cent)
TAXPAYER-SUPPORTED DEBT
  PROVINCIAL GOVERNMENT DIRECT OPERATING ......................     16,558(3)         14,481          15,694           (7.7)
  OTHER TAXPAYER-SUPPORTED DEBT (MAINLY CAPITAL)
    Education facilities(2) ...................................      6,901             6,809           6,521            4.4
    Health facilities(2) ......................................      2,479             2,112           2,215           (4.7)
    Highways and public transit ...............................      5,018             4,593           4,880           (5.9)
    Other(4) ..................................................      1,159               662             718           (7.8)
                                                                 ----------        ----------      ----------
    TOTAL OTHER TAXPAYER-SUPPORTED DEBT .......................     15,557            14,176          14,334
                                                                 ----------        ----------      ----------
   TOTAL TAXPAYER-SUPPORTED DEBT ..............................     32,115            28,657          30,028           (4.6)
                                                                 ----------        ----------      ----------
SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies ..................      7,180             7,169           7,739           (7.4)
                                                                 ----------        ----------      ----------
TOTAL SELF-SUPPORTED DEBT .....................................      7,180             7,169           7,739           (7.4)
                                                                 ----------        ----------      ----------
FORECAST ALLOWANCE ............................................        100                 -               -              -
                                                                 ----------        ----------      ----------
TOTAL PROVINCIAL DEBT .........................................     39,395            35,826          37,767           (5.1)
                                                                 ----------        ----------      ----------
                                                                 ----------        ----------      ----------
----------------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies
     (SUCH), and debt directly incurred by these entities.

(3) Restated to reflect a change in accounting policy for the defeasance of debt (budget estimate is reduced by $57 million).

(4) Includes taxpayer-supported Crown corporations and agencies, other fiscal agency loans, student assistance loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.

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60                          CHAPTER 2 - FINANCIAL REVIEW
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TABLE 2.12 DEBT - CHANGES FROM BUDGET 2004

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Final
        ($ millions)                                                                                         Change         Results
------------------------------------------------------------------------------------------------------------------------------------
   PROVINCIAL DEBT AT MARCH 31, 2004 - BUDGET 2004                                                                         39,452
     Restatement for change in accounting policy for defeased debt .....................................         15
     March 31, 2004 year-end changes between budget forecast and the 2003/04 PUBLIC ACCOUNTS:
       Taxpayer-supported debt .........................................................................       (550)
       Self-supported commercial .......................................................................        478
                                                                                                             --------
   ADJUSTED PROVINCIAL DEBT FORECAST AT MARCH 31, 2004 - POST PUBLIC ACCOUNTS ..........................                   39,395
     TAXPAYER-SUPPORTED DEBT CHANGES:
     Government operating:
      Higher taxation revenue ..........................................................................       (732)
      Higher natural gas royalties .....................................................................       (226)
      Higher forestry revenue ..........................................................................       (364)
      Higher federal transfers .........................................................................       (885)
      Early repayment of BC Ferry Services Inc. loan receivable ........................................       (427)
      Higher cash balances at the start of the year ....................................................        (76)
      Reduced minor capital spending ...................................................................        (82)
      Priority spending initiatives ....................................................................        452
      Assumption of certain capital-related debt issues for health facilities ..........................        250
      Other changese ...................................................................................         13
     Education facilities - mainly lower working capital requirements ..................................        (92)
     Health facilities - mainly assumption of certain capital-related debt issues by the provincial
      government ($250 million) and lower working capital requirements ...............................         (367)
     BC Transportation Financing Authority - mainly additional cash contribution from the
      provincial government to finance the transportation investment plan ..............................       (400)
     Columbia River power projects - impact of restoring the projects to commercial status .............       (262)
     Clarification of accounting treatment of indemnity to CN related to tax attributes ................       (255)
     Other (mainly lower working capital requirements) .................................................         (5)
                                                                                                             --------
       Total taxpayer-supported.........................................................................     (3,458)
     SELF-SUPPORTED DEBT CHANGES:
       BC Hydro - lower capital spending and other reduced working capital requirements ................       (268)
       Columbia River power projects - impact of restoring the projects to commercial status ...........        257
                                                                                                             --------
         Total self-supported ..........................................................................                       (11)
      Debt forecast allowance not needed ...............................................................                      (100)
                                                                                                                          ---------
   PROVINCIAL DEBT AT MARCH 31, 2005 - 2004/05 PUBLIC ACCOUNTS .........................................                    35,826
                                                                                                                          ---------
                                                                                                                          ---------

Total debt was $3.6 billion below budget reflecting significantly improved government operating results, reduced working capital requirements and non-utilization of the forecast allowance.

TAXPAYER-SUPPORTED DEBT

Taxpayer-supported debt decreased by $1.4 billion to total $28.7 billion at year-end (18.3 per cent of GDP). This was $3.5 billion below budget, mainly reflecting:


o lower borrowing requirements for government's consolidated revenue fund due to significantly better-than-expected operating results, early repayment of the BC Ferry Services loan receivable, lower ministry minor capital spending, and reduced working capital requirements;

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o    reduced working capital requirements for education and health facilities, and assumption by the provincial government of certain capital-related debt issues for health facilities;

o reduced borrowing requirements by the BC Transportation Financing Authority reflecting additional cash contributions by the provincial government to help finance the transportation investment plan;

o    the impact of restoring Columbia River power projects to commercial status;
     and

o clarification of the accounting treatment of an indemnity to CN related to tax attributes in the BC Rail partnership agreement.


SELF-SUPPORTED DEBT

Self-supported debt totaled $7.2 billion at March 31, 2005 (4.6 per cent of GDP). Debt at year-end was down $570 million from the previous year and $11 million below plan mainly reflecting:


o lower capital spending and other reduced working capital requirements for BC Hydro;

partially offset by


o    the impact of restoring Columbia River power projects to commercial status.

Table 2.12 shows a summary of debt changes from the 2004/05 budget.

Although the summary accounts surplus was $2.6 billion, total provincial debt only decreased $1.9 billion. This was due to numerous factors including non-cash items included in the deficit (primarily amortization costs and deferred revenues from the federal government), timing differences between accrued revenue/expenses and actual cash receipts/disbursements, and changes in working capital items such as accounts receivable and accounts payable. Table 2.13 provides a reconciliation between the summary accounts deficit and the total provincial debt decrease.

TABLE 2.13 RECONCILIATION OF SUMMARY SURPLUS TO DEBT DECREASE - 2004/05

-----------------------------------------------------------------------------------------
SELF-SUPPORTED DEBT

                                                                          ($ millions)
OPERATING STATEMENT SURPLUS ..............................................   (2,575)
Taxpayer-supported capital spending ......................................    2,322
Increase in cash and temporary investments ...............................      878
Amortization (non-cash expense included in the surplus) ..................   (1,386)
Increase in deferred revenue .............................................   (1,169)
Other balance sheet and working capital changes ..........................      (11)
                                                                          -----------
TOTAL PROVINCIAL DEBT DECREASE ...........................................   (1,941)
                                                                          -----------
                                                                          -----------

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STATEMENT OF FINANCIAL POSITION

The provincial government's statement of financial position (commonly referred to as a balance sheet) summarizes the consolidated assets and liabilities of central government, Crown corporations and agencies, and the SUCH sector. In accordance with generally accepted accounting principles, the government's financial position is presented on a net liabilities basis3 (see Table 2.14).

TABLE 2.14 NET LIABILITIES AND ACCUMULATED DEFICIT

-----------------------------------------------------------------------------------------------------
                                            Budget       Actual          Actual     Annual
   ($ millions)                            2004/05      2004/05       2003/04(1)    Change(2)
-----------------------------------------------------------------------------------------------------
Financial assets .......................    23,355       24,880          24,381           499
LESS  : liabilities ....................   (52,283)     (51,760)        (52,900)        1,140
                                          ---------     ---------       ---------     ---------
   NET LIABILITIES .....................   (28,928)     (26,880)        (28,519)        1,639
LESS  : non-financial assets ...........    23,814       23,730          22,794           936
                                          ---------     ---------       ---------     ---------
ACCUMULATED DEFICIT ....................    (5,114)      (3,150)         (5,725)        2,575
                                          ---------     ---------       ---------     ---------
                                          ---------     ---------       ---------     ---------
-----------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2005.

(2)  Change between 2004/05 actual and 2003/04 actual.

Net liabilities represent the difference between government's financial assets and its liabilities, and is a key measure of the future revenue required to pay for past transactions and events.

By the end of 2004/05, the province's financial assets had increased by $499 million to $24.9 billion, mainly due to an $878 million increase in cash and temporary investments. Financial liabilities had decreased by $1,140 million to $51.8 billion mainly due to the $1.9 billion reduction in debt partially offset by a $1.2 billion increase in deferred revenue. The increase in deferred revenue primarily reflects the increase in federal funding arrangements for which the federal government has paid the cash in advance.

CHART 2.5  STATEMENT OF FINANCIAL POSITION

                                    [CHART]

(3) Other jurisdictions refer to this as the "net debt" basis. In British Columbia, the term "net liabilities" is used to avoid confusion with provincial borrowing in financial markets, which is referred to as "debt".

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The financial position of government at March 31, 2005 and the changes from the previous year are summarized in Charts 2.5 and 2.6. Further data on the statement of financial position and annual changes can be found in Appendix Tables 2.5 and 2.5a. A topic box on the trends over the last seven years for key indicators of the province's financial condition, following recommendations of the Canadian Institute of Chartered Accountants, is on page 64.

                 CHART 2.6 2004/05 CHANGES IN FINANCIAL POSITION


                                    [CHART]


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REVIEW OF THE PROVINCE'S FINANCIAL CONDITION

INTRODUCTION

In 1997 the Canadian Institute of Chartered Accountants (CICA) published a report on the Indicators of Government Financial Condition. In the report, the CICA identified seven ratio indicators that apply to provincial governments and grouped them into three categories:

o Sustainability - the ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy. The indicators in this group are the net liabilities to gross domestic product (GDP) ratio and the change in net liabilities relative to GDP.

o Flexibility - the degree to which a government can increase financial resources to respond to rising commitments, by either expanding its revenues or by increasing its debt burden. The indicators in this group are public debt charges as a percent of revenue, annual growth in capital assets, and the own-source revenue to GDP ratio. Own-source revenue is defined as revenue raised by the province within its jurisdiction and is calculated as total revenue less federal transfers.

o Vulnerability - the degree to which a government becomes dependent on, and therefore vulnerable to, sources of funding or costs outside its control or influence. The indicators in this group are federal government transfers as a percent of revenue and unhedged foreign currency debt as a percent of overall debt.

The BC Auditor General has recommended that the provincial government provide an analysis of BC's financial condition using these indicators. These indicators are still under assessment, and they may be replaced or supplemented with other indicators that are more relevant to the users of the province's financial statements.

SUSTAINABILITY

Net liabilities to GDP(1) is a broader application of the familiar debt to GDP ratio. It incorporates not only debt, but also other obligations such as accounts payable and liabilities arising out of collective agreements. It also recognizes that the province has financial assets that could be used to retire debt and these other obligations should the need arise.

Net liabilities reflect the cumulative financial liability for all historical deficits, plus the acquisition of capital assets (e.g. hospitals, schools, roads, etc.) Chart 1 shows that, in 2004/05, net liabilities, as a percentage of GDP is the lowest it has been since 2000/01.


CHART 1  NET LIABILITIES TO GDP RATIO


                                    [CHART]

The annual change in net liabilities is equal to the annual surplus or deficit, plus the change in net assets for the year. The change in net liabilities as a percentage of GDP indicates the magnitude of the change in relation to the size of the economy. Chart 2 illustrates the trend towards improved sustainability as the change in the net liabilities to GDP ratio shrank significantly in 2003/04 and was negative in 2004/05, due to a reduction in net liabilities.

------------------
(1) The CICA, and other jurisdictions, refer to this measure as net debt to GDP. In BC, the term "net debt" has been applied to borrowing from financial markets.

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CHART 2 CHANGE IN NET LIABILITIES AS A PER CENT OF GDP


                                    [CHART]


Net liabilities increased significantly in 2001/02 and 2002/03 as the provincial government incurred deficits. In 2003/04, the increase in net liabilities was much less due to the reduction in the deficit. Net liabilities decreased in 2004/05 for the first time since 2000/01 as the government posted a significant surplus.

FLEXIBILITY

Debt charges as a percent of revenue is an indicator of how much of a "bite" debt interest costs take out of provincial government revenue. Having to use a significant portion of revenue to service a debt burden limits government spending on program delivery. As is seen in Chart 3 the proportion of revenue used to pay debt charges has decreased over the last seven years. This is mainly due to lower interest rates on borrowing over the period.

CHART 3  DEBT CHARGES AS A PER CENT OF REVENUE


                                    [CHART]


The annual growth in capital assets (i.e. capital spending less disbursements and depreciation) is an indicator of whether the provincial government is maintaining its infrastructure, a large portion of which is necessary for program delivery and sustained economic growth (e.g. education and health care facilities, highways, hydro-electric generation). A negative change indicates that government is wearing out its assets faster than it is renewing or expanding them. The change in assets is also impacted by asset write-downs and alternative service delivery initiatives.

The lower growth rate in capital assets in 2001/02 and 2002/03 reflects the write-down of the PACIFICAT ferries and the winding down of construction on the Vancouver Island Highway and sky train Millennium Line projects. The impact of these events reduced the annual growth in assets by 1.3 per cent in each of the two fiscal years.

In 2003/04, the decline reflects the transfer of ferry assets to the new BC Ferry Services Inc., which further reduced assets by 2.5 per cent. Despite these adjustments, the province has increased its capital stock in six of the last seven years (see Chart 4).

CHART 4  ANNUAL GROWTH IN CAPITAL ASSETS


                                    [CHART]


Own-source revenue to GDP is an indicator of how much revenue the provincial government raises in the form of taxes, fees and other revenue in order to fund its activities. Own-source revenue excludes transfers from

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66                          CHAPTER 2 - FINANCIAL REVIEW
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the federal government. Since the 1998/99 fiscal year, the government has reduced its impact (see Chart 5), giving it more fiscal room to react to changing situations in the future.

CHART 5  OWN-SOURCE REVENUE TO GDP RATIO


                                    [CHART]


Own-source revenue peaked in 2000/01 primarily due to the impact of the energy price spike in 2000 on natural resource revenue. A decline in energy prices in 2001 led to a subsequent decline in government revenue. The tax measures introduced in the July 30, 2001 ECONOMIC AND FISCAL UPDATE significantly reduced the ratio of own-source revenue to GDP in 2002/03. Subsequent increases in the ratio in 2003/04 and 2004/05 reflect the impact of an improving BC economy on taxation and natural resource revenue.

Although it is not a CICA indicator, the provincial government also monitors its expense to GDP ratio as a measure of the flexibility it has in managing costs. The smaller the footprint the government leaves on the economy, the less impact a change would have on the overall financial well-being of British Columbians.

Government expense (i.e. the direct expenses of government plus the net spending of taxpayer-supported Crown agencies and the SUCH sector) as a proportion of the economy has declined steadily since 2001/02, and is at its lowest point in the last seven years (see Chart 6).

This decrease occurred despite increases in government spending, primarily on health care and education, as the economy grew faster than spending over the period and spending declined in other areas.

CHART 6  EXPENSE TO GDP RATIO


                                    [CHART]

VULNERABILITY

The provincial government receives transfers from the federal government in support of social programs. In recent years, social transfers for health and childcare have increased significantly. As well, the provincial government began receiving payments under the federal equalization program.

The overall trend is that federal transfers are an increasing percentage of overall government revenue (see Chart 7). This leaves the government more exposed to the potential impact from federal funding cutbacks, and stresses the importance of obtaining a federal commitment to maintain transfer payments over the long term. The year-over-year fluctuations in this ratio are an indicator of the recent volatility of this revenue source.

CHART 7 FEDERAL TRANSFERS AS A PER CENT OF REVENUE


                                    [CHART]



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The provincial government's debt includes debt borrowed in foreign currencies.
In order to protect itself from the impact of foreign exchange rate fluctuations on interest costs for this debt, the government uses financial derivative instruments such as currency swaps and forward contracts as a "hedge" around these costs.

Not all foreign currency debt is protected in this manner. Some commercial Crown corporations with significant revenue derived from US sources, such as BC Hydro, have a natural hedge for their $US-denominated debt resulting from their operations. Over the last seven years, the government has reduced its exposure, especially for debt owed by commercial Crown corporations (see Chart 8).

SUMMARY

 CHART 8 UNHEDGED FOREIGN CURRENCY DEBT AS A PER CENT OF DEBT


                                    [CHART]


No single indicator gives a complete financial picture of an organization; rather, they should be reviewed as a group. Over the last seven years, the provincial government has improved its net indebtedness relative to BC's economy while expanding the capital assets that are necessary for program delivery.

Falling interest rates have reduced the "bite" that debt interest costs have on revenue. As well, the government has reduced the amount of revenue it takes from the provincial economy in percentage terms. These factors give the government greater flexibility to react to future events. The provincial government also has moved to reduce the risk to the bottom line inherent in foreign-denominated debt.

While the positive trends are partially offset by the increasing importance of federal transfer revenue, overall the financial condition of the province has shown improvement at the end of 2004/05.

In order to ensure that its debt is sustainable and to enhance its financial flexibility, the provincial government intends to maintain a downward trend for its taxpayer-supported debt to GDP ratio, and to manage expenditure commitments within available revenues.

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68                          CHAPTER 2 - FINANCIAL REVIEW
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CREDIT RATING

A credit rating is an evaluation of a borrower's ability to pay interest and to repay principal. A credit rating affects the borrower's debt servicing costs and the investor's rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. BC's improved fiscal outlook and its record for meeting annual budget targets has prompted upgrades from 3 rating agencies within the same year.

The ratio of taxpayer-supported debt relative to gross domestic product is a measure often used by investors and credit rating agencies when analyzing a province's ability to manage its debt load. British Columbia's taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

More information on BC's upgrades, along with inter-provincial comparisons, is provided in the topic box on page 70.

DEBT INDICATORS

Table 2.15 provides a historical summary of financial indicators that are used to depict the province's debt position, recent borrowing trends and the impact of debt on fiscal operating results.


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                          CHAPTER 2 - FINANCIAL REVIEW                        69
--------------------------------------------------------------------------------

TABLE 2.15 KEY DEBT INDICATORS - 2000/01 TO 2004/05(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Budget    Actual
                                                  2000/01   2001/02    2002/03   2003/04   2004/05   2004/05
                                               -------   -------   -------    -------   -------   -------
Debt to revenue (per cent)
   Total provincial ...........................      81.3      92.2      104.7     100.8      98.4      85.2
   Taxpayer-supported .........................      88.1     100.3      110.3     107.4     108.0      88.4
Debt per capita ($)(2)
   Total provincial ...........................     8,365     8,848      8,962     9,096     9,413     8,538
   Taxpayer-supported .........................     6,217     6,752      7,151     7,232     7,674     6,830
Debt to GDP (per cent)(3)
   Total provincial ...........................      25.7      26.9       26.7      26.0      26.8      22.9
   Taxpayer-supported .........................      19.1      20.5       21.3      20.6      21.8      18.3
Interest bite (cents per dollar of revenue)(4)
   Total provincial ...........................       6.3       6.2        6.3       5.9       6.0       5.0
   Taxpayer-supported .........................       6.7       6.3        6.3       6.0       6.4       5.0
Interest costs ($ millions)
   Total provincial ...........................     2,636     2,432      2,237     2,207     2,404     2,119
   Taxpayer-supported .........................     1,903     1,734      1,669     1,682     1,907     1,624
Interest rate (per cent)(5)
   Taxpayer-supported .........................       7.6       6.6        5.9       5.7       6.1       5.5
BACKGROUND INFORMATION:
Revenue ($ millions)
   Total provincial(6) ........................    41,551    39,127     35,232    37,464    40,048    42,058
   Taxpayer-supported(7) ......................    28,516    27,456     26,680    27,966    29,737    32,407
Total debt ($ millions)
   Total provincial ...........................    33,788    36,082     36,877    37,767    39,395    35,826
   Taxpayer-supported(8) ......................    25,109    27,534     29,425    30,028    32,115    28,657
Provincial GDP ($ millions)(9) ................   131,333   134,060    138,368   145,500   147,161   156,481
Population (Thousands at July 1)(10) ..........     4,039     4,078      4,115     4,152     4,185     4,196
-----------------------------------------------------------------------------------------------------------------------------------

(1) Figures for prior years and the 2004/05 budget have been restated to conform with the presentation used for 2005 and to include the effects of changes in underlying data and statistics.

(2) The ratio of debt to population (e.g. debt at March 31, 2005 divided by population at July 1, 2004).

(3) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2005 divided by 2004 GDP).

(4) The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)  Weighted average of all outstanding debt issues.

(6) Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7) Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

(8) Excludes debt of commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

(9) GDP for the calendar year ending in the fiscal year (e.g. GDP for 2004 is used for the fiscal year ended March 31, 2005).

(10) Population at July 1st within the fiscal year (e.g. population at July 1, 2004 is used for the fiscal year ended March 31, 2005).

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70                          CHAPTER 2 - FINANCIAL REVIEW
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PROVINCIAL CREDIT RATINGS

Bond rating agencies provide independent and globally consistent opinions about the credit worthiness of a debt issuer. The rating measures the risk of default on debt issued by a rated entity.

Each year, BC's economic and financial outlook, fiscal policy and debt position are evaluated by three credit rating agencies - Moody's Investors Service, Standard & Poor's and Dominion Bond Rating Service. Each agency assigns a rating to the province following their evaluation. A credit rating affects the borrower's debt servicing costs as investors will demand a higher interest rate on a higher-risk, lower-rated security.

The following table shows the relative inter-provincial credit ratings. In November 2004, Standard & Poor's upgraded BC's credit rating to AA from AA-, while Moody's Investors Service improved the province's credit rating to Aa1 (equivalent to AA+ using Standard & Poor's scale) from Aa2 in March 2005 and Dominion Bond Rating Service increased its rating to AA from AA (Low).

INTERPROVINCIAL COMPARISON OF CREDIT RATINGS, JUNE 2005

------------------------------------------------------------------------------------------------
                                                   RATING AGENCY(1)
                        ------------------------------------------------------------------------
                           Moody's Investors           Standard &         Dominion Bond
Province                        Service                  Poor's           Rating Service
------------------------------------------------------------------------------------------------
British Columbia ............   Aa1                      AA                     AA
Alberta .....................   Aaa                      AAA                   AAA
Saskatchewan ................   Aa3                      AA-                 A (High)
Manitoba ....................   Aa2                      AA-                 A (High)
Ontario .....................   Aa2                      AA                    AA
Quebec ......................   A1                       A+                    A
New Brunswick ...............   Aa3                      AA-                 A (High)
Nova Scotia .................   A2                        A                   A (Low)
Prince Edward Island ........   A2                        A                   A (Low)
Newfoundland ................   A3                       A-                  BBB (HIGH)
------------------------------------------------------------------------------------------------

(1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The "1", "2", "3", "high", "low", "+", and "-"
     modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Moody's analysis of the province recognized that BC has a "well-structured fiscal framework, low debt burden compared to Canadian provincial peers and low interest costs relative to revenue". Moody's also credited the government for implementing a "prudent fiscal framework focusing on the structural realignment of revenues and expenses, the reprioritization of program spending and regulatory reforms to stimulate economic growth".

LOW DEBT BURDEN COMPARED TO CANADIAN PEERS...
Per cent of GDP, at March 31, 2005 (estimated)


                                    [CHART]


Source: Moody's Investors Service Inc., based on May 2005 estimates



.... AND LOW INTEREST COSTS RELATIVE TO REVENUE
Per cent of provincial revenue, at March 31, 2005 (estimated)


                                    [CHART]


Source: Moody's Investors Service Inc., based on May 2005 estimates

Standard & Poor's echoed these comments while noting the province's four-year track record of meeting or exceeding budgetary targets and the government's strong management with improved transparency in budgetary reporting.

Dominion Bond Rating Service's rating considerations included as strengths the province's established fiscal credibility, an improving economic outlook and competitive personal tax rates.

Three rating upgrades within the same year recognize BC's improved economic and fiscal outlook, its record for meeting annual budget targets and the low taxpayer-supported debt burden relative to other provincial jurisdictions. The government will build upon these successes by continuing to promote a strong, vibrant and competitive economy; maintaining balanced budgets while protecting funding for health care and education; and ensuring debt remains affordable for future generations of British Columbians.

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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                                APPENDIX 2
                                FINANCIAL REVIEW


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72                         APPENDIX 2 - FINANCIAL REVIEW
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GOVERNMENT'S FINANCIAL STATEMENTS

GOVERNMENT REPORTING ENTITY

The provincial government conducts its activities through:

o    ministries;

o    Crown corporations and agencies; and

o the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies).

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the PUBLIC ACCOUNTS. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of Crown corporations and agencies and the SUCH sector entities are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors. The relationship between the Crown corporations and the legislature is guided by governance agreements between the Crown corporation boards and their responsible ministers. The relationship between the SUCH sector entities and the legislature is set out in statute.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province's financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the PUBLIC ACCOUNTS.

COMPLIANCE WITH GAAP

British Columbia's BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP starting with the 2004/05 fiscal year. Compliance with this requirement began with the February 2004 Budget and is completed in the 2004/05 PUBLIC ACCOUNTS.

Under GAAP, taxpayer-supported entities(1) are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Self-supported entities are disclosed on a modified equity basis - i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of taxpayer-supported Crown corporations and agencies and the SUCH sector entities differ from those used by the central government in preparing its own consolidated revenue fund financial

---------------
(1) Crown corporations and agencies may be classified as either taxpayer-supported or self-supported. Crown corporations and agencies are considered self-supported if:

     o the majority of their operating revenue comes from non-government sources; and

     o their operating revenue is sufficient to cover operating and debt service costs, without the need for government grants or other forms of assistance.

     Crown corporations and agencies that do not meet these criteria are classified as taxpayer-supported. (All SUCH sector entities are considered taxpayer-supported.)

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                        APPENDIX 2 - FINANCIAL REVIEW                         73
--------------------------------------------------------------------------------

statements, the Crown corporation and agency and SUCH sector entity financial statements are adjusted to conform to government's accounting policies.

Revenue and expenditure are recorded on an accrual basis of accounting except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporation income tax that is recorded on a cash basis. Assets are recorded to the extent that they represent financial claims by government upon outside parties; are items held for resale, prepaid expenses, deferred charges, or prepaid capital advances; or are tangible capital assets. Similarly, liabilities are recorded only if they represent actual or probable financial claims against the government.

FINANCIAL STATEMENT PRESENTATION

The 2004/05 financial statements reflect the process of government adopting a GAAP approach to disclosing the revenue and expenses of the government reporting entity in the ESTIMATES, BUDGET AND FISCAL PLAN and QUARTERLY REPORTS.

In 2002/03 and previous years, the consolidated revenue fund, taxpayer-supported Crown corporations and agencies, and self-supported Crown corporations were shown separately on a net basis. The SUCH sector entities were excluded.

In 2003/04, the presentation was changed to a full consolidation format that disclosed the total revenue and total expenses of government. The new presentation maintained CRF ministry expenses (which are detailed in the ESTIMATES for legislative approval) as a key element of the expense statement. In addition to showing expenses by major accountability area, a separate expense statement on a by-function basis was also provided in order to meet GAAP reporting requirements. However, the financial statements still did not include the SUCH sector, and debt was shown net of sinking funds.

For 2004/05, the financial statements, including the budget and quarterly reports, are fully GAAP compliant, as reflected in the unqualified opinion of the Auditor General. The SUCH sector is fully consolidated with the rest of

CHART A2.1 CHANGES IN ACCOUNTING PRESENTATION


                                    [CHART]



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74                        APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

government, and debt is disclosed at gross levels, including debt offset by sinking funds and defeasance trusts. Similarly, the income statement includes sinking fund and defeasance trust earnings as revenue and the interest cost of the debt at gross, before the earnings offset. The change in presentation does not affect the bottom line or net assets, only how revenue and expenses are shown in the financial statements.

In this appendix, unless otherwise noted, current and historical operating results are presented in accordance with the province's accounting polices effective March 31, 2005.

THE ANNUAL FINANCIAL CYCLE(2)

The BTAA outlines the province's reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual ESTIMATES, BUDGET AND FISCAL PLAN, QUARTERLY REPORTS, AND PUBLIC ACCOUNTS in accordance with GAAP by 2004/05; publication of QUARTERLY REPORTS with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart A2.2 summarizes the annual financial process of the province. This process consists of four main stages.

o PLANNING AND BUDGET PREPARATION-- Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government's overall strategic plan. Preliminary high-level targets are provided to ministries and received from Crown corporations. Ministries and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and assesses Crown corporation net income benchmarks based on government revenue forecasts, spending and capital priorities, and debt targets within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues that need to be addressed in the fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

o IMPLEMENTATION AND REPORTING -- The government's revenue, expense and capital plans for the next three fiscal years, as well as other information on the government's finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the BUDGET AND FISCAL PLAN.

---------------
(2) Reflects the financial cycle for normal years. The cycle for 2005/06 is different because of an election held in May 2005. As a result, the ESTIMATES will be re-tabled in the Legislature in September 2005 along with the first QUARTERLY REPORT for 2005/06. Debate and final supply will be concluded in the Fall session of the Legislature. At the same time, the 2006/07 process starts in September 2005 with the release of the BUDGET CONSULTATION PAPER for the 2006/07 budget.


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                        APPENDIX 2 - FINANCIAL REVIEW                       75
--------------------------------------------------------------------------------

           CHART A2.2 FINANCIAL PLANNING AND REPORTING CYCLE OVERVIEW


                                    [CHART]



The financial plan for the next fiscal year is included in the document called the ESTIMATES, which describes the individual appropriations to be voted on by the Legislative Assembly. The service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the ESTIMATES and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. QUARTERLY REPORTS, including full-year forecasts, are published by legislated dates to provide regular updates to the public on the government's finances.

o EVALUATION -- At the end of the fiscal year, the PUBLIC ACCOUNTS are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government's financial position. The PUBLIC ACCOUNTS are augmented by the BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

o ACCOUNTABILITY -- The PUBLIC ACCOUNTS are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly


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76                        APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

(the Select Standing Committee on the PUBLIC ACCOUNTS and the Select Standing Committee on Crown corporations). At the same time, the MINISTERIAL ACCOUNTABILITY REPORT is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Provincial Revenue. In addition, when the PUBLIC ACCOUNTS are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government's strategic plan is also presented.

UNFUNDED PENSION LIABILITIES

The province contributes to four defined benefit pension plans for most of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets. As a result, government's balance sheet does not contain any liabilities for pensions other than MLA pensions, which are not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2005 are shown in Table A2.1.

Actuarial valuations are performed on the pension plans every three years. The pension plans and the dates of their last actuarial valuation are:

TABLE A2.1 PENSION PLAN BALANCES

--------------------------------------------------------------------------------------------------------------------------------
                                                        Pension Plan
                       -------------------------------------------------------------------------
                                        Public
   ($ millions)                         Service       Municipal       Teachers'     College     Other      Total       2003/04
--------------------------------------------------------------------------------------------------------------------------------
Accrued benefit obligation ...........   (9,488)       (10,357)        (11,102)     (1,425)     (309)     (32,681)     (29,932)
Pension fund assets ..................   11,756         10,610          10,870       1,650       323       35,209       33,074
                                         -------       --------        --------     -------    -------    --------    ---------
   SUBTOTAL ..........................    2,268            253            (232)        225        14        2,528        3,142
Unamortized actuarial gain (loss).....        -            915             711         176        (4)       1,798          972
                                         -------       --------        --------     -------    -------    --------    ---------
ACCRUED NET ASSET ....................    2,268          1,168             479         401        10        4,326        4,114
                                         -------       --------        --------     -------    -------    --------    ---------
                                         -------       --------        --------     -------    -------    --------    ---------
--------------------------------------------------------------------------------------------------------------------------------

o    Public Service Pension Plan, March 31, 2002;

o    Municipal Pension Plan, December 31, 2003;

o    Teachers' Pension Plan, December 31, 2002; and

o    College Pension Plan, August 31, 2003.

Key actuarial assumptions used in the valuations are:

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                        APPENDIX 2 - FINANCIAL REVIEW                         77
--------------------------------------------------------------------------------

o Public Service Pension Plan - long-term annual rate of return on fund assets (ARR) 7.30 per cent, long-term annual salary increase (ASI) 4.80 per cent;

o    Municipal Pension Plan - ARR 7.00 per cent, ASI 4.50 per cent;

o    Teachers' Pension Plan - ARR 7.25 per cent, ASI 4.75 per cent; and

o    College Pension Plan - ARR 7.20 per cent, ASI 4.70 per cent.

The pension plans are administered by the BC Pension Corporation. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation's website at WWW.PENSIONSBC.CA.

ADJUSTMENTS TO THE ACCUMULATED DEFICIT

During 2004/05, a number of retroactive adjustments were made to the province's financial statements to reflect changes in accounting policy and to correct previously published information. Table A2.2 provides a summary of the changes that have been reviewed and approved by the Office of the Auditor General.

The main adjustment to the prior year accumulated deficit relates to the inclusion of the SUCH sector discussed earlier in this appendix. Inclusion of

TABLE A2.2  SUMMARY OF CHANGES IN ACCUMULATED DEFICIT FROM THE 2004/05 PUBLIC
            ACCOUNTS REPORTED BALANCE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Final
   ($ millions)                                                                                              Change       Results
-----------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED DEFICIT ON MARCH 31, 2003 AS REPORTED IN THE 2003/04 PUBLIC ACCOUNTS ..........................               (8,015)

   OPENING BALANCE ADJUSTMENTS DUE TO ACCOUNTING POLICY CHANGES IN 2004/05:
     Inclusion of SUCH sector (including restatements) ....................................................   4,247
     Deferral of bonus bid payments previously reported as revenue in year received .......................    (934)
     Inclusion of debt previously considered defeased and the related trusts ..............................       7
     Inclusion of Leading Edge Endowment Fund Society .....................................................      51
     BC Hydro restatement to comply with CICA guidelines on asset retirement obligation ...................     229
     BC Buildings adjustment to deferred revenue from entities external to grovernment ....................     (26)
     BC Housing Management Commission impact of restatement of Canada Mortgage
        and Housing Corporation funds received accrual ....................................................      (9)      3,565
                                                                                                              -------   --------
ACCUMULATED DEFICIT ON MARCH 31, 2003 AS REPORTED IN THE 2004/05 PUBLIC ACCOUNTS ..........................              (4,450)
   2003/04 DEFICIT:

     AS REPORTED IN THE 2003/04 PUBLIC ACCOUNTS............................................................  (1,339)

     ADJUSTMENTS DUE TO ACCOUNTING POLICY CHANGES IN 2004/05:
        Impact of including SUCH sector in the government reporting entity (including restatements) .......     351
        Impact of deferral of bonus bid payments ..........................................................    (344)
        Social services tax accrual adjustment ............................................................      23
        Impact of including debt previously considered defeased and related trusts ........................      31
        Impact of including Leading Edge Endowment Fund Society ...........................................       1
        BC Hydro restatement for change in asset retirement obligation accrual ............................      13
        BC Rail accrual for asset retirement obligations as per new CICA guideline ........................     (10)
        BC Housing Management Commission impact of restatement of Canada Mortgage
          and Housing Corporation funds received accrual ..................................................      (6)
        BC Transportation Financing Authority correction to capitalize interest on highway project debt ...       5      (1,275)
                                                                                                              -------   --------
ACCUMULATED DEFICIT ON MARCH 31, 2004 AS REPORTED IN THE 2004/05 PUBLIC ACCOUNTS...........................              (5,725)
                                                                                                                        --------
                                                                                                                        --------

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78                        APPENDIX 2 - FINANCIAL REVIEW
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the SUCH sector reduced the 2003/04 accumulated deficit of the province by $4.6 billion.

Another major restatement relates to bonus bid revenue received from the oil and gas industry for exploration and development rights. Previously, bonus bid payments were recorded as revenue in the year they were received. An analysis of the rights conveyed by the bonus bids showed that they have an average life of eight years, so the payments are now deferred and amortized to revenue over the average life of the bonus bid rights.

In 2004/05, BC Hydro adopted the new CICA (Canadian Institute of Chartered Accountants) standard on asset retirement obligations (AROs). BC Hydro had previously recorded a more generous provision for the site restoration liabilities. The new CICA standard reduced the liability and the 2003/04 accumulated deficit by $242 million. The ARO standard was adopted also by BC Rail, which recorded a $10 million liability. This was the initial accrual of this liability for BC Rail.

Adoption of GAAP means that defeasance trusts must be reported as assets and the defeased debt included in the debt balance. Due to the requirement for defeasance trusts to pay the interest costs of the related debt as well as the principal, the value of the trust is higher than the amount of debt being defeased. This had a $38 million positive impact on the 2003/04 accumulated deficit.

Other restatements reflected a revision to the social services tax accrual for 2003/04, the inclusion of the Leading Edge Endowment Fund Society as part of the government reporting entity and some minor adjustments to the financial results of the BC Buildings Corporation, BC Housing Management Commission and the BC Transportation Financing Authority.

SUPPLEMENTARY SCHEDULES

The following tables provide multi-year financial information on the government of British Columbia including revenue, expense, debt and summarized operating results of major Crown corporations. Tables A2.4 and A2.20 provide summaries of changes to the income statement, capital spending and debt since the third QUARTERLY REPORT released on February 15, 2005. Tables A2.25 to A2.27 provide information on provincial taxes as of June 2005.


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                        APPENDIX 2 - FINANCIAL REVIEW                         79
--------------------------------------------------------------------------------

TABLE A2.3 OPERATING STATEMENT UPDATE SINCE THE THIRD QUARTERLY REPORT

---------------------------------------------------------------------------------------------------------------------------
                                                                                                              Updated
   ($ millions)                                                                               Changes         Forecast
---------------------------------------------------------------------------------------------------------------------------
BUDGET 2004 FISCAL PLAN (FEBRUARY 17, 2004) ..............................................                        100
   Revenue increases up to the third QUARTERLY REPORT ....................................        2,234
   Expense increases up to the third QUARTERLY REPORT ....................................         (694)
   Forecast allowance changes up to the third QUARTERLY REPORT ...........................         (200)        1,340
                                                                                                 --------     --------
2004/05 SURPLUS - THIRD QUARTERLY REPORT (FEBRUARY 15, 2005) .............................                      1,440
                                                                                                              --------
2004/05 PUBLIC ACCOUNTS UPDATE:

   REVENUE CHANGES
   Social service tax revenue - strong fourth quarter sales ..............................           90
   Other taxes - mainly corporation capital and insurance premium taxes ..................           86
   Energy revenue - mainly higher prices .................................................           55
   Forests revenue - mainly one-time softwood lumber fees and higher volumes .............           58
   Investment earnings - mainly BCTFA and postsecondary institutions .....................           51
   Federal contributions - mainly higher contribution for ministry costs .................           57
   All other taxpayer-supported revenue - higher revenue from miscellaneous sources and
     sales of goods and services in the SUCH sector, partly offset by lower fee revenue ..          151
   Commercial Crown corporation operating results:
     BC Hydro - primarily higher energy, operating and debt servicing costs ..............          (70)
     BC Lotteries - mainly lower casino revenue due to delayed approvals for new casinos..          (31)
     ICBC - higher revenues and lower claims and insurance operations costs ..............           39
     Other Crown corporation changes - primarily LDB operating improvements ..............           21
                                                                                                 --------
        NET REVENUE DECREASE .............................................................                        507

   EXPENSE CHANGES

   Health - program savings ..............................................................          100
   Contingencies - unspent balance .......................................................          105
   Additional interest cost savings ......................................................           14
   Other ministry savings ................................................................          173
                                                                                                 --------
        CRF expense decreases ............................................................          392
   Other taxpayer-supported Crown agencies expenses and adjustments ......................          (64)
                                                                                                 --------
        NET EXPENSE DECREASE .............................................................                        328

   FORECAST ALLOWANCE REDUCTION ..........................................................                        300
                                                                                                              --------
     TOTAL CHANGE ........................................................................                      1,135
                                                                                                              --------
2004/05 SURPLUS - PUBLIC ACCOUNTS ........................................................                      2,575
                                                                                                              --------
                                                                                                              --------
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

80                        APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.4 OPERATING STATEMENT - 2000/01 TO 2004/05(1)

-------------------------------------------------------------------------------------------------------------------------------
        ($ millions)                                               2000/01     2001/02      2002/03      2003/04     2004/05
-------------------------------------------------------------------------------------------------------------------------------
   TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES:
     Revenue ...................................................    28,079      26,935       25,893       27,176      30,821
     Expense ...................................................   (28,439)    (30,668)     (30,396)     (30,335)    (30,658)
                                                                  ---------   ---------    ---------    ---------   ---------
        TAXPAYER-SUPPORTED BALANCE .............................      (360)     (3,733)      (4,503)      (3,159)        163
     Commercial Crown corporation net income ...................     1,725       1,085        1,766        1,884       2,412
                                                                  ---------   ---------    ---------    ---------   ---------
   SURPLUS/(DEFICIT) BEFORE JOINT TRUSTEESHIP ..................     1,365      (2,648)      (2,737)      (1,275)      2,575
     Joint trusteeship .........................................       (52)      1,464            -            -           -
                                                                  ---------   ---------    ---------    ---------   ---------
   SURPLUS/(DEFICIT) ...........................................     1,313      (1,184)      (2,737)      (1,275)      2,575
                                                                  ---------   ---------    ---------    ---------   ---------
                                                                  ---------   ---------    ---------    ---------   ---------
-------------------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2005.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         81
--------------------------------------------------------------------------------

TABLE A2.5  STATEMENT OF FINANCIAL POSITION - 2000/01 TO 2004/05(1)

--------------------------------------------------------------------------------------------------------------------------
        ($ millions)                                                   2000/01    2001/02    2002/03    2003/04    2004/05
--------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
   Cash and temporary investments .................................     1,935      2,452      2,617      2,690      3,568
   Other financial assets .........................................     5,751      5,663      5,373      6,339      6,676
   Sinking funds ..................................................     6,000      5,518      5,074      4,619      4,516
   Investments in commercial Crown corporations
     Retained earnings ............................................     3,001      2,520      2,858      3,221      3,219
     Recoverable capital loans ....................................     7,111      7,246      7,231      7,512      6,901
                                                                      -------    -------    -------    -------    -------
                                                                       10,112      9,766     10,089     10,733     10,120
   Warehouse borrowing program assets .............................     1,312      1,067         --         --         --
                                                                      -------    -------    -------    -------    -------
                                                                       25,110     24,466     23,153     24,381     24,880
                                                                      -------    -------    -------    -------    -------
LIABILITIES
   Accounts payable & accrued lliabilities ........................     6,418      5,361      5,961      6,826      6,583
   Deferred revenue ...............................................     2,072      2,349      3,043      4,087      5,256
   Debt:
     Taxpayer-supported debt ......................................    25,109     27,534     29,425     30,028     28,657
     Self-supported debt ..........................................     8,679      8,548      7,452      7,739      7,169
                                                                       -------    -------    -------    -------    -------
   Total provincial debt ..........................................    33,788     36,082     36,877     37,767     35,826
     ADD: sinking fund investments presented as assets ............     6,000      5,518      5,074      4,619      4,516
     LESS: guarantees and non-guaranteed debt .....................      (597)      (464)      (415)      (399)      (421)
                                                                       -------    -------    -------    -------    -------
   Financial statement debt .......................................    39,191     41,136     41,536     41,987     39,921
                                                                       -------    -------    -------    -------    -------
                                                                       47,681     48,846     50,540     52,900     51,760
                                                                       -------    -------    -------    -------    -------
NET LIABILITIES ...................................................   (22,571)   (24,380)   (27,387)   (28,519)   (26,880)
                                                                       -------    -------    -------    -------    -------
CAPITAL AND OTHER ASSETS
   Tangible capital assets ........................................    21,487     22,135     22,413     22,255     23,117
   Other assets ...................................................       555        532        524        539        613
                                                                       -------    -------    -------    -------    -------
                                                                       22,042     22,667     22,937     22,794     23,730
                                                                       -------    -------    -------    -------    -------
ACCUMULATED SURPLUS (DEFICIT) .....................................      (529)    (1,713)    (4,450)    (5,725)    (3,150)
                                                                      -------    -------    -------    -------    -------
                                                                      -------    -------    -------    -------    -------
--------------------------------------------------------------------------------------------------------------------------


(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2005.



TABLE A2.5A  CHANGES IN FINANCIAL POSITION - 2000/01 TO 2004/05

-----------------------------------------------------------------------------------------------------------------------------------
        ($ millions)                                                       2000/01     2001/02     2002/03     2003/04     2004/05
-----------------------------------------------------------------------------------------------------------------------------------
(SURPLUS) DEFICIT FOR THE YEAR: ......................................     (1,313)      1,184       2,737       1,275      (2,575)
                                                                           ------      ------      ------      ------      ------
CAPITAL ASSET CHANGES:
   Increase in taxpayer-supported capital investments ................      2,542       2,070       1,876       2,045       2,322
     LESS: amortization and other accounting changes .................     (1,382)     (1,445)     (1,606)     (2,188)     (1,386)
                                                                           ------      ------      ------      ------      ------
                                                                            1,160         625         270        (143)        936
                                                                           ------      ------      ------      ------      ------
INCREASE (DECREASE) IN NET LIABILITIES ...............................       (153)      1,809       3,007       1,132      (1,639)
                                                                           ------      ------      ------      ------      ------
INVESTMENT AND WORKING CAPITAL CHANGES:
   Increase (reduction) in cash and temporary investments ............       (739)        517         165          73         878
   Increase (decrease) in warehouse borrowing investments ............         (8)       (245)     (1,067)         --          --
   Increase in total investment in commercial Crown corporations .....        930         410       1,036       1,189       1,016
     LESS: loan repayments and other accounting changes ..............       (942)       (756)       (713)       (545)     (1,629)
                                                                           ------      ------      ------      ------      ------
                                                                              (12)       (346)        323         644        (613)
   Other working capital changes .....................................      2,790         210      (2,028)     (1,398)       (692)
                                                                           ------      ------      ------      ------      ------
                                                                            2,031         136      (2,607)       (681)       (427)
                                                                           ------      ------      ------      ------      ------
INCREASE (DECREASE) IN FINANCIAL STATEMENT DEBT ......................      1,878       1,945         400         451      (2,066)
   Increase (decrease) in sinking funds ..............................     (2,191)        482         444         455         103
   Increase (decrease) in guarantees and non-guaranteed debt .........       (337)       (133)        (49)        (16)         22
                                                                           ------      ------      ------      ------      ------
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT .........................       (650)      2,294         795         890      (1,941)
                                                                           ------      ------      ------      ------      ------
                                                                           ------      ------      ------      ------      ------
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

82                         APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.6  REVENUE BY SOURCE(1) - 2000/01 TO 2004/05

-----------------------------------------------------------------------------------------------------------------------------------
     ($ millions)                                           2000/01         2001/02         2002/03        2003/04         2004/05
-----------------------------------------------------------------------------------------------------------------------------------
TAXATION REVENUE
  Personal income ..................................          5,963           5,366           4,150          4,877           5,050
  Corporate income .................................          1,054           1,522             612            775           1,255
  Social service ...................................          3,626           3,552           3,794          4,024           4,156
  Fuel .............................................            715             659             687            875             904
  Tobacco ..........................................            460             499             606            647             699
  Property .........................................          1,452           1,481           1,541          1,574           1,661
  Property transfer ................................            262             303             407            518             604
  Other(2) .........................................            771             728             555            540             588
                                                            -------         -------         -------        -------         -------
                                                             14,303          14,110          12,352         13,830          14,917
                                                            -------         -------         -------        -------         -------
NATURAL RESOURCE REVENUE
  Natural gas royalties ............................          1,249             836           1,056          1,230           1,439
  Columbia River Treaty ............................            632             360             100            230             258
  Other energy and minerals ........................            444             430             473            535             612
  Forests ..........................................          1,341           1,253           1,323          1,014           1,363
  Other resources ..................................            308             298             270            300             301
                                                            -------         -------         -------        -------         -------
                                                              3,974           3,177           3,222          3,309           3,973
                                                            -------         -------         -------        -------         -------
OTHER REVENUE
  Medical Services Plan premiums ...................            894             954           1,355          1,447           1,465
  Post secondary fees ..............................            440             452             580            781             836
  Other healthcare-related fees ....................            211             221             217            225             189
  Motor vehicle licences and permits ...............            339             342             351            363             381
  Other fees and licences ..........................          1,070           1,073           1,056            715             750
  Investment earnings ..............................          1,470           1,274           1,024            950             833
  Sales of goods and services ......................            945             890             875            610             640
  Miscellaneous(3) .................................          1,137           1,122           1,038          1,327           1,606
                                                            -------         -------         -------        -------         -------
                                                              6,506           6,328           6,496          6,418           6,700
                                                            -------         -------         -------        -------         -------
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
  Health and social transfers ......................          2,619           2,445           2,606          3,044           3,421
  Equalization .....................................             --             158             543           (330)            979
  Other cost shared agreements(4) ..................            677             717             674            905             831
                                                            -------         -------         -------        -------         -------
                                                              3,296           3,320           3,823          3,619           5,231
                                                            -------         -------         -------        -------         -------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES ...........         28,079          26,935          25,893         27,176          30,821
                                                            -------         -------         -------        -------         -------

COMMERCIAL CROWN CORPORATIONS
  BC Hydro (before regulatory transfers) ...........            549             258             352             90             240
  Liquor Distribution Branch .......................            642             637             654            724             779
  BC Lotteries (net of payments to the
    Federal government) ............................            554             598             663            719             811
  BC Rail(5) .......................................             (7)           (166)              4             41             178
  ICBC(5) ..........................................            (14)           (242)             80            302             399
  Other ............................................              1              --              13              8               5
                                                            -------         -------         -------        -------         -------
                                                              1,725           1,085           1,766          1,884           2,412
                                                            -------         -------         -------        -------         -------
TOTAL REVENUE ......................................         29,804          28,020          27,659         29,060          33,233
                                                            -------         -------         -------        -------         -------
                                                            -------         -------         -------        -------         -------
-----------------------------------------------------------------------------------------------------------------------------------

(1) In order to comply with generally accepted accounting principles, revenue of school districts, post-secondary institutions and regional health authorities/societies is included in the government's reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the PUBLIC ACCOUNTS.

(2) Includes revenue from corporation capital, insurance premium and hotel room taxes.

(3) Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(4) Includes contributions for health, education, housing and social service programs, for transportation projects, and for coastal ferry services.

(5)  Amounts represent earnings during government's fiscal year.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         83
--------------------------------------------------------------------------------

TABLE A2.7  FIVE-YEAR REVENUE BY SOURCE(1) - SUPPLEMENTARY INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                             2000/01        2001/02        2002/03        2003/04        2004/05
-----------------------------------------------------------------------------------------------------------------------------------
PER CENT OF GDP:(2)                                                                      (per cent)
  Taxation ...........................................         10.9           10.5            8.9            9.4            9.5
  Natural resource ...................................          3.0            2.4            2.3            2.3            2.5
  Other ..............................................          5.0            4.7            4.7            4.4            4.3
  Contributions from the federal government ..........          2.5            2.5            2.8            2.5            3.3
  Commercial Crown operating results .................         22.7           20.9           20.0           20.0           21.2
                                                           --------       --------       --------       --------       --------
     TOTAL REVENUE ...................................         44.1           41.0           38.7           38.7           40.9
                                                           --------       --------       --------       --------       --------
                                                           --------       --------       --------       --------       --------

GROWTH RATES:                                                                            (per cent)
  Taxation ...........................................          4.0           -1.3          -12.5           12.0            7.9
  Natural resource ...................................         43.4          -20.1            1.4            2.7           20.1
  Other ..............................................          9.5           -2.7            2.7           -1.2            4.4
  Contributions from the federal government ..........          3.6            0.7           15.2           -5.3           44.5
  Commercial Crown operating results .................      2,201.5           -6.0           -1.3            5.1           14.4
                                                           --------       --------       --------       --------       --------
     TOTAL REVENUE ...................................        114.9           -5.1           -2.6            5.0           13.9
                                                           --------       --------       --------       --------       --------
                                                           --------       --------       --------       --------       --------

PER CAPITA REVENUE:(3)                                                                   (dollars)
  Taxation ...........................................        3,540          3,460          3,000          3,331          3,555
  Natural resource ...................................          984            779            783            797            947
  Other ..............................................        1,611          1,552          1,578          1,546          1,597
  Contributions from the federal government ..........          816            814            929            872          1,247
  Commercial Crown operating results .................        7,379          6,870          6,721          6,999          7,919
                                                           --------       --------       --------       --------       --------
      TOTAL REVENUE ..................................       14,330         13,475         13,013         13,543         15,264
                                                           --------       --------       --------       --------       --------
                                                           --------       --------       --------       --------       --------

REAL PER CAPITA REVENUE (2004 DOLLARS)(4) ............       15,525         14,366         13,555         13,819         15,264
  - growth rate (per cent) ...........................        109.5           -7.5           -5.6            1.9           10.5
-----------------------------------------------------------------------------------------------------------------------------------

(1) Revenue has been restated to reflect the government's accounting policy at March 31, 2005. Figures exclude dedicated revenue collected on behalf of, and transferred to, the Greater Vancouver Transportation Authority (TRANSLINK) and other public bodies outside of the government reporting entity.

(2) Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2004/05 revenue divided by GDP for the 2004 calendar year). Totals may not add due to rounding.

(3) Per capita revenue is calculated using July 1 population (e.g. 2004/05 revenue divided by population on July 1, 2004).

(4) Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2004 CPI for 2004/05 revenue). Totals may not add due to rounding.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

84                      APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.8  EXPENSE BY FUNCTION(1) - 2000/01 TO 2004/05

-----------------------------------------------------------------------------------------------------------------------------------
     ($ millions)                                                  2000/01       2001/02       2002/03       2003/04        2004/05
-----------------------------------------------------------------------------------------------------------------------------------
Health .....................................................         9,563        10,694        11,080        11,365        11,633
Education ..................................................         7,798         8,273         8,445         8,764         9,022
Social services ............................................         3,279         3,484         3,151         2,819         2,665
Protection of persons and property .........................         1,173         1,216         1,248         1,365         1,215
Transportation .............................................         1,577         1,576         1,762         1,278         1,448
Natural resources and economic development .................         1,790         1,847         1,533         1,486         1,670
Other ......................................................           731           814           821         1,074         1,028
Government restructuring ...................................            --           347           172           123            --
General government .........................................           435           564           539           489           505
Debt servicing .............................................         2,093         1,853         1,645         1,572         1,472
                                                                    ------        ------        ------        ------        ------
TOTAL EXPENSE ..............................................        28,439        30,668        30,396        30,335        30,658
                                                                    ------        ------        ------        ------        ------
                                                                    ------        ------        ------        ------        ------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2005.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         85
--------------------------------------------------------------------------------

TABLE A2.9  FIVE-YEAR EXPENSE BY FUNCTION(1) - SUPPLEMENTARY INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       2000/01      2001/02      2002/03      2003/04      2004/05
-----------------------------------------------------------------------------------------------------------------------------------
PER CENT OF GDP:                                                                                (per cent)
   Health care ...............................................            7.3          8.0          8.0          7.8          7.4
   Education .................................................            5.9          6.2          6.1          6.0          5.8
   Social services ...........................................            2.5          2.6          2.3          1.9          1.7
   Protection of persons and property ........................            0.9          0.9          0.9          0.9          0.8
   Transportation ............................................            1.2          1.2          1.3          0.9          0.9
   Natural resources and economic development ................            1.4          1.4          1.1          1.0          1.1
   Other expense .............................................            0.6          0.6          0.6          0.7          0.7
   General government(2) .....................................            0.3          0.7          0.5          0.4          0.3
   Debt servicing ............................................            1.6          1.4          1.2          1.1          0.9
                                                                      -------      -------      -------      -------      -------
        TOTAL EXPENSE ........................................           21.7         22.9         22.0         20.8         19.6
                                                                      -------      -------      -------      -------      -------
                                                                      -------      -------      -------      -------      -------

GROWTH RATES:                                                                                   (per cent)
   Health care ...............................................            7.5         11.8          3.6          2.6          2.4
   Education .................................................            6.9          6.1          2.1          3.8          2.9
   Social services ...........................................            4.4          6.3         -9.6        -10.5         -5.5
   Protection of persons and property ........................           -1.3          3.7          2.6          9.4        -11.0
   Transportation ............................................           -8.3         -0.1         11.8        -27.5         13.3
   Natural resources and economic development ................           24.7          3.2        -17.0         -3.1         12.4
   Other expense .............................................            3.1         11.4          0.9         30.8         -4.3
   General government(2) .....................................            1.2        109.4        -22.0        -13.9        -17.5
   Debt servicing ............................................            4.1        -11.5        -11.2         -4.4         -6.4
                                                                      -------      -------      -------      -------      -------
        TOTAL EXPENSE ........................................            6.0          7.8         -0.9         -0.2          1.1
                                                                      -------      -------      -------      -------      -------
                                                                      -------      -------      -------      -------      -------

PER CAPITA EXPENSE:                                                                             (dollars)
   Health care ...............................................          2,368        2,622        2,692        2,737        2,772
   Education .................................................          1,931        2,028        2,052        2,111        2,150
   Social services ...........................................            812          854          766          679          635
   Protection of persons and property ........................            290          298          303          329          290
   Transportation ............................................            390          386          428          308          345
   Natural resources and economic development ................            443          453          373          358          398
   Other expense .............................................            181          200          199          259          245
   General government(2) .....................................            108          223          173          147          120
   Debt servicing ............................................            518          454          400          379          351
                                                                      -------      -------      -------      -------      -------
        TOTAL EXPENSE ........................................          7,041        7,520        7,386        7,306        7,306
                                                                      -------      -------      -------      -------      -------
                                                                      -------      -------      -------      -------      -------
REAL PER CAPITA EXPENSE (2004 DOLLARS) .......................          7,628        8,017        7,694        7,455        7,306
     - growth rate (per cent)(2) .............................            3.4          5.1         -4.0         -3.1         -2.0
-----------------------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2005.

(2)  Includes restructuring costs.

NOTE: Per capita expense is calculated using July 1 population (e.g. 2004/05 expense divided by population on July 1, 2004). Similarly, expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2004/05 expense divided by GDP for the 2004 calendar year). Expense is converted to real (inflation-adjusted) terms using the consumer price index
(CPI) for the corresponding calendar year (e.g. 2004 CPI for 2004/05 expense). Totals may not add due to rounding.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

86                      APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.10  TAXPAYER-SUPPORTED ENTITY OPERATING STATEMENTS(1) -
             2000/01 TO 2004/05

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                       2000/01      2001/02      2002/03      2003/04      2004/05
-----------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES:

BC TRANSPORTATION FINANCING AUTHORITY
   Revenue ......................................................         477          466          419          622        1,383
   Expense ......................................................        (476)        (466)        (439)        (497)        (578)
                                                                       ------       ------       ------       ------       ------
                                                                            1           --          (20)         125          805
     ACCOUNTING ADJUSTMENTS .....................................        (184)        (185)        (179)        (177)        (172)
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................        (183)        (185)        (199)         (52)         633
                                                                       ------       ------       ------       ------       ------
BRITISH COLUMBIA BUILDINGS CORPORATION
   Revenue ......................................................         462          465          485          515          447
   Expense ......................................................        (411)        (428)        (433)        (468)        (396)
                                                                       ------       ------       ------       ------       ------
                                                                           51           37           52           47           51
     ACCOUNTING ADJUSTMENTS .....................................          (8)          16           12           (4)          (4)
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................          43           53           64           43           47
                                                                       ------       ------       ------       ------       ------
BRITISH COLUMBIA HOUSING MANAGEMENT COMMISSION
   Revenue ......................................................         228          260          263          279          284
   Expense ......................................................        (228)        (260)        (263)        (279)        (284)
                                                                       ------       ------       ------       ------       ------
                                                                           --           --           --           --           --
     ACCOUNTING ADJUSTMENTS .....................................           4           --            1            7            4
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................           4           --            1            7            4
                                                                       ------       ------       ------       ------       ------
BRITISH COLUMBIA TRANSIT
   Revenue ......................................................         120          118          136          138          146
   Expense ......................................................        (120)        (119)        (136)        (138)        (148)
                                                                       ------       ------       ------       ------       ------
                                                                           --           (1)          --           --           (2)
     ACCOUNTING ADJUSTMENTS .....................................           8           (9)          (3)          (1)
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................           8          (10)          --           (3)          (3)
                                                                       ------       ------       ------       ------       ------
TOURISM BRITISH COLUMBIA
   Revenue ......................................................          29           35           34           33           45
   Expense ......................................................         (29)         (36)         (34)         (37)         (45)
                                                                       ------       ------       ------       ------       ------
                                                                           --           (1)          --           (4)          --
     ACCOUNTING ADJUSTMENTS .....................................           1           (2)           1            5
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................           1           (3)           1           (4)           5
                                                                       ------       ------       ------       ------       ------
OTHER TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES
   Revenue ......................................................       1,744        1,601        1,213          693          736
   Expense ......................................................      (1,748)      (1,826)      (1,236)        (661)        (679)
                                                                       ------       ------       ------       ------       ------
                                                                           (4)        (225)         (23)          32           57
     ACCOUNTING ADJUSTMENTS .....................................         (29)         175          (62)          65           43
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................         (33)         (50)         (85)          97          100
                                                                       ------       ------       ------       ------       ------
TOTAL NET IMPACT ................................................        (160)        (195)        (218)          88          786
                                                                       ------       ------       ------       ------       ------
                                                                       ------       ------       ------       ------       ------
-----------------------------------------------------------------------------------------------------------------------------------


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         87
--------------------------------------------------------------------------------

TABLE A2.10  TAXPAYER-SUPPORTED ENTITY OPERATING STATEMENTS(1) -
             2000/01 TO 2004/05 - (CONTINUED)

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                       2000/01      2001/02      2002/03      2003/04      2004/05
-----------------------------------------------------------------------------------------------------------------------------------
SUCH SECTOR AND REGIONAL AUTHORITIES:

SCHOOL DISTRICTS
   Revenue ......................................................       4,274        4,308        4,417        4,569        4,666
   Expense ......................................................      (4,222)      (4,277)      (4,230)      (4,471)      (4,533)
                                                                       ------       ------       ------       ------       ------
                                                                           52           31          187           98          133
     ACCOUNTING ADJUSTMENTS .....................................           4           11          (37)          51           44
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................          56           42          150          149          177
                                                                       ------       ------       ------       ------       ------
UNIVERSITIES
   Revenue ......................................................       1,506        1,720        1,828        1,991        2,158
   Expense ......................................................      (1,433)      (1,612)      (1,712)      (1,905)      (2,073)
                                                                       ------       ------       ------       ------       ------
                                                                           73          108          116           86           85
     ACCOUNTING ADJUSTMENTS .....................................          47           31           70           32           38
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................         120          139          186          118          123
                                                                       ------       ------       ------       ------       ------
COLLEGES, UNIVERSITY COLLEGES, AND INSTITUTES
   Revenue ......................................................       1,149        1,215        1,290        1,362        1,400
   Expense ......................................................      (1,138)      (1,212)      (1,257)      (1,298)      (1,345)
                                                                       ------       ------       ------       ------       ------
                                                                           11            3           33           64           55
     ACCOUNTING ADJUSTMENTS .....................................          43           51           14           10           13
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................          54           54           47           74           68
                                                                       ------       ------       ------       ------       ------
HEALTH AUTHORITIES
   Revenue ......................................................       5,670        6,432        7,127        7,538        7,667
   Expense ......................................................      (5,668)      (6,486)      (7,125)      (7,589)      (7,602)
                                                                       ------       ------       ------       ------       ------
                                                                            2          (54)           2          (51)          65
     ACCOUNTING ADJUSTMENTS .....................................        (100)         (12)         155          102          (40)
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................         (98)         (66)         157           51           25
                                                                       ------       ------       ------       ------       ------
HOSPITAL SOCIETIES
   Revenue ......................................................         519          558          594          649          648
   Expense ......................................................        (523)        (559)        (598)        (665)        (646)
                                                                       ------       ------       ------       ------       ------
                                                                           (4)          (1)          (4)         (16)           2
     ACCOUNTING ADJUSTMENTS .....................................           6            8           (1)         (25)          --
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................           2            7           (5)         (41)           2
                                                                       ------       ------       ------       ------       ------
CHILDREN AND FAMILY DEVELOPMENT GOVERNANCE AUTHORITIES(2)
   Revenue ......................................................          --           --            2            4            1
   Expense ......................................................          --           --           (1)          (3)          (1)
                                                                       ------       ------       ------       ------       ------
                                                                           --           --            1            1           --
     ACCOUNTING ADJUSTMENTS .....................................          --           --            1           --           --
                                                                       ------       ------       ------       ------       ------
     Net impact .................................................          --           --            2            1           --
                                                                       ------       ------       ------       ------       ------
TOTAL NET IMPACT ................................................         134          176          537          352          395
                                                                       ------       ------       ------       ------       ------
                                                                       ------       ------       ------       ------       ------
-----------------------------------------------------------------------------------------------------------------------------------


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88                      APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.10  TAXPAYER-SUPPORTED ENTITY OPERATING STATEMENTS(1) -
             2000/01 TO 2004/05 - (CONTINUED)

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                           2000/01     2001/02     2002/03     2003/04     2004/05
-----------------------------------------------------------------------------------------------------------------------------------
NET OPERATING STATEMENTS OF TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES
   Revenue ...........................................................      3,060       2,945       2,550       2,280       3,041
     ACCOUNTING ADJUSTMENTS ..........................................       (187)       (175)       (147)       (119)       (113)
                                                                          -------     -------     -------     -------     -------
     Net revenue .....................................................      2,873       2,770       2,403       2,161       2,928
                                                                          -------     -------     -------     -------     -------
   Expense ...........................................................     (3,012)     (3,135)     (2,541)     (2,080)     (2,130)
     ACCOUNTING ADJUSTMENTS ..........................................        (21)        170         (80)          7         (12)
                                                                          -------     -------     -------     -------     -------
     Net expense .....................................................     (3,033)     (2,965)     (2,621)     (2,073)     (2,142)
                                                                          -------     -------     -------     -------     -------
   NET FISCAL PLAN IMPACT ............................................       (160)       (195)       (218)         88         786
                                                                          -------     -------     -------     -------     -------
                                                                          -------     -------     -------     -------     -------

NET OPERATING STATEMENTS OF SUCH SECTOR AND REGIONAL AUTHORITIES
   Revenue ...........................................................     13,118      14,233      15,258      16,113      16,540
     ACCOUNTING ADJUSTMENTS ..........................................       (202)       (157)       (334)       (478)       (466)
                                                                          -------     -------     -------     -------     -------
     Net revenue .....................................................     12,916      14,076      14,924      15,635      16,074
                                                                          -------     -------     -------     -------     -------
   Expense ...........................................................    (12,984)    (14,146)    (14,923)    (15,931)    (16,200)
     ACCOUNTING ADJUSTMENTS ..........................................        202         246         536         648         521
                                                                          -------     -------     -------     -------     -------
     Net expense .....................................................    (12,782)    (13,900)    (14,387)    (15,283)    (15,679)
                                                                          -------     -------     -------     -------     -------
   NET FISCAL PLAN IMPACT ............................................        134         176         537         352         395
                                                                          -------     -------     -------     -------     -------
                                                                          -------     -------     -------     -------     -------

TOTAL NET OPERATING STATEMENTS OF TAXPAYER-SUPPORTED ENTITIES
   Revenue ...........................................................     16,178      17,178      17,808      18,393      19,581
     ACCOUNTING ADJUSTMENTS ..........................................       (389)       (332)       (481)       (597)       (579)
                                                                          -------     -------     -------     -------     -------
     Net revenue .....................................................     15,789      16,846      17,327      17,796      19,002
                                                                          -------     -------     -------     -------     -------
   Expense ...........................................................    (15,996)    (17,281)    (17,464)    (18,011)    (18,330)
     ACCOUNTING ADJUSTMENTS ..........................................        181         416         456         655         509
                                                                          -------     -------     -------     -------     -------
     Net expense .....................................................    (15,815)    (16,865)    (17,008)    (17,356)    (17,821)
                                                                          -------     -------     -------     -------     -------
   NET FISCAL PLAN IMPACT ............................................        (26)        (19)        319         440       1,181
                                                                          -------     -------     -------     -------     -------
                                                                          -------     -------     -------     -------     -------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Revenue and expense are shown as reported in the entity financial statements and service plans, before consolidation and accounting adjustments.

(2) The amount of funding to be transferred, and the timing of the transfer, will be based on an assessment of Authority readiness.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         89
--------------------------------------------------------------------------------

TABLE A2.11  BRITISH COLUMBIA HYDRO AND POWER AUTHORITY
             FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                 2001           2002          2003           2004           2005
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Domestic ...........................................         2,431.0        2,450.0       2,475.0        2,553.0        2,704.0
  Electricity trade(1) ...............................         5,458.0        3,861.0         632.0          871.0        1,021.0
                                                               -------        -------       -------        -------        -------
                                                               7,889.0        6,311.0       3,107.0        3,424.0        3,725.0
                                                               -------        -------       -------        -------        -------
Expenses:
  Energy costs .......................................         5,162.0        4,407.0       1,126.0        1,580.0        1,959.0
  Operating expenses .................................           929.0          716.0         718.0          768.0          774.0
  Depreciation .......................................           380.0          386.0         417.0          526.0          446.0
  Finance charges ....................................           559.0          544.0         457.0          452.0          443.0
                                                               -------        -------       -------        -------        -------
                                                               7,030.0        6,053.0       2,718.0        3,326.0        3,622.0
                                                               -------        -------       -------        -------        -------
Operating results ....................................           859.0          258.0         389.0           98.0          103.0
  Unusual items ......................................          (310.0)          --           (37.0)          (8.0)         137.0
                                                               -------        -------       -------        -------        -------
Income before regulatory account transfers ...........           549.0          258.0         352.0           90.0          240.0
  Net transfer (to) from regulatory accounts .........          (103.0)         145.0          66.0           21.0          162.0
                                                               -------        -------       -------        -------        -------
Net income ...........................................           446.0          403.0         418.0          111.0          402.0
                                                               -------        -------       -------        -------        -------
                                                               -------        -------       -------        -------        -------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Beginning in 2002/03, in response to US accounting standards, BC Hydro reported electricity trade revenue related to swaps, forward trades and options on a net basis.

Source: British Columbia Hydro and Power Authority.



TABLE A2.12  LIQUOR DISTRIBUTION BRANCH
             FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                            2001            2002            2003            2004            2005
-----------------------------------------------------------------------------------------------------------------------------------
Provincial liquor sales ........................          1,719.2         1,792.9         1,885.3         1,998.2         2,148.4
  Less: Cost of sales(1) .......................            891.6           929.6           981.0         1,061.7         1,139.9
                                                          -------         -------         -------         -------         -------
Gross margin ...................................            827.6           863.3           904.3           936.5         1,008.5
Operating expenses .............................           (197.9)         (231.9)         (254.9)         (218.3)         (240.0)
Other income ...................................             12.7             5.3             4.8             5.5            10.1
                                                          -------         -------         -------         -------         -------
NET INCOME .....................................            642.4           636.7           654.2           723.7           778.6
                                                          -------         -------         -------         -------         -------
                                                          -------         -------         -------         -------         -------
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Includes discounts and commissions.

Source: Liquor Distribution Branch.



TABLE A2.13  BRITISH COLUMBIA LOTTERY CORPORATION
             FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                        2001         2002         2003         2004         2005
-----------------------------------------------------------------------------------------------------------------------------------
Gaming revenue ...............................................       1,483.0      1,607.4      1,792.4      1,889.6      2,027.3
  Less: Prizes and direct costs ..............................         796.1        863.5        987.0      1,015.0      1,048.7
                                                                     -------      -------      -------      -------      -------
Gross margin .................................................         686.9        743.9        805.4        874.6        978.6
Operating expenses (net) .....................................        (124.9)      (137.8)      (134.5)      (147.0)      (159.7)
                                                                     -------      -------      -------      -------      -------
Net income ...................................................         562.0        606.1        670.9        727.6        818.9
                                                                     -------      -------      -------      -------      -------
                                                                     -------      -------      -------      -------      -------
Allocation of net income
  Government of Canada .......................................           7.4          7.6          7.8          7.9          8.0
  Funding for provincial gaming programs .....................           3.7          4.1          3.2          0.5(1)        --
  Transfers to charities/local governments ...................         137.2        145.6        171.1        184.7        183.7
  Contribution to provincial revenue .........................         413.7        448.8        488.8        534.5        627.2
                                                                     -------      -------      -------      -------      -------
                                                                       562.0        606.1        670.9        727.6        818.9
                                                                     -------      -------      -------      -------      -------
                                                                     -------      -------      -------      -------      -------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Commencing in 2003/04, the funding for most programs was provided by the ministry responsible for delivery from its voted appropriation.

Source: British Columbia Lottery Corporation.


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


90                      APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.14  BRITISH COLUMBIA RAILWAY COMPANY
             FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31(1)

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                                2000       2001       2002       2003       2004
-----------------------------------------------------------------------------------------------------------------------------------
Revenue ...............................................................       333.5      301.8      366.7      364.0      242.3
Expenses ..............................................................       293.1      266.6      301.2      285.5      238.0
                                                                              -----      -----      -----      -----      -----
Operating income ......................................................        40.4       35.2       65.5       78.5        4.3
  Non-operating expenses ..............................................       (28.7)     (29.7)     (17.2)     (37.7)      (7.6)
                                                                              -----      -----      -----      -----      -----
Income from continuing operations before special charges ..............        11.7        5.5       48.3       40.8       (3.3)
  Unusual items .......................................................        (8.0)(2)  (79.8)(3) (118.9)(4)     --      198.6(5)
                                                                              -----      -----      -----      -----      -----
Income (loss) from continuing operations ..............................         3.7      (74.3)     (70.6)      40.8      195.3
  Results of discontinued operations ..................................       (10.4)     (32.6)     (13.6)      25.6         --
                                                                              -----      -----      -----      -----      -----
Net income (loss) .....................................................        (6.7)    (106.9)     (84.2)      66.4      195.3
                                                                              -----      -----      -----      -----      -----
                                                                              -----      -----      -----      -----      -----
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Prior years are restated to be consistent with the current presentation.

(2)  Provision to reflect anticipated future costs of environmental remediation.

(3)  Restructuring costs.

(4)  Write-down of investment in Vancouver Wharves Limited Partnership.

(5)  Gain from the BC Rail/CN transaction.

Source: British Columbia Railway Company.


TABLE A2.15  INSURANCE CORPORATION OF BRITISH COLUMBIA
             FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31

-----------------------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                        2000         2001         2002         2003         2004
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net premiums .................................................       2,387.0      2,447.1      2,628.5      2,852.4     3,026.5
  Investment income ............................................         625.7        454.0        327.3        329.9       395.3
                                                                       -------      -------      -------      -------     -------
                                                                       3,012.7      2,901.1      2,955.8      3,182.3     3,421.8
                                                                       -------      -------      -------      -------     -------
Claims and expenses:
    Claims incurred ............................................       2,006.2      2,126.3      2,193.5      2,208.1     2,267.5
    Prior years' claims adjustments ............................        (266.3)         2.2        (24.8)        10.4       (46.2)
                                                                       -------      -------      -------      -------     -------
  Net claims incurred ..........................................       1,739.9      2,128.5      2,168.7      2,218.5     2,221.3
  Claims operations expense ....................................         333.0        316.6        272.0        273.7       280.7
  Operating costs - insurance ..................................         479.2        456.7        355.6        376.8       427.6
  Operating costs - non-insurance ..............................         103.4        110.3         99.3        102.6       105.3
                                                                       -------      -------      -------      -------     -------
                                                                       2,655.5      3,012.1      2,895.6      2,971.6     3,034.9
                                                                       -------      -------      -------      -------     -------
Income before unusual items ....................................         357.2       (111.0)        60.2        210.7       386.9
Unusual items ..................................................        (218.5)(1)   (139.5)(2)    (15.2)(3)     14.1(4)      2.4(4)
                                                                       -------      -------      -------      -------     -------
Net income (loss) ..............................................         138.7       (250.5)        45.0        224.8       389.3
                                                                       -------      -------      -------      -------     -------
                                                                       -------      -------      -------      -------     -------
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Road Safety Dividend.

(2) Includes restructuring costs ($39.5 million) and a provision for a reduction in investment value ($100 million).

(3)  Restructuring costs.

(4)  Gain on sale of property and equipment.

Source: Insurance Corporation of British Columbia.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         91
--------------------------------------------------------------------------------

TABLE A2.16  FULL-TIME EQUIVALENTS (FTES)(1,2) - 2000/01 TO 2004/05

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       2000/01  2001/02  2002/03  2003/04  2004/05
-----------------------------------------------------------------------------------------------------------------------------------
Ministries and special offices (CRF) ................................................   33,579   33,495   29,751   28,684   26,859
Taxpayer-supported Crown corporations and agencies ..................................    8,450    8,447    7,814    5,076    3,822
                                                                                        ------   ------   ------   ------   ------
TOTAL FTES ..........................................................................   42,029   41,942   37,565   33,760   30,681
                                                                                        ------   ------   ------   ------   ------
                                                                                        ------   ------   ------   ------   ------
-----------------------------------------------------------------------------------------------------------------------------------


(1) Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2)  FTE amounts do not include SUCH sector staff employment.



TABLE A2.17  CAPITAL SPENDING - 2000/01 TO 2004/05

-----------------------------------------------------------------------------------------------------------------------------------
     ($ millions)                                                      2000/01      2001/02      2002/03     2003/04        2004/05
-----------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
  Education
    Schools (K-12) .............................................          595          459          383          313          239
    Post-secondary .............................................          254          391          412          605          695
  Health .......................................................          459          275          422          420          568
  BC Transportation Financing Authority ........................          485          344          275          436          513
  Rapid Transit Project 2000 ...................................          300          210           35           14           15
  BC Ferries ...................................................           55           55           58           --           --
  Vancouver Convention Centre Expansion Project ................           --           --           --           56           50
  Government operating (ministries) ............................          183          203          183          185          175
  Other(1) .....................................................          211          133          108           16           67
                                                                        -----        -----        -----        -----        -----
  TOTAL TAXPAYER-SUPPORTED .....................................        2,542        2,070        1,876        2,045        2,322
                                                                        -----        -----        -----        -----        -----
SELF-SUPPORTED
  BC Hydro .....................................................          412          545          741          636          612
  Columbia River power projects(2) .............................          126          118           54          100           84
  BC Rail ......................................................          124           78           52           33           30
  ICBC(3) ......................................................           78          107           41           26           31
  BC Lotteries .................................................           13           20           30           49           93
  Liquor Distribution Branch ...................................           20           26            9            2           10
                                                                        -----        -----        -----        -----        -----
  TOTAL SELF-SUPPORTED COMMERCIAL ..............................          773          894          927          846          860
                                                                        -----        -----        -----        -----        -----
  TOTAL CAPITAL SPENDING .......................................        3,315        2,964        2,803        2,891        3,182
                                                                        -----        -----        -----        -----        -----
                                                                        -----        -----        -----        -----        -----
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.

(2)  Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(3)  Includes ICBC Properties Ltd.


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


92                        APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.18  FIVE-YEAR PROVINCIAL DEBT SUMMARY(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Budget    Actual
        ($ millions)                                                     2000/01   2001/02   2002/03   2003/04   2004/05   2004/05
-----------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
  PROVINCIAL GOVERNMENT DIRECT OPERATING .............................    12,007    13,779    15,447    15,694    16,558    14,481
                                                                          ------    ------    ------    ------    ------    ------
  OTHER TAXPAYER-SUPPORTED DEBT (MAINLY CAPITAL)
  Education facilities(2)
     Schools .........................................................     3,910     4,126     4,333     4,409     4,557     4,483
     Post-secondary institutions .....................................     1,548     1,717     1,791     2,112     2,344     2,326
                                                                          ------    ------    ------    ------    ------    ------
                                                                           5,458     5,843     6,124     6,521     6,901     6,809
                                                                          ------    ------    ------    ------    ------    ------
  Health facilities(2) ...............................................     1,926     2,075     2,146     2,215     2,479     2,112
                                                                          ------    ------    ------    ------    ------    ------
  Highways, ferries and public transit
     BC Transportation Financing Authority ...........................     2,197     2,514     2,661     2,764     2,874     2,474
     BC Ferries ......................................................        21        19(3)     --        --        --        --
     BC Transit ......................................................        75        79        87        83        88        78
     Public transit ..................................................       948       936       930       914       915       906
     SKYTRAIN extension ..............................................       836     1,044     1,105     1,119     1,141     1,135
     Rapid Transit Project 2000 Ltd ..................................       114        47         3        --        --        --
                                                                          ------    ------    ------    ------    ------    ------
                                                                           4,191     4,639     4,786     4,880     5,018     4,593
                                                                          ------    ------    ------    ------    ------    ------
  Other
     BC Buildings ....................................................       610       596       456       317       247       241
     552513 British Columbia Ltd. (Skeena Cellulose Inc.)(4) .........       337        --        --        --        --        --
     Social housing(5) ...............................................       265       299       161       156       180       133
     Homeowner Protection Office .....................................        71       113       123       129       126       130
     Columbia River power projects(6) ................................        --        --        --        --       262        --
     Other(7) ........................................................       244       190       182       116       344       158
                                                                          ------    ------    ------    ------    ------    ------
                                                                           1,527     1,198       922       718     1,159       662
                                                                          ------    ------    ------    ------    ------    ------
  TOTAL OTHER TAXPAYER-SUPPORTED DEBT ................................    13,102    13,755    13,978    14,334    15,557    14,176
                                                                          ------    ------    ------    ------    ------    ------
TOTAL TAXPAYER-SUPPORTED DEBT ........................................    25,109    27,534    29,425    30,028    32,115    28,657
                                                                          ------    ------    ------    ------    ------    ------
SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies
     BC Hydro ........................................................     6,649     6,670     6,784     7,040     7,174     6,906
     BC Rail(8) ......................................................       603       614       494       477        --        --
     Columbia River power projects(6) ................................       113       184       165       215        --       257
     Liquor Distribution Branch ......................................         2        13         9         7         6         6
                                                                          ------    ------    ------    ------    ------    ------
                                                                           7,367     7,481     7,452     7,739     7,180     7,169
  Warehouse borrowing program ........................................     1,312     1,067        --        --        --        --
                                                                          ------    ------    ------    ------    ------    ------
TOTAL SELF-SUPPORTED DEBT ............................................     8,679     8,548     7,452     7,739     7,180     7,169
                                                                          ------    ------    ------    ------    ------    ------
FORECAST ALLOWANCE ...................................................        --        --        --        --       100        --
                                                                          ------    ------    ------    ------    ------    ------
TOTAL PROVINCIAL DEBT ................................................    33,788    36,082    36,877    37,767    39,395    35,826
                                                                          ------    ------    ------    ------    ------    ------
                                                                          ------    ------    ------    ------    ------    ------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable. Figures for earlier years have been restated to conform with the presentation used for 2005 and to reflect changes in underlying data.

(2) Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies
     (SUCH), and debt directly incurred by these entities.

(3) Effective April 1, 2003, the provincial coastal ferry system became independently operated by BC Ferry Services.

(4) In March 2002, the company's debt was assumed by the provincial government ($260 million) and by the minority shareholder ($94 million) as Skeena Cellulose Inc. was sold to the private sector.

(5) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(6) A joint venture of the Columbia Power Corporation and Columbia Basin Trust. This debt has reverted to self-supported status.

(7) Includes other taxpayer-supported Crown corporations and agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.

(8) BC Rail debt was repaid after completion of the BC Rail investment partnership.


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         93
--------------------------------------------------------------------------------

TABLE A2.19  FIVE-YEAR PROVINCIAL DEBT SUMMARY - SUPPLEMENTARY INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                             2000/01         2001/02       2002/03        2003/04        2004/05
-----------------------------------------------------------------------------------------------------------------------------------
PER CENT OF GDP:                                                                          (per cent)
  TAXPAYER-SUPPORTED DEBT
  Provincial government direct ......................            9.1           10.3           11.2           10.8            9.3
  Education .........................................            4.2            4.4            4.4            4.5            4.4
  Health facilities .................................            1.5            1.5            1.6            1.5            1.3
  Highways, ferries and public transit ..............            3.2            3.5            3.5            3.4            2.9
  Other debt ........................................            1.2            0.9            0.7            0.5            0.4
                                                             -------        -------        -------        -------        -------
    Total taxpayer-supported debt ...................           19.1           20.5           21.3           20.6           18.3
                                                             -------        -------        -------        -------        -------
  SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies ........            5.6            5.6            5.4            5.3            4.6
  Warehouse borrowing program .......................            1.0            0.8           --             --             --
                                                             -------        -------        -------        -------        -------
    Total self-supported debt .......................            6.6            6.4            5.4            5.3            4.6
                                                             -------        -------        -------        -------        -------
  TOTAL PROVINCIAL DEBT .............................           25.7           26.9           26.7           26.0           22.9
                                                             -------        -------        -------        -------        -------
                                                             -------        -------        -------        -------        -------

GROWTH RATES:                                                                             (per cent)
  TAXPAYER-SUPPORTED DEBT
  Provincial government direct ......................          -12.2           14.8           12.1            1.6           -7.7
  Education .........................................            5.3            7.1            4.8            6.5            4.4
  Health facilities .................................           21.6            7.7            3.4            3.2           -4.7
  Highways, ferries and public transit ..............           20.2           10.7            3.2            2.0           -5.9
  Other debt ........................................           19.7          -21.5          -23.0          -22.1           -7.8
    Total taxpayer-supported debt ...................           -0.4            9.7            6.9            2.0           -4.6

  SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies ........           -6.9            1.5           -0.4            3.9           -7.4
  Warehouse borrowing program .......................           -0.6          -18.7         -100.0             --             --
    Total self-supported debt .......................           -6.0           -1.5          -12.8            3.9           -7.4
  TOTAL PROVINCIAL DEBT .............................           -1.9            6.8            2.2            2.4           -5.1

PER CAPITA DEBT:                                                                          (dollars)
  TAXPAYER-SUPPORTED DEBT
  Provincial government direct ......................          2,973          3,379          3,754          3,780          3,451
    Education .......................................          1,351          1,433          1,488          1,571          1,623
  Health facilities .................................            477            509            522            533            503
  Highways, ferries and public transit ..............          1,038          1,138          1,163          1,175          1,095
  Other debt ........................................            378            294            224            173            158
                                                             -------        -------        -------        -------        -------
    Total taxpayer-supported debt ...................          6,217          6,752          7,151          7,232          6,830
                                                             -------        -------        -------        -------        -------
  SELF-SUPPORTED DEBT
  Commercial Crown corporations and agencies ........          1,824          1,834          1,811          1,864          1,709
  Warehouse borrowing program .......................            325            262             --             --             --
                                                             -------        -------        -------        -------        -------
    Total self-supported debt .......................          2,149          2,096          1,811          1,864          1,709
                                                             -------        -------        -------        -------        -------
  TOTAL PROVINCIAL DEBT .............................          8,365          8,848          8,962          9,096          8,538
                                                             -------        -------        -------        -------        -------
                                                             -------        -------        -------        -------        -------
-----------------------------------------------------------------------------------------------------------------------------------

Note: Totals may not add due to rounding.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

94                        APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.20  CAPITAL SPENDING AND DEBT UPDATE SINCE THE THIRD QUARTERLY REPORT

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Final
     ($ millions)                                                                                               Change     Results
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL SPENDING - THIRD QUARTER UPDATED FORECAST ........................................................                  3,187
  Taxpayer-supported
    Education - increased spending for post-secondary education projects, partially offset by
      delayed construction of K-12 facilities ............................................................        143
    Health - increased spending for health-care facilities ...............................................         67
    BC Transportation Financing Authority - delayed spending .............................................        (66)
    Government operating - reduced ministry minor capital spending .......................................        (66)
    Other ................................................................................................         13          91
                                                                                                               -------
  Self-supported commercial
    BC Hydro - delayed spending for power projects .......................................................        (69)
    Other ................................................................................................        (27)        (96)
                                                                                                               -------     -------
CAPITAL SPENDING - ACTUAL ................................................................................                  3,182
                                                                                                                           -------
                                                                                                                           -------
-----------------------------------------------------------------------------------------------------------------------------------
PROVINCIAL DEBT AT MARCH 31, 2005 - THIRD QUARTER UPDATED FORECAST .......................................                 36,063
  TAXPAYER-SUPPORTED DEBT
    Provincial government operating - mainly assumption of certain capital-related
      debt issues for health facilities ..................................................................        306
    Health facilities - mainly transfer of certain capital-related debt issues to government operating....       (281)
    BC Transportation Financing Authority - higher working capital requirements ..........................         74
    Social housing - reduced working capital requirements ................................................        (44)
    Other - higher working capital requirements ..........................................................        (11)
                                                                                                               -------
    Total taxpayer-supported .............................................................................                     44
  SELF-SUPPORTED COMMERCIAL
    BC Hydro - higher working capital requirements .......................................................         18
    Other ................................................................................................          1
                                                                                                               -------
    Total self-supported .................................................................................                     19
  Debt forecast allowance not needed .....................................................................                   (300)
                                                                                                                          -------
PROVINCIAL DEBT AT MARCH 31, 2005 - 2004/05 PUBLIC ACCOUNTS ..............................................                 35,826
                                                                                                                          -------
                                                                                                                          -------
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                          APPENDIX 2 - FINANCIAL REVIEW                       95
--------------------------------------------------------------------------------


TABLE A2.21  HISTORICAL OPERATING STATEMENT SURPLUS (DEFICIT)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Surplus
                                                                     Crown       SUCH                                    (Deficit)
                                   Consolidated Revenue Fund      Corporations  Sector &                                   as a
                                 -----------------------------        and       Regional      Other        Surplus       Per Cent
   ($ millions)                  Revenue  Expenditure  Balance      Agencies  Authorities  Adjustments  (Deficit)(1)     of GDP
-----------------------------------------------------------------------------------------------------------------------------------
1969/70 ....................      1,248      1,244          4          --          --           --            --             --
1970/71 ....................      1,373      1,274         99          --          --           --            --            1.0
1971/72 ....................      1,558      1,474         84          --          --           --            --            0.8
1972/73 ....................      1,772      1,675         97          --          --           --            --            0.8
1973/74 ....................      2,217      2,071        146          --          --           --            --            0.9
1974/75 ....................      2,769      2,779        (10)         --          --           --            --           (0.1)
1975/76 ....................      3,124      3,534       (410)         --          --           --            --           (2.1)
1976/77 ....................      3,785      3,691         94          --          --           --            --            0.4
1977/78 ....................      4,372      4,168        204          --          --           --            --            0.8
1978/79 ....................      4,853      4,582        271          --          --           --            --            0.9
1979/80(1) .................      5,860      5,318        542         (88)         --           --           454            1.3
1980/81 ....................      5,982      6,239       (257)         45          --           --          (212)          (0.5)
1981/82 ....................      7,139      7,323       (184)         43          --           --          (141)          (0.3)
1982/83 ....................      7,678      8,662       (984)       (257)         --           --        (1,241)          (2.8)
1983/84 ....................      8,335      9,347     (1,012)         49          --           --          (963)          (2.0)
1984/85 ....................      8,807      9,801       (994)        172          --           --          (822)          (1.6)
1985/86 ....................      9,160     10,127       (967)        110          --           --          (857)          (1.6)
1986/87 ....................      9,463     10,624     (1,161)        526          --           --          (635)          (1.1)
1987/88 ....................     11,007     11,055        (48)        119          --           --            71            0.1
1988/89 ....................     12,570     11,834        736         194          --           --           930            1.3
1989/90 ....................     13,656     13,200        456          40          --           --           496            0.7
1990/91 ....................     14,236     15,010       (774)        107          --           --          (667)          (0.8)
1991/92 ....................     14,570     17,101     (2,531)        192          --           --        (2,339)          (2.9)
1992/93 ....................     16,172     17,858     (1,686)        210          --           --        (1,476)          (1.7)
1993/94 ....................     17,923     18,833       (910)         11          --           --          (899)          (1.0)
1994/95 ....................     19,506     19,953       (447)        219          --           --          (228)          (0.2)
1995/96 ....................     19,698     20,054       (356)         38          --           --          (318)          (0.3)
1996/97 ....................     20,126     20,241       (115)       (270)         --           --          (385)          (0.4)
1997/98 ....................     20,216     20,135         81        (248)         --           --          (167)          (0.1)
1998/99 ....................     20,312     20,528       (216)       (722)        (23)          --          (961)          (0.8)
1999/2000 ..................     21,849     22,161       (312)        405          23           --           116            0.1
2000/01 ....................     23,745     22,444      1,301         (70)        134          (52)(3)     1,313            1.0
2001/02 ....................     22,704     24,831     (2,127)(2)    (697)(2)     176        1,464 (3)    (1,184)          (0.9)
2002/03 ....................     21,999     25,130     (3,131)       (143)        537           --        (2,737)          (2.0)
2003/04 ....................     23,191     25,235     (2,044)        417         352           --        (1,275)          (0.9)
2004/05 ....................     27,309     26,043      1,266         914         395           --         2,575            1.6
-----------------------------------------------------------------------------------------------------------------------------------

(1) The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

(2) Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

(3)  Impact of move to joint trusteeship for public service pension plans.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         96
--------------------------------------------------------------------------------

TABLE A2.22  HISTORICAL REVENUE BY SOURCE - CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Contributions  Contributions
                                                                                              from          from
                                                           Natural           Other         Government    the Federal
Year                                       Taxation        Resource         Revenue        Enterprises    Government        Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         ($ millions)
1984/85 ..........................           5,015             721             886             360           1,825           8,807
1985/86 ..........................           5,237             704             965             398           1,856           9,160
1986/87 ..........................           5,354             658             979             448           2,024           9,463
1987/88 ..........................           6,200           1,223           1,060             470           2,054          11,007
1988/89 ..........................           6,973           1,272           1,729             447           2,149          12,570
1989/90 ..........................           8,095           1,249           1,464             727           2,121          13,656
1990/91 ..........................           8,702           1,171           1,433             834           2,096          14,236
1991/92 ..........................           8,997           1,101           1,573             701           2,198          14,570
1992/93 ..........................           9,897           1,264           1,580           1,016           2,415          16,172
1993/94 ..........................          11,101           1,772           1,733           1,048           2,269          17,923
1994/95 ..........................          11,937           2,244           1,835           1,028           2,462          19,506
1995/96 ..........................          12,509           2,026           1,801             968           2,394          19,698
1996/97 ..........................          13,094           2,186           1,743           1,148           1,955          20,126
1997/98 ..........................          13,103           2,197           1,799           1,280           1,837          20,216
1998/99 ..........................          13,133           1,889           1,831           1,362           2,097          20,312
1999/2000 ........................          13,363           2,455           1,890           1,454           2,687          21,849
2000/01 ..........................          13,881           3,750           1,863           1,500           2,751          23,745
2001/02 ..........................          13,652           3,004           1,876           1,437           2,735          22,704
2002/03 ..........................          11,846           3,196           2,164           1,517           3,276          21,999
2003/04 ..........................          13,241           3,273           2,319           1,371           2,987          23,191
2004/05 ..........................          14,284           3,937           2,426           2,100           4,562          27,309
-----------------------------------------------------------------------------------------------------------------------------------


(1) Revenue has been restated to reflect the government's accounting policy at March 31, 2005. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on PUBLIC ACCOUNTS information.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                          APPENDIX 2 - FINANCIAL REVIEW                       97
--------------------------------------------------------------------------------

TABLE A2.23  HISTORICAL EXPENSE BY FUNCTION - CONSOLIDATED REVENUE FUND(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                 Social                                         Debt
Year                              Health        Services       Education   Transportation     Servicing     Other(2)        Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    ($ millions)
1984/85 .................          3,042          1,266          2,455          1,263            275          1,500          9,801
1985/86 .................          3,161          1,298          2,385          1,157            342          1,784         10,127
1986/87 .................          3,446          1,298          2,495            905            384          2,096         10,624
1987/88 .................          3,684          1,349          2,663            928            525          1,906         11,055
1988/89 .................          4,012          1,440          2,920            844            530          2,088         11,834
1989/90 .................          4,502          1,496          3,228          1,199            457          2,318         13,200
1990/91 .................          5,028          1,669          4,113          1,188            478          2,534         15,010
1991/92 .................          5,617          1,994          4,521          1,262            590          3,117         17,101
1992/93 .................          6,003          2,366          4,804          1,078            736          2,871         17,858
1993/94 .................          6,287          2,704          4,984          1,024            844          2,990         18,833
1994/95 .................          6,584          2,890          5,252            907            931          3,389         19,953
1995/96 .................          6,778          3,033          5,492            852            887          3,012         20,054
1996/97 .................          7,038          2,969          5,750            844            867          2,773         20,241
1997/98 .................          7,224          3,048          5,766            770            834          2,493         20,135
1998/99 .................          7,478          3,113          5,773            790            859          2,515         20,528
1999/2000 ...............          8,019          3,093          5,922          1,697            835          2,595         22,161
2000/01 .................          8,754          3,212          6,299            611            902          2,666         22,444
2001/02 .................          9,838          3,368          6,808            701            769          3,347         24,831
2002/03 .................         10,356          3,074          6,817            750            705          3,428         25,130
2003/04 .................         10,627          2,781          6,813            819            708          3,487         25,235
2004/05 .................         10,766          2,637          6,909          1,700            677          3,354         26,043
-----------------------------------------------------------------------------------------------------------------------------------

(1) Expense has been restated to reflect the government's accounting policy at March 31, 2005. Figures are based on PUBLIC ACCOUNTS information.

(2) Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.


--------------------------------------------------------------------------------
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


98                        APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.24  HISTORICAL PROVINCIAL DEBT SUMMARY(1)

-----------------------------------------------------------------------------------------------------------------------------------

                                               Taxpayer-Supported Debt
                      ------------------------------------------------------------------
                                                          Highways,                                               Total   Taxpayer-
                      Provincial  Education     Health     Ferries               Total                             Debt   Supported
                      Government  Facilities  Facilities    and                Taxpayer-    Self-      Total       as a   Debt as a
                        Direct     Capital     Capital     Public              Supported  Supported  Provincial  Per Cent  Per Cent
Year                  Operating   Financing   Financing    Transit   Other(2)     Debt     Debt(3)      Debt      of GDP    of GDP
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    (millions)                                       (per cent)
1969/70 .........         --         338          42         142        100        622      1,661       2,283       24.7      6.7
1970/71 .........         --         362          64         172         99        697      1,808       2,505       25.6      7.1
1971/72 .........         --         380          85         233         95        793      1,948       2,741       24.9      7.2
1972/73 .........         --         408         105         288         87        888      2,062       2,950       23.8      7.2
1973/74 .........         --         425         117         340        145      1,027      2,228       3,255       21.1      6.7
1974/75 .........         --         485         133         386        149      1,153      2,650       3,803       21.3      6.5
1975/76 .........         --         557         178         544        145      1,424      3,144       4,568       23.1      7.2
1976/77 .........        261         658         236         649        188      1,992      3,787       5,779       24.4      8.4
1977/78 .........        261         710         291         656        215      2,133      4,464       6,597       24.9      8.1
1978/79 .........        261         778         334         653         91      2,117      4,838       6,955       23.3      7.1
1979/80 .........        235         836         401         730        195      2,397      5,704       8,101       23.3      6.9
1980/81 .........        209         919         461         729        270      2,588      5,956       8,544       21.6      6.5
1981/82 .........        183       1,067         561         844        291      2,946      7,227      10,173       22.7      6.6
1982/83 .........        883       1,204         660       1,024        894      4,665      7,692      12,357       27.4     10.4
1983/84 .........      1,596       1,321         712       1,392      1,174      6,195      8,440      14,635       30.8     13.0
1984/85 .........      2,476       1,308         717         691      1,276      6,468      9,082      15,550       31.2     13.0
1985/86 .........      3,197       1,276         680       1,034      1,376      7,563      8,990      16,553       30.9     14.1
1986/87 .........      4,802       1,268         681       1,097        812      8,660      8,485      17,145       30.3     15.3
1987/88 .........      5,017       1,278         716       1,192        660      8,863      8,149      17,012       27.2     14.2
1988/89 .........      4,919       1,322         763       1,213        842      9,059      7,396      16,455       23.7     13.1
1989/90 .........      4,209       1,367         837       1,244      1,262      8,919      7,340      16,259       21.5     11.8
1990/91 .........      4,726       1,565         959       1,287      1,281      9,818      7,444      17,262       21.8     12.4
1991/92 .........      6,611       1,939       1,040       1,527      1,431     12,548      7,493      20,041       24.5     15.3
1992/93 .........      8,969       2,426       1,141       1,719      1,641     15,896      7,526      23,422       26.8     18.2
1993/94 .........     10,257       3,054       1,181       1,862      1,627     17,981      7,946      25,927       27.6     19.1
1994/95 .........     10,181       3,631       1,318       2,158      1,749     19,037      8,013      27,050       26.9     18.9
1995/96 .........     10,237       3,990       1,399       2,598      1,695     19,919      8,847      28,766       27.2     18.9
1996/97 .........     11,030       4,230       1,431       3,144      1,440     21,275      8,096      29,371       27.0     19.5
1997/98 .........     11,488       4,352       1,417       3,463      1,431     22,151      8,204      30,355       26.5     19.4
INFORMATION FROM 1998/99 ONWARDS HAS BEEN RESTATED TO INCLUDE SUCH SECTOR FISCAL DATA.
1998/99 .........     12,056       4,799       1,406       3,641      1,330     23,232      8,910      32,142       27.8     20.1
1999/2000 .......     13,675       5,184       1,584       3,487      1,276     25,206      9,232      34,438       28.5     20.8
2000/01 .........     12,007       5,458       1,926       4,191      1,527     25,109      8,679      33,788       25.7     19.1
2001/02 .........     13,779       5,843       2,075       4,639      1,198     27,534      8,548      36,082       26.9     20.5
2002/03 .........     15,447       6,124       2,146       4,786        922     29,425      7,452      36,877       26.7     21.3
2003/04 .........     15,694       6,521       2,215       4,880        718     30,028      7,739      37,767       26.0     20.6
2004/05 .........     14,481       6,809       2,112       4,593        662     28,657      7,169      35,826       22.9     18.3


(1) Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government's accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2005 and to reflect changes in underlying data.

(2) Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation and other taxpayer-supported Crown corporations and loan guarantee provisions.

(3) Includes commercial Crown corporations and agencies and, beginning in 1995/96, funds held under the province's warehouse borrowing program.


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                         99
--------------------------------------------------------------------------------

TABLE A2.25  PROVINCIAL TAXES (AS OF JUNE 2005)

-----------------------------------------------------------------------------------------------------------------------------------
Type and
Statute Reference       Tax Base              Tax Rate                        Characteristics and Exemptions
-----------------------------------------------------------------------------------------------------------------------------------
Income--                Taxable Income        13.5% of taxable income         The Canada Revenue Agency administers BC's personal
INCOME TAX ACT          (1) Corporate.        (small business rate: 4.5%).    and corporate taxes under an agreement between the
                                                                              province and the federal government.

                                                                              Corporate tax credits include the scientific
                                                                              research and experimental development tax credit,
                                                                              book publishing tax credit and the film tax
                                                                              credit. In addition, the political contributions
                                                                              tax credit, royalty tax credit, the mining
                                                                              exploration tax credit, logging tax credit and
                                                                              venture capital tax credits are available to both
                                                                              individuals and corporations.
-----------------------------------------------------------------------------------------------------------------------------------
                        (2) Personal.         Tax rates of 6.05%, 9.15%,      BC provides a set of non-refundable credits equivalent
                                              11.7%, 13.7% and 14.7%          to all federal non-refundable credits.
                                              corresponding to tax brackets
                                              of up to $33,061, $ 33,061 to   BC Family Bonus and BC Earned Income Benefit are
                                              $66,123, $66,123 to $75,917,    combined with the federal government's Canada Child
                                              $75,917 to $92,185 and over     Tax Benefit in a single monthly payment to families.
                                              $92,185.                        Tax credits for claims against personal income taxes
                                                                              include the refundable sales tax credit, mining
                                                                              flow-through share tax credit and employee venture
                                                                              capital tax credits.
-----------------------------------------------------------------------------------------------------------------------------------
Capital--               Net BC paid-up        Banks, trust companies and      Associated groups of corporations with net paid-up
CORPORATION             capital.              credit unions with net paid-up  capital of less than $10 million are exempt from the
CAPITAL TAX ACT                               capital: greater than           tax. The tax rate is phased in for corporations with
                                              $1 billion--3%; $1 billion      net British Columbia paid-up capital between
                                              or less or headquartered in     $10 million and $10.25 million. There is a special
                                              British Columbia 1%.            flat fee for corporations above the exemption
                                                                              threshold but with net paid-up capital
                                                                              allocated to British Columbia below the threshold.
-----------------------------------------------------------------------------------------------------------------------------------
Real Property           Fair market value     1% on the first $200,000 of     Exemptions include: transfers of principal residences,
Transfers--             of property or        value transferred and 2% on     recreational residences and family farms to related
PROPERTY                interest in           amounts in excess of $200,000.  individuals; transfers of property between spouses
TRANSFER                property                                              pursuant to written separation agreements or court
TAX ACT                 transferred for                                       orders; transfers of property to local governments,
                        presold strata                                        registered charities and educational institutions;
                        units purchased at                                    transfers of property to veterans under the
                        arm's length,                                         VETERANS' LAND ACT (Canada); transfers of land
                        total consideration                                   to be protected, preserved, conserved or kept in a
                        for the strata                                        natural state; and transfers of leases less than
                        unit.                                                 31 years in duration. A number of technical
                                                                              exemptions are also provided. Eligible first time
                                                                              home-buyers are exempt from tax on transfers of
                                                                              eligible properties.
-----------------------------------------------------------------------------------------------------------------------------------
Retail Sales--          Purchase and lease    General rate is 7%.             Collected through vendors and lessors registered
SOCIAL SERVICE          price of              Liquor 10%.                     under the act and paid by purchasers and lessees.
TAX ACT                 tangible personal     Passenger vehicles:             The exemptions generally fall into four categories:
                        property, repair        under $49,000--7%;            (1) items considered to be basic necessities of life
                        labour and              $49,000 to $50,000--8%;       such as food and prescription and non-prescription
                        legal services.         $50,000 to $51,000--9%;       drugs; (2) specified inputs for certain sectors to
                                                over $51,000--10%.            enhance competitiveness such as the exemption for
                                                                              machinery and equipment used in manufacturing and in
                                                                              the natural resource industries and the exemption of
                                                                              specified equipment used by BONA FIDE farmers, fishers
                                                                              and aquaculturists; (3) safety-related equipment
                                                                              designed to be worn by a worker, such as high-
                                                                              visibility vests and steel-toed boots, and specified
                                                                              general safety equipment such as life jackets;
                                                                              (4) energy conservation materials and equipment such
                                                                              as insulation material for buildings, and eligible
                                                                              wind, solar and micro-hydro equipment.
-----------------------------------------------------------------------------------------------------------------------------------
Accommodation--         Purchase price of     8%. Local governments may       Exemptions include accommodation rented for a period
HOTEL ROOM              accommodation.        apply to have the province      in excess of two months; lodging provided in hospitals
TAX ACT                                       levy an additional tax of       and nursing homes; lodging supplied to employees by
                                              up to 2% on their behalf.       employers; lodging in industrial camps; lodging on
                                                                              ships or trains; hotel rooms not used for
                                                                              accommodation; charges of $20 or less per day;
                                                                              charitable institutions; trailer parks and campsites;
                                                                              cabins without utilities and other amenities; and
                                                                              establishments with accommodation for less than
                                                                              four tenants.
-----------------------------------------------------------------------------------------------------------------------------------


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


100                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.25  PROVINCIAL TAXES (AS OF JUNE 2005) -- Continued

-----------------------------------------------------------------------------------------------------------------------------------
Tobacco--               By cigarette, cigar   17.9 cents per cigarette and
TOBACCO TAX ACT         retail price, and     tobacco stick; 77% of retail
                        weight on other       price on cigars to a maximum
                        tobacco products.     tax of $5 per cigar; 17.9 cents
                                              per gram of loose tobacco.
-----------------------------------------------------------------------------------------------------------------------------------
Motor Fuel--                                                                  Tax generally applies to all fuels used in internal
MOTOR FUEL TAX                                                                combustion engines. Qualifying persons with
ACT                                                                           disabilities who own or lease a vehicle are
                                                                              entitled to refunds of provincial tax paid up to an
                                                                              annual maximum of $500. In the Vancouver Regional
                                                                              Transit service area the province collects an
                                                                              additional 6 cents per litre tax on clear gasoline and
                                                                              motive fuel on behalf of TRANSLINK to help fund
                                                                              regional public and private transportation system
                                                                              costs. In the Victoria Regional Transit service area
                                                                              the province collects an additional 2.5 cents per
                                                                              litre on behalf of BC Transit to help fund the public
                                                                              transit system.

                        Clear gasoline        14.5 cents per litre. Includes
                        (unleaded gasoline    6.75 cents per litre collected
                        only).                on behalf of the BC
                                              Transportation Financing
                                              Authority. Of the tax
                                              collected in the Greater
                                              Vancouver Regional District,
                                              6 cents is collected on behalf
                                              of TRANSLINK.

                        Motive fuel.          15.0 cents per litre. Includes  Tax applies to diesel fuel or a combination of
                                              6.75 cents per litre collected  fuels including diesel fuels, but does not include
                                              on behalf of the BC             alternative motor fuels or coloured fuels. Refunds of
                                              Transportation Financing        0.5 cents per litre are available for motive fuel used
                                              Authority. Of the tax           in private passenger vehicles.
                                              collected in the Greater
                                              Vancouver Regional District,
                                              6 cents is collected on behalf
                                              of TRANSLINK.

                        Alternative motor     Propane 2.7 cents per litre.    Natural gas and 85% methanol blends are exempt from
                        fuels.                                                tax.
                                                                              Ethanol is exempt from tax when blended with gasoline
                                                                              or diesel fuel if the ethanol portion is at least 5%
                                                                              but less than 25%. Biodiesel is exempt from tax when
                                                                              blended with diesel fuel if the biodiesel portion is
                                                                              at least 5% and not more than 50%.

                        Coloured fuel,        3 cents per litre.              Coloured fuel may only be used for specified primary
                        marine diesel fuel.                                   production and industrial uses. BONA FIDE farmers are
                                                                              exempt from paying the tax when fuel is used for
                                                                              farming purposes.

                        Locomotive fuel.      3 cents per litre.              Tax applies to fuel specifically for use in
                                                                              locomotives.

                        Jet and aviation      2 cents per litre.              Jet fuel tax applies to fuel produced specifically
                        fuel.                                                 for use in a turbine aircraft engine.
                                                                              Aviation fuel tax applies to fuel produced
                                                                              specifically for use in a non-turbine aircraft engine.

                        Natural gas used      7% of price if purchased.       Tax applies to natural gas used in stationary engines
                        in stationary         1.1 cents per 810.32 litres     other than pipeline compressors.
                        engines.              if used but not purchased.

                        Natural gas used in   1.9 cents per 810.32 litres.    Tax applies to natural gas used in a stationary engine
                        pipeline compressors                                  at a pipeline compressor station.
                        to transmit
                        marketable gas.

                        Natural gas used in   Exempt
                        pipeline compressors
                        to extract and
                        transmit raw gas
                        from wells to
                        processing plants.

                        Natural gas used in   Exempt.
                        compressors to
                        re-inject sour
                        gas into depleted
                        wells.
-----------------------------------------------------------------------------------------------------------------------------------
                        Marine bunker.        Exempt                          Exemption applies to bunker fuel, or a combination
                                                                              of bunker and other fuels used as fuel in a ship.

                        Marine gas oil.       Exempt                          Exemption applies to marine gas oil when used
                                                                              in primary gas turbine engines to propel
                                                                              passenger and cargo vessels.
-----------------------------------------------------------------------------------------------------------------------------------


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                        APPENDIX 2 - FINANCIAL REVIEW                        101
--------------------------------------------------------------------------------

TABLE A2.25  PROVINCIAL TAXES (AS OF JUNE 2005) -- Continued

-----------------------------------------------------------------------------------------------------------------------------------
Natural resources      Net income from        10% (fully recoverable          Net income from logging after deducting non-forestry
--LOGGING TAX          logging in BC.         against federal and             income and a processing allowance.
ACT                                           provincial corporation
                                              and personal income tax).
-----------------------------------------------------------------------------------------------------------------------------------
--MINERAL LAND         Assessed value of      Undesignated mineral land--     Rates of tax set on sliding scale, dependent on size
  TAX ACT              freehold mineral       $1.25 to $4.94 per hectare.     and designation of land.
                       land and production    Designated production areas
                       areas.                 --$4.94 per hectare.

--MINERAL TAX          Cash flow from         2% of net current proceeds      Tax calculated on a mine-by-mine basis. NCP tax paid
  ACT                  individual metal       (NCP). 13% of net revenue       on current operating cash flow until all current and
                       and coal mines         (NR).                           capital costs, plus any investment allowance, are
                       (other than placer                                     recovered. NR tax paid thereafter on cumulative
                       gold mines).                                           cash flow. NCP tax creditable against NR tax.

                       Volume of production   $0.15 per tonne removed         An operator may deduct 25,000 tonnes from the total
                       of limestone,          from all quarries operated.     number of tonnes removed from all quarries operated
                       dolomite, marble,                                      by that operator. However the amount deducted from
                       shale, clay,                                           any one quarry by all operators of that quarry must
                       volcanic ash,                                          not exceed 25,000 tonnes.
                       diatomaceous earth,
                       sandstone, quartzite
                       and dimension stone.

                       Value of minerals      0.5% of value of minerals
                       sold by placer         sold.
                       gold mines.
-----------------------------------------------------------------------------------------------------------------------------------
Insurance--            Direct premiums        4.4% for vehicle and property   Exemptions--benefit societies; mutual corporations
INSURANCE              written.               insurance; 2% for life,         with 50% of income from farm or 100% from religious,
PREMIUM TAX ACT                               sickness, personal accident     educational or charitable institutions; marine,
                                              and loss of salary and wages    except pleasure craft; approved medical or
                                              insurance and 4 percent for     hospitalization plans.
                                              other insurance.
-----------------------------------------------------------------------------------------------------------------------------------
Real property--        Assessed value of       Rates are set annually as a    Some exemptions apply under various statutes.
TAXATION (RURAL        land and improvements   percentage of assessed value.
AREA) ACT              in rural areas          For residential properties the
                       (outside                rates are set to increase
                       municipalities).        average residential rural
                       Assessment determined   taxes by the rate of inflation.
                       under the ASSESSMENT    For 2005, the rates are set so
                       ACT.                    that total non-residential rural
                                               tax revenues increase by
                                               inflation plus new construction.
                                               For 2005, the rates are 0.05%
                                               for farms and managed forest
                                               land; 0.081% for residential;
                                               0.164% for recreational
                                               property/non-profit
                                               organizations; 0.36% for light
                                               industry, business and other
                                               property not contained in any
                                               other class; 0.418% for
                                               utilities; 0.45% for major
                                               industry.
-----------------------------------------------------------------------------------------------------------------------------------
Residential            Assessed value of       Rates are set annually to      Basic rates are calculated using a formula to moderate
school tax--           residential land        increase average gross         effects of varying average assessments on school
SCHOOL ACT             and improvements.       residential taxes by the       district taxes. School districts may levy additional
                       Assessment determined   rate of inflation. The rates   tax if authorized by local referendum. Amendments
                       under the               vary by school district.       to the School Act in 2002 allow the Minister of
                       ASSESSMENT ACT.         For 2005 rates range from      Finance to apply different tax rates within a school
                                               about 0.189% to 0.9%;          district. Tofino is the only municipality with a
                                               weighted average 0.28%.        rate that differs from the rest of the school
                                                                              district.
-----------------------------------------------------------------------------------------------------------------------------------
Non-residential        Assessed value of       Rates are set annually. For    Some exemptions apply under various statutes.
school tax--           non-residential land    2005, the rates are set so
SCHOOL ACT             and improvements.       that total non-residential
                       Assessment determined   schooltax revenues increase
                       under the ASSESSMENT    by inflation plus new
                       ACT.                    construction. For 2005 the
                                               rates are 0.45% for recreational
                                               property/non-profit
                                               organizations; 0.23% for managed
                                               forest land; 0.68% for farms;
                                               0.96% for light industry,
                                               business and other property not
                                               contained in any other class;
                                               1.25% for major industry; 1.49%
                                               for utilities.
-----------------------------------------------------------------------------------------------------------------------------------


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

102                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.26  INTERPROVINCIAL COMPARISONS OF TAX RATES - 2005
              (RATES KNOWN AS OF JUNE 30, 2005)(1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Prince
                                   British             Saskat-                                  New      Nova    Edward     New-
        Tax                      Columbia(2)  Alberta  chewan   Manitoba  Ontario   Quebec   Brunswick  Scotia   Island  foundland
-----------------------------------------------------------------------------------------------------------------------------------
Corporation income tax
(per cent of taxable income)(3)
  General Rate .....................  13.5     11.5       17       15         14    8.9/16.25    13        16        16      14
  Manufacturing Rate ...............  13.5     11.5       10       15         12       8.9       13        16        7.5      5
  Small Business Rate ..............   4.5       3         5        5        5.5       8.9      2.5         5        7.5      5
  Small Business Threshold
    ($000s) ........................   400      400       300      400       400       n/a      425       300        300     300

Corporation Capital Tax(4)
  Non-financial ....................   NIL      NIL       .6      .3/.5      .3        .6        .3     .25/.5       NIL     NIL
  Financial ........................ 1.0/3.0    NIL    .7/3.25     3.0     .6/.72/.9   1.2      3.0       3.0        3.0     4.0

Health Care Premiums(5)
  Individual/family ................  54/108   44/88     NIL       NIL       NIL       NIL      NIL       NIL        NIL     NIL

Payroll tax(6) (per cent) ..........   NIL      NIL      NIL      2.15       1.95     4.26      NIL       NIL        NIL     2.0

Insurance premium tax
(per cent)(7) ......................  2-4.4     2-3      3-4      2-3       2-3.5      2-3      2-3       3-4        3.5     4

Fuel tax (cents per litre)
  Gasoline(8) ......................  14.5      9.0     15.0     11.5        14.7     19.2     14.5      15.5       20.0    16.5
  Diesel ...........................  15.0      9.0     15.0     10.9        14.3     20.2     16.9      15.4       20.0    16.5

Sales tax (per cent)
  General rate .....................    7       NIL       7       7            8       7.5       8        8         10       8
  Liquor ...........................   10       NIL      10       7           12       7.5       8        8         37.5     8
  Meals ............................   NIL      NIL      NIL      7            8       7.5       8        8         10       8
  Accommodation ....................    8        5        7       7            5       7.5       8        8         10       8

Tobacco tax (dollars per
carton of 200 cigarettes)(9) .......  35.80    32.00    39.20   39.90       23.45     20.60    28.10    36.30     34.90    37.30
-----------------------------------------------------------------------------------------------------------------------------------

(1) Rates shown are those known as of June 30, 2005 and that are in effect for 2005.

(2)  British Columbia rates are those announced in the February 15, 2005 Budget.

(3) Manitoba has announced a reduction in its small business rate to 4.5 per cent and its general rate to 14.5 per cent in 2006. New Brunswick's small business rate is reduced to 2 percent and the small business threshold is increased to $450,000 effective July 1, 2005; to 1.5 percent and the small business threshold is increased to $475,000 effective July 1, 2006; and to 1 percent and the small business threshold is increased to $500,000 effective July 1, 2007.

(4) Ontario has a deduction of $7.5 million for all corporations; Manitoba has a $5 million deduction and the higher rate applies to corporations with taxable capital in excess of $10 million; Saskatchewan has a $10 million deduction; Quebec has a $600,000 deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions.

(5) British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families.

(6) Provinces with payroll taxes provide payroll tax relief for small businesses.

(7) The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(8) Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority. The rates do not include regional taxes. The Quebec and Prince Edward Island rates include estimated sales tax.

(9)  Includes estimated provincial sales tax where applicable.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                         APPENDIX 2 - FINANCIAL REVIEW                       103
--------------------------------------------------------------------------------

TABLE A2.27  SUMMARY OF MAJOR TAX CHANGES ANNOUNCED IN 2005

-------------------------------------------------------------------------------
INCOME TAX ACT

o The BC Tax Reduction, a non-refundable personal income tax credit, was introduced effective January 1, 2005.

o  The Mining Exploration Tax Credit was extended to 2016.

o The Film Incentive BC tax credit was increased to 30 per cent from 20 per cent and the Production Services Tax Credit is increased to 18 per cent from 11 per cent.

o The corporate income tax small business threshold was increased to $400,000 from $300,000 effective January 1, 2005.


MEDICARE PROTECTION ACT

o  The Medical Services Plan Premium Assistance program is enhanced.


SOCIAL SERVICE TAX ACT


o The provincial sales tax rate was reduced to 7 per cent from 7.5 per cent effective October 21, 2004.

o Effective February 16, 2005, tax refunds for alternative fuel vehicles were enhanced and converted to point of sale tax reductions. The increased tax reduction for hybrid passenger vehicles was phased out over 2 years beginning on April 1, 2008.

o A time limited exemption for energy efficient ENERGY STAR Qualified residential furnaces, boilers and air and ground source heat pumps was introduced.

o  The passenger vehicle surtax threshold was increased to $49,000 from $47,000.

INSURANCE PREMIUM TAX ACT

o A tax exemption for health care insurance premiums received by non-profit extra-provincial health insurance corporations for medical service and health care plans contracted with BC residents was introduced retroactive to January 1, 1997.

HOME OWNER GRANT ACT

o The threshold value at which the home owner grant begins to be phased out was increased to $685,000 from $585,000 beginning in the 2005 tax year. The rate at which the grant is phased out was reduced to $5 from $10 for each $1,000 of assessed value above the threshold.

SCHOOL TAX ACT

o Effective for 2005, the government introduced an exemption from school tax for specified improvements of eligible hydroelectric projects that began production after December 31, 2001. Eligible projects are run-of-river projects that have a long-term contract to sell energy to BC Hydro signed before January 1, 2005 and hydroelectric power projects that have EcoLogoTM certification under the Government of Canada's Environmental ChoiceTM program.

PROPERTY TRANSFER TAX ACT

o Effective for registrations after February 15, 2005, the fair market value threshold for eligible residential property under the First-Time Home Buyers' program was increased to $325,000 from $275,000 in the Greater Vancouver Regional District, the Capital Regional District and the Fraser Valley Regional District and to $265,000 from $225,000 in the rest of the province.


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

                                 APPENDIX 3
                                 CONSTITUTIONAL
                                 FRAMEWORK


--------------------------------------------------------------------------------
                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005

106                     APPENDIX 3 - CONSTITUTIONAL FRAMEWORK
--------------------------------------------------------------------------------

CONSTITUTIONAL FRAMEWORK

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled Crown colonies, one on Vancouver Island and a second on the mainland. In 1866, the UNION PROCLAMATION joined these two colonies to form the Crown Colony of British Columbia, and on July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the BRITISH NORTH AMERICA ACT, 1867 (BNA ACT), a statute of the British parliament. Until 1982, the BNA ACT defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA ACT was renamed the CONSTITUTION ACT, 1867 and its amendments were incorporated into the CONSTITUTION ACT, 1982. The CONSTITUTION ACT, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the CANADA ACT, 1982. With the passage of the CANADA ACT, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

PROVINCIAL GOVERNMENT

BC's government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

LEGISLATURE

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 79 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province's affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government's business.

The legislature operates on a fixed schedule - the second Tuesday in February each year is reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.


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                      APPENDIX 3 - CONSTITUTIONAL FRAMEWORK                  107
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EXECUTIVE

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen's representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council's advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

JUDICIARY

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as "common law," and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC's judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas


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of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

PROVINCIAL GOVERNMENT JURISDICTION

Under Canada's constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.


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                 2005 FINANCIAL AND ECONOMIC REVIEW - JULY 2005